Exhibit 99.1
ACQUISITION AGREEMENT
by and among
Inverness Medical Innovations, Inc.,
ACON Laboratories, Inc.,
AZURE Institute, Inc.,
Oakville Hong Kong Co., Ltd.,
ACON Biotech (Hangzhou) Co., Ltd.,
and
Karsson Overseas Ltd.
March 16, 2009

TABLE OF CONTENTS

Section 1.	PURCHASE AND SALE OF THE BUSINESS	3

1.1	Sale of Assets	3

1.2	Assumed Liabilities	5

1.3	Closing	5

1.4	Transfer of Transferred Assets	6

1.5	Delivery of Records and Contracts	6

1.6	Right to Use	7

1.7	Required Licenses	7

1.8	Beneficial Ownership of and Title to Certain Transferred Assets	8

1.9	Existing Supply Arrangement	8

Section 2.	PROVISIONS GOVERNING PURCHASE AND SALE OF THE BUSINESS	8

2.1	Excluded Assets	8

2.2	[Reserved]	11

2.3	Excluded Liabilities	11

2.4	Further Assurances	12

2.5	Procedures for Assets not Transferable	12

2.6	Sales and Transfer Taxes	13

2.7	Withholding	13

2.8	Governmental Filings and Consents	14

2.9	PRC Acquisition Agreements	16

Section 3.	PURCHASE PRICE	16

3.1	Purchase Price	16

3.2	Allocation of Purchase Price	17

3.3	Certain Adjustments	17

3.4	Fractional Shares of Common Stock	22

3.5	Buyer Default	22

Section 4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES	22

4.1	Organization and Qualifications of the Seller Entities	23

4.2	Authority of Seller Entities	23

(i)

4.3	Title to Properties; Liens; Condition of Properties	24

4.4	Financial Statements; Undisclosed Liabilities	25

4.5	Receivables	26

4.6	Taxes	26

4.7	Absence of Certain Changes	27

4.8	Intellectual Property	29

4.9	Material Contracts	33

4.10	Litigation	34

4.11	Compliance with Laws	35

4.12	Insurance	35

4.13	Product Liability	35

4.14	Finder’s Fees	35

4.15	Permits; Burdensome Agreements	35

4.16	Distribution Matters	36

4.17	Employee Benefit Programs	36

4.18	Environmental Matters	36

4.19	Employment Provisions	37

4.20	Customers, Distributors and Suppliers	38

4.21	Certain Regulatory Matters	38

4.22	Certain Business Practices	40

4.23	Investment Representation	40

4.24	Buyer Common Stock Ownership	41

Section 5.	REPRESENTATIONS AND WARRANTIES OF THE PARENT	41

5.1	Organization and Qualifications of the Parent	41

5.2	Authority of the Parent	41

5.3	Ownership of Subsidiaries; Business Entities	42

Section 6.	COVENANTS OF THE SELLER ENTITIES	42

6.1	Cooperation	42

6.2	Conduct of Business	43

6.3	Access	45

6.4	Financial Statements and Information	46

6.5	NonSolicitation	48

6.6	Confidentiality	48

(ii)

6.7	Employee Matters	48

6.8	Books and Records	53

6.9	Buyer Securities	53

6.10	Intellectual Property Matters	53

6.11	Retained Rights	55

6.12	Seller Product Registrations	55

Section 7.	COVENANTS OF THE PARENT	56

7.1	Performance and Compliance	56

Section 8.	REPRESENTATIONS AND WARRANTIES OF BUYER	56

8.1	Organization	56

8.2	Authority	56

8.3	Litigation	57

8.4	Finder’s Fees	57

8.5	Capitalization; Buyer Common Stock	57

8.6	Securities Matters; Financial Statements	58

8.7	Credit Agreements	59

Section 9.	COVENANTS OF BUYER	60

9.1	Cooperation by Buyer	60

9.2	Books and Records	60

9.3	Further Assurances	60

9.4	Confidentiality	60

9.5	NonSolicitation	60

9.6	Financing	61

9.7	Buyer Nominee Capitalization	61

9.8	SEC Relief; Financial Matters	62

9.9	Receivables Matters	62

9.10	Compensation and Employee Benefit Matters	62

Section 10.	CONDITIONS TO CLOSING	64

10.1	Conditions to Buyer’s Obligations	64

10.2	Conditions to the Seller Entities’ Obligations	68

10.3	Conditions to Each Parties’ Obligations	69

Section 11.	TERMINATION PRIOR TO CLOSING	70

11.1	Termination	70

(iii)

11.2	Notice and Effect of Termination	71

11.3	Effect on Obligations	72

11.4	Right to Proceed	73

Section 12.	CHANGE IN CONTROL	73

12.1	Change of Control	73

12.2	Payment Subsequent to Change of Control	73

Section 13.	INDEMNIFICATION	73

13.1	Indemnification by the Seller Entities	73

13.2	Limitations on Indemnification	75

13.3	Indemnification by Buyer	76

13.4	Time Limitations on Indemnification by Buyer	76

13.5	Notice; Defense of Claims	77

13.6	Survival of Representations, Warranties and Covenants	78

13.7	Set-Off	78

13.8	Subrogation	79

13.9	Exclusivity	79

13.10	Calculation of Losses	79

Section 14.	MISCELLANEOUS	80

14.1	Law Governing	80

14.2	Maximum Rate	80

14.3	Bulk Sales Waiver	80

14.4	Notices	80

14.5	Entire Agreement	81

14.6	Assignability	81

14.7	Publicity and Disclosures	82

14.8	Captions and Gender	82

14.9	Monetary Amounts	82

14.10	Certain Definitions	83

14.11	Execution in Counterparts	83

14.12	Amendments; Waivers	83

14.13	Dispute Resolution	84

14.14	Fees and Expenses	86

14.15	Equitable Relief	86

(iv)

14.16	Further Assurances	86

14.17	Second Territory Letter Agreement	86

(v)

TABLE OF DEFINITIONS

Definition	Section
ABON	Recitals
ABON Acquisition Agreement	Recitals
ABON Facility	Recitals
Accountants	3.3(b)(i)
ACON	Preamble
ACON Bio	Preamble
ACON Copyrights	4.8(b)
ACON In-Licensed Intellectual Property Assets	4.8(c)(i)
ACON Intellectual Property Assets	4.8(a)(i)
ACON Labs	Preamble
ACON Marks	4.8(b)
ACON Patents	4.8(b)
ACON Trade Secrets	4.8(c)(viii)
Affiliate	14.10(a)
Agreement	Preamble
Amended and Restated ACON License	10.1(k)
Amended and Restated Investor Rights Agreement	3.1(e)
Amendments to Non-Competition Agreements	10.1(n)
Ancillary Agreements	4.2
Anti-Monopoly Authority	2.8(b)(ii)
Approvals	4.15
Assigned ACON Intellectual Property Assets	4.8(a)(ii)
Assignment and Assumption Agreement	10.1(g)
Assumed Liability	1.2
Assumed Orders	1.1(f)
Assumed Payables	1.2
Audit Accountants	3.3(a)
Azure	Preamble
Base Balance Sheet	4.4(a)
Basket	13.2(b)
Business	Recitals
Buyer	Preamble
Buyer Financial Statements	8.6(b)
Buyer Indemnifiable Losses	13.1
Buyer Indemnified Party	13.1
Buyer Intellectual Property Assets	4.8(a)(iv)
Buyer Material Adverse Effect	8.3
Buyer Nominee	Recitals
Buyer SEC Documents	8.6(a)
Change of Control	12.1
China	Preamble
Claim Notice	13.5(a)
Closing	1.3
Closing Date	1.3

(1)

Definition	Section
Closing Statement	3.3(b)(i)
Code	2.7
Common Stock	3.1(a)
Consequential Damages	13.1
control	14.10(b)
Copyrights	4.8(a)(v)(C)
Credit Agreements	8.7
Critical Employee	6.7(h)
Customers and Distributors	4.20
Defense Notice	13.5(b)
Dispute Notice	3.3(b)(i)
Dual Use Contracts	2.1(a)(v)
Employee Plans	4.17(a)
Eligible Employees	6.7(a)
Environmental Law	4.18
Exchange Act	6.4(a)
Excluded Assets	2.1(a)
Excluded Businesses	2.1(a)(ii)
Excluded Contract	2.1(a)(v)
Excluded Liabilities	2.3(a)
Existing Facility	2.1(a)(xiii)
Final Closing Statement	3.3(b)(i)
Final Purchase Price Statements	3.3(a)
Financial Schedules	4.4(a)
Financial Statements	4.4(a)
Financing	9.6
First Subsequent Payment Date	3.1(b)(i)
FTNF Acquisition Agreement	Recitals
GAAP	3.1(f)(i)
Genclonn	Recitals
Governmental Authority	4.6(a)(ii)
Governmental Filings and Consents	6.1
Historical Financial Information	6.4(a)
HSR Act	3.1(e)
ICDR	14.13
IM Beijing	Recitals
IM Beijing Acquisition Agreement	Recitals
Inbound Licenses	4.8(c)(i)
Indemnification Cut-Off Date	13.2(d)
Indemnified Party	13.8
Indemnitor	13.8
Initial Payment	3.1(a)
Intellectual Property Assets	4.8(a)(v)
International Supply and Distribution Agreement	10.1(i)
Laws	4.11
Letter Agreement	3.1(f)(iii)(C)

(2)

Definition	Section
Licenses	4.8(e)
Liens	1.4(a)
Loss	13.1
Management Team	4
Manufacturing Capability	Recitals
Manufacturing License	Recitals
Marks	4.8(a)(v)(B)
Material Adverse Effect	4.1
Material Contract	4.9
Maximum Rate	14.2
Medical Device or Pharmaceutical	4.21(a)
Meeting Date	2.8(b)(iii)
Notices of Patent License Assignment	10.1(j)
Oakville	Preamble
Ordinary Course of Business	4.4(c)
Outbound Licenses	4.8(e)
Parent	Preamble
Parent Organizational Documents	5.1
Patents	4.8(a)(v)(A)
Patent Assignment	10.1(j)
Permitted Liens	1.4(b)
Permitted Representatives	2.8(b)(i)
Person	14.10(c)
Phase 1 Eligible Employees	6.7(a)
Phase 2 Eligible Employees	6.7(a)
Potential Phase 1 Transferred Employees	6.7(b)(i)
Potential Phase 2 Transferred Employees	6.7(b)(ii)
Potential Transferred Employees	6.7(b)(ii)
PRC	Preamble
PRC Acquisition Agreements	Recitals
PRC Anti-Monopoly Filing	2.8(b)(i)
PRC Supply and Distribution Agreement	10.1(i)
Pre-Closing Period	2.1(b)
Pre-Tax Profit	3.1(f)(iii)
Product Registrations	Recitals
Products	Recitals
Pro Forma Information	6.4(b)
Purchase Price	3.1(f)(i)
Purchase Price Determination Period	3.1(f)(ii)
Purchase Price Financial Statements	6.4(d)
Reagents	4.8(f)
Receivables	1.1(d)
Reference Price	3.1(d)
Representation, Warranty and Covenant Cap	13.2(a)
Representation, Warranty and Covenant Losses	13.2(a)
Required Consents	4.2

(3)

Definition	Section
Required Information	6.4(b)
Required Licenses	1.7
Retained ACON Intellectual Property Assets	4.8(a)(iii)
Retained Books and Records	6.8(a)
Retained Rights	Recitals
Revenue	3.1(f)(ii)
Revenues Information	2.8(b)(i)
Rights to Use	Recitals
SEC	4.23(b)
Second Subsequent Payment Date	3.1(b)(ii)
Second Territory Letter Agreement	Recitals
Securities Act	4.23(a)
Seller Contract	2.1(b)
Seller Entities	Preamble
Seller Indemnifiable Losses	13.3
Seller Indemnified Party	13.3
Seller Manufacturing Licenses	Recitals
Seller Organizational Documents	4.1
Seller Product Registrations	Recitals
SFDA	Recitals
SFDA Registration Regulations	4.21(a)
Social Security Act	4.21(e)
SOL Representations	13.6
SOX	8.6(c)
Start Date	6.7(e)
Subsequent Financing	3.1(a)(iii)
Subsequent Payment Date	3.1(b)(ii)
Subsequent Payments	3.1(b)
Subsequent Transfer Date	6.7(b)(ii)
Subsidiary	14.10(d)
Supplemental Confidentiality Agreement	2.8(b)(i)
Suppliers	4.20
Supply and Distribution Agreements	10.1(i)
T1/T2 Letter Agreement	3.1(f)(ii)
Target Working Capital Amount	3.3(b)(ii)
Taxes	4.6(b)
Tax Return	4.6(c)
Termination Fee	11.2(b)
Territory	Recitals
Third Party Agreements	Recitals
Third Party Intellectual Property Assets	4.8(c)(iv)
Trademark Assignment	10.1(j)
Trade Secrets	4.8(a)(v)(D)
Transaction Documents	4.2
Transferred Assets	1.1
Transferred Books and Records	9.2(a)

(4)

Definition	Section
Transferred Contracts	1.1(e)
Transferred Employee	6.7(e)
Transferred Manufacturing Contracts	1.1(e)
Transition Services Agreement	10.1(l)
Voting Stock	14.10(e)
VWAP	3.1(d)
WFOE	Preamble
Working Capital	3.3(b)(iii)
Working Capital Shortfall	3.3(b)(ii)
Working Capital Surplus	3.3(b)(ii)

(5)

SCHEDULES AND EXHIBITS

Schedules

Schedule A	-	Lateral Flow Immunoassay Products
Schedule B	-	Third Party Agreements
Schedule 1.1(a)	-	R&D Assets at Existing Facility and Genclonn
Schedule 1.4(b)	-	Permitted Liens
Schedule 1.8	-	Transferred Assets Subject to Retained Rights
Schedule 1.9	-	Existing Supply Arrangement
Schedule 2.1(a)(v)	-	Dual Use Contracts; Excluded Contracts
Schedule 3.2	-	Allocation of Purchase Price
Schedule 4.0	-	Seller Entities “Knowledge” Personnel
Schedule 4.2	-	Seller Entities Required Consents
Schedule 4.3(a)	-	Tangible Transferred Assets; Liens
Schedule 4.3(b)	-	Transferred Assets; Conditions
Schedule 4.4(a)	-	Financial Statements and Financial Schedules
Schedule 4.4(b)	-	Financial Statements and Financial Schedules; Exceptions
Schedule 4.6	-	Tax Returns
Schedule 4.7	-	Absence of Certain Changes
Schedule 4.8(b)	-	ACON Intellectual Property
Schedule 4.8(c)	-	Intellectual Property Assets Not Owned
Schedule 4.8(d)	-	Licenses Received
Schedule 4.8(e)	-	Licenses Granted
Schedule 4.8(f)	-	Reagents
Schedule 4.9	-	Material Contracts
Schedule 4.10	-	Litigation
Schedule 4.11	-	Compliance with Laws
Schedule 4.13	-	Product Liability and Warranty Matters
Schedule 4.15	-	Permits; Burdensome Agreements
Schedule 4.16	-	Distribution Matters
Schedule 4.17	-	Employee Benefit Programs
Schedule 4.18	-	Environmental Matters
Schedule 4.19	-	Employees; Labor Matters
Schedule 4.20	-	Customers, Distributors and Suppliers
Schedule 4.21	-	Certain Regulatory Matters
Schedule 5.2	-	Karsson Required Consents
Schedule 6.3(d)	-	Raw Material Suppliers
Schedule 6.7	-	Eligible Employees
Schedule 8.2	-	Buyer Disclosure Schedule
Schedule 10.1(f)	-	Requisite Percentage of Potential Transferred Employees
Schedule 14.5	-	Agreements Not Superseded

(6)

Exhibits

Exhibit A-1	-	Form of ABON Acquisition Agreement
Exhibit A-2	-	Form of IM Beijing Acquisition Agreement
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C-1	-	Form of Opinion of Morrison and Foerster LLP
Exhibit C-2	-	Form of Opinion of Other Counsel to Seller Entities
Exhibit D	-	Form of Amended and Restated Investor Rights Agreement
Exhibit E-1	-	Form of PRC Transitional Supply and Distribution Agreement
Exhibit E-2	-	Form of International Transitional Supply and Distribution Agreement
Exhibit F	-	Reserved
Exhibit G	-	Form of Patent Assignment
Exhibit H	-	Form of Trademark Assignment
Exhibit I	-	Form of Notice of Patent License
Exhibit J	-	Form of Amended and Restated License Agreement
Exhibit K	-	Reserved
Exhibit L	-	Form of Transition Services Agreement
Exhibit M-1	-	Form of Amendment to Non-Competition Agreement (Non-EEA)
Exhibit M-2	-	Form of Amendment to Non-Competition Agreement (EEA)
Exhibit N	-	Form of Opinion of Goodwin Procter LLP

(7)

ACQUISITION AGREEMENT
     THIS ACQUISITION AGREEMENT (this “Agreement”) is entered into as of March 16, 2009 by and among (i) Inverness Medical Innovations, Inc., a Delaware corporation (“Buyer”); (ii) ACON Laboratories, Inc., a California corporation (“ACON Labs”), AZURE Institute, Inc., a California corporation (“Azure”), Oakville Hong Kong Co., Ltd., a Hong Kong company (“Oakville”), and ACON Biotech (Hangzhou) Co., Ltd., a wholly foreign owned enterprise (“WFOE”) established in the People’s Republic of China (“PRC” or “China”) (“ACON Bio”, and together with ACON Labs, Azure and Oakville, “ACON” or the “Seller Entities”); and (iii) Karsson Overseas Ltd., a British Virgin Islands company (“Parent”) and the direct or indirect parent of the Seller Entities and other Affiliates (as defined herein) of the Seller Entities and Parent that are parties to agreements entered into connection with the transactions contemplated hereby. A table of definitions is set forth immediately after this Agreement’s table of contents.
W I T N E S S E T H
     WHEREAS, the Buyer, the Seller Entities, the Parent and certain Affiliates thereof are parties to that certain First Territory and New Facility Acquisition Agreement dated as of February 24, 2006 (the “FTNF Acquisition Agreement”);
     WHEREAS, certain of the parties signatory hereto entered into an agreement as of March 31, 2006, as subsequently amended (the “Second Territory Letter Agreement”), pursuant to which, and subject to the conditions set forth therein, Buyer would agree to purchase from such persons, and such persons would agree to sell, transfer and assign to Buyer, all of their right, title and interest in and to all of the assets, properties, interests and business of researching, developing, manufacturing, distributing, marketing and/or selling lateral flow immunoassay products and all directly related products, including those listed on Schedule A (together with all materials and components of such products), in the world (the “Territory”) to the extent not previously transferred to Buyer (such assets, properties, interests and business, the “Business”, and such materials, components and products, the “Products”);
     WHEREAS, Genclonn Biotech (Hangzhou) Co., Ltd., a WFOE established in the PRC (“Genclonn”), an Affiliate of the Seller Entities, supplies certain Seller Entities with certain biological components and reagents which constitute a part of, or are used in the manufacture, testing and release of, lateral flow immunoassay products;
     WHEREAS, the conditions to the parties’ execution of this Agreement set forth in the Second Territory Letter Agreement have been satisfied or waived and the parties desire to execute and deliver this Agreement;
     WHEREAS, on and after the date hereof the Second Territory Letter Agreement shall be of no further force or effect;
     WHEREAS, ABON Biotech (Hangzhou) Co., Ltd., a wholly-owned subsidiary of Buyer (“ABON”), and certain of the Seller Entities will enter into an Acquisition Agreement in substantially the form attached as Exhibit A-1 hereto pursuant to which ABON will agree to
Confidential Draft
Subject to Mutual Due Diligence

purchase certain assets, properties and rights of the Business in the PRC used in the research, development, manufacturing, testing and release of Products and such Seller Entities will agree to sell, transfer, convey and assign such assets, properties and rights to ABON (the “ABON Acquisition Agreement”);
     WHEREAS, Inverness Medical (Beijing) Co., Ltd., a wholly-owned subsidiary of Buyer (“IM Beijing”), and certain of the Seller Entities will enter into an Acquisition Agreement in substantially the form attached as Exhibit A-2 hereto pursuant to which IM Beijing will agree to purchase certain assets, properties and rights of the Business in the PRC used in the sales, marketing and distribution of Products in the PRC and such Seller Entities will agree to sell, transfer, convey and assign such assets, properties and rights to IM Beijing (the “IM Beijing Acquisition Agreement,” and together with the ABON Acquisition Agreement, the “PRC Acquisition Agreements”);
     WHEREAS, (i) at the Closing (as defined herein), certain manufacturing licenses and product registrations in the Territory may not be transferred by the Seller Entities to Buyer or one or more nominees of Buyer (each, a “Buyer Nominee”), (ii) ABON must apply for and receive certain manufacturing licenses in the PRC to permit ABON to manufacture Products at its manufacturing facility located at Xia Sha, Hangzhou, Zhejiang, China (the “ABON Facility”) for sale in the PRC, including a manufacturing license compliant with the Administrative Regulation on the Registration of Extrinsic Diagnostic Tests, issued by the State Food and Drugs Administration (the “SFDA”) effective June 1, 2007 (the “Manufacturing License”), and (iii) Buyer or Buyer Nominee or their respective designees must apply for and receive certain product registrations to permit Buyer, Buyer Nominee or their respective designees to sell Products in certain jurisdictions in the Territory that will be manufactured by ABON (the “Product Registrations”);
     WHEREAS, the parties desire to provide for Buyer or Buyer Nominee(s) to acquire the Business at the Closing but to permit the Seller Entities to retain (i) the manufacturing license(s) in the PRC held by ACON Bio (the “Seller Manufacturing Licenses”), (ii) the product registrations held by the Seller Entities that permit the Seller Entities or their designee(s) to sell in the Territory Products that are manufactured by ACON Bio (the “Seller Product Registrations”), and (iii) such rights in the assets, properties and interests of the Business (other than Assigned ACON Intellectual Property Assets, the Licenses and the rights in the Retained ACON Intellectual Property Assets (each as defined herein) licensed to Buyer or Buyer Nominee(s)), and with respect to (iii) above, solely to the extent reasonably necessary or useful to permit ACON Bio, Oakville and any other ACON Affiliates to perform their respective obligations under the Supply and Distribution Agreements (as defined herein) (the “Retained Rights”), subject to Buyer’s or Buyer Nominee’s legal and/or beneficial ownership of the Transferred Assets (as defined herein);
     WHEREAS, the Seller Entities shall maintain physical possession and retain the right to use, in the case of tangible assets, and retain the right to use, in the case of intangible assets (collectively, the “Rights to Use”), such assets, properties and interests of the Business (other than Assigned ACON Intellectual Property Assets, the Licenses and the rights in the Retained ACON Intellectual Property Assets licensed to Buyer or Buyer Nominee(s)) that are related to the manufacture, testing, release, sale and distribution of the Products at the Existing Facility (as defined herein) (the “Manufacturing Capability”), solely to the extent reasonably necessary or useful to permit ACON Bio, Oakville and any other ACON Affiliates to perform their respective obligations under the Supply and Distribution Agreements;
     WHEREAS, from and after the Closing, pursuant to the terms of the Supply and Distribution Agreements, ACON Bio shall (i) continue the Manufacturing Capability, (ii) if required under applicable Law, appoint Buyer or Buyer Nominee(s) or their respective designees as its exclusive distributor(s) or sales agent(s) for the sale of the Products, and (iii) manufacture and supply Buyer or Buyer Nominee with Products;
     WHEREAS, the Seller Entities shall use, operate and maintain those assets, properties and interests subject to the Retained Rights and the Rights to Use as set forth herein and in the other Ancillary Agreements (as defined herein) solely for the benefit of Buyer and the Business;
     WHEREAS, pursuant to the Amended and Restated ACON License, Buyer or Buyer Nominee will agree not to bring any claim against the Seller Entities under certain Intellectual Property Assets (as defined herein) assigned or exclusively licensed to Buyer or Buyer Nominee by the Seller Entities for the Business at the Closing as may be required to permit the Seller Entities to perform their obligations under this Agreement and the Ancillary Agreements, including with respect to the Manufacturing Capability; and
     WHEREAS, the Seller Entities and Buyer or Buyer’s subsidiaries have entered into certain agreements as and to the extent necessary to permit certain of the Seller Entities to fulfill their obligations under the agreements set forth on Schedule B attached hereto (the “Third Party Agreements”).
     NOW, THEREFORE, in order to consummate said transactions and in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:
     Section 1. PURCHASE AND SALE OF THE BUSINESS
          1.1 Sale of Assets. Subject to the provisions of this Agreement, including the Retained Rights and the Rights to Use, and except for the Excluded Assets (as defined herein), the Seller Entities shall sell, transfer and assign to Buyer or Buyer Nominee(s), free and clear of any Liens (as defined herein) other than Permitted Liens (as defined herein), all right, title and interest of the Seller Entities in and to all of the assets, properties, interests and business comprising the Business, of every kind and description, tangible and intangible, personal or mixed, wherever located, existing as of the date of this Agreement or acquired through the Closing (collectively, the “Transferred Assets”), including without limitation:
               (a) the research and development equipment and related assets located at the Existing Facility, used primarily in the Business and listed on Schedule 1.1(a);
               (b) all tangible property and assets directly arising out of, relating to or resulting from the Business;

               (c) (i) all goodwill directly arising from, related to or resulting from the Business and (ii) all Assigned ACON Intellectual Property Assets (including, without limitation, all Acon Marks and Acon Patents designated on Schedule 4.8(b) as “Assigned to Buyer”) and Licenses;
               (d) (i) all billed and unbilled accounts receivable, including without limitation, trade accounts receivable, notes receivables, vendor credits, and all other obligations from customers with respect to sales of goods or services, whether or not evidenced by a note, directly arising out of, relating to or resulting from the Business (including those shown on the Financial Statements (as defined herein) that have not been collected in the Ordinary Course of Business (as defined herein)) (collectively, “Receivables”) existing as of the Closing Date (as defined herein), and (ii) in each case, solely to the extent related to an Assumed Liability (as defined herein), all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature;
               (e) the Transferred Contracts, including those Transferred Contracts necessary to perform the Manufacturing Capability (the “Transferred Manufacturing Contracts”). For purposes of this Agreement, “Transferred Contracts” shall mean (i) all Material Contracts, except for Excluded Contracts (each as defined herein), (ii) all other agreements, contracts, understandings or arrangements by which a Seller Entity is bound and which directly arises out of, relates to or results from the Business, and (iii) subject to Section 2.1(b), all Seller Contracts (as defined below);
               (f) to the extent assignable, all unfilled, standing or open customer purchase orders existing at the Closing directly arising out of, relating to or resulting from the Business that arose in the Ordinary Course of Business (the “Assumed Orders”);
               (g) except for the Seller Manufacturing Licenses, the Seller Product Registrations and ACON Bio’s export and similar Approvals (as defined herein), all Approvals directly arising out of, relating to or resulting from the Business to the extent such Approvals are assignable;
               (h) solely to the extent related to an Assumed Liability, (i) all claims (including claims for infringement or misappropriation of ACON Intellectual Property Assets and/or ACON In-Licensed Intellectual Property Assets or rights related thereto included in the Transferred Assets (as defined herein)) and (ii) causes of action of Seller Entities against any other person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller Entities (regardless of whether such rights are currently exercisable) directly relating to the Transferred Assets, the Assumed Liabilities or the Business, arising out of circumstances occurring on or after the Closing; and
               (i) to the extent assignable, all other assets and properties directly arising out of, relating to or resulting from the Business, of every nature whatsoever tangible and intangible, and wherever located, such as any business records, customer lists, customer records, and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, list of sales agents, price lists, engineering drawings, clinical trial data and records, records with respect to production, engineering, product development costs, advertising matter, catalogues, photographs, instruction manuals, sales literature and materials, purchasing materials, media materials, manufacturing and quality control records and procedures, research and development files, design history files, regulatory documents (including documents retained and/or submitted to regulatory agencies), data and laboratory books and media materials and plates, and freedom to operate, non-infringement and validity searches and analyses (excluding any of the foregoing freedom to operate, non-infringement and validity searches and analyses relating to intellectual property rights of Buyer or its Affiliates).
          1.2 Assumed Liabilities. Except to the extent they comprise an Excluded Liability, Buyer shall assume, at the Closing, the following obligations and liabilities (individually an “Assumed Liability” and collectively the “Assumed Liabilities”): (a) the liabilities and obligations of the Seller Entities under the Transferred Contracts (excluding the Transferred Manufacturing Contracts) and the Assumed Orders as and to the extent transferred to Buyer under Sections 1.1(e) and 1.1(f), but only to the extent such obligations: (i) are to be performed after the Closing; (ii) do not arise from or relate to any breach by the Seller Entities of any provision of any of the Transferred Contracts; and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would (and only to the extent they would) constitute or result in a breach by the Seller Entities, Buyer or any of their respective Affiliates of any of the Transferred Contracts; (b) trade accounts payable (except for those arising from purchases of, or otherwise arising from or related to purchases of, inventory, materials, components and the like) and accrued expenses of the Seller Entities (“Assumed Payables”) as and to the extent included in the determination of Working Capital (as defined herein) pursuant to Section 3.3(b) hereof; (c) any current liability of the Business reflected on the Closing Statement (as defined herein) to the extent it remains as a liability of the Business on the Closing Date, is not yet due and payable on such date, and is included in the determination of Working Capital pursuant to Section 3.3(b) hereof; (d) to the extent permitted by applicable Law, all current liabilities arising after the Closing Date directly relating to warranty and product liability claims, rebate programs and returned products directly relating to the Business (subject to Section 2.3(a) below); (e) all liabilities relating to each of the Transferred Employees (as defined below) after their respective Start Dates (as defined herein) with Buyer or its designee; and (f) all liabilities arising out of or directly relating to ownership or operation of the Business or the Transferred Assets after the Closing. Notwithstanding the foregoing, in no event shall Buyer assume any intercompany payable, intercompany accrued expense or other amount owed to any Seller Entity, Parent, Genclonn, the Management Team (as defined herein) or any affiliate of any such entities or persons.
     Except as otherwise provided for in the Transaction Documents (as defined herein), Buyer shall be responsible for all liabilities and obligations arising from, relating to or resulting from the ownership and operation of the Business after the Closing Date.
          1.3 Closing. The closing of the purchase and sale of the Business, subject to the Retained Rights and the Rights to Use (the “Closing”), shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on April 30, 2009 or, if later, the date that is three (3) business days following the satisfaction or waiver of the conditions set forth in Section 10, or at such other place or date as may be fixed by mutual agreement of Buyer and the Seller Entities (the “Closing Date”). The Closing shall be deemed to occur as of the close of business on the Closing Date. The parties hereto agree to use commercially reasonable efforts to cause the Closing in accordance with the terms of this Agreement to occur on April 30, 2009.
          1.4 Transfer of Transferred Assets.
               (a) At the Closing, the Seller Entities shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer all right, title and interest in and to all of the Transferred Assets, subject to the Retained Rights and the Rights to Use. Such instruments of transfer (i) shall be in the form which is usual and customary for transferring the type of property involved under the Laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (iii) shall effectively vest in Buyer good, valid and marketable title in and to all of the Transferred Assets, subject to the Retained Rights and the Rights to Use, free and clear of all mortgages, pledges, security interests, charges, liens, restrictions, easements, covenants, assessments, claims, judgments and encumbrances of any kind (collectively, “Liens”) other than Permitted Liens, and (iv) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Transferred Assets, other than Permitted Liens, as of the Closing Date.
               (b) For purposes of this Agreement, “Permitted Liens” shall mean (i) Liens for Taxes (as defined herein) which are not then delinquent, (ii) Liens set forth on Schedule 1.4(b), (iii) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA), (iv) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Seller Entity is a party as lessee made in the Ordinary Course of Business, (v) inchoate and unperfected workers’, mechanics’, vendors’ or similar liens arising in the Ordinary Course of Business, (vi) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the Ordinary Course of Business so long as such Liens attach only to finished goods inventory, (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Seller Entity is a party, (viii) with respect to any Intellectual Property Asset, all Liens (other than Liens evidencing or securing financial obligations) of any kind evidenced by the documents or other instruments true, correct and complete copies of which were provided to Buyer (other than relating to commercial off-the-shelf computer software having a cost of less than one thousand dollars ($1,000) per seat or license, and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than fifty thousand dollars ($50,000) per year) pursuant to which the Seller Entities or their respective Affiliates acquired their right, title or interest in or to such Intellectual Property Asset, and (ix) Liens which do not, in the aggregate, exceed fifty thousand dollars ($50,000).
          1.5 Delivery of Records and Contracts. At the Closing and subject to the provisions of Section 2.6, the Seller Entities shall deliver (delivery to Buyer at the ABON Facility or to another Buyer Nominee as designated by Buyer shall be deemed delivery) or cause to be delivered to Buyer all of the Transferred Contracts and Assumed Orders to be transferred to Buyer under Sections 1.1(e) and 1.1(f), with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. The Seller Entities shall also deliver (delivery to the ABON Facility or to another Buyer Nominee as designated by

Buyer shall be deemed delivery) or cause to be delivered to Buyer at the Closing or as soon as reasonably practicable thereafter, but in any event within thirty (30) days thereafter unless otherwise agreed to by Buyer and the Seller Entities, or substantially concurrently with the removal of the Transferred Assets, all of the Seller Entities’ business records, books and other data relating to the Business, subject to the Retained Rights and the Rights to Use, and the Seller Entities shall take all requisite steps to put Buyer in actual possession and operating control of the Business of the Seller Entities and their Affiliates, subject to the Retained Rights and the Rights to Use. After the Closing, Buyer shall afford to the Seller Entities and its accountants and attorneys, as may be reasonably requested after the Closing, reasonable access to the books and records of the Seller Entities delivered to Buyer under this Section 1.5 and shall permit the Seller Entities, at the Seller Entities’ expense, to make extracts and copies therefrom.
          1.6 Right to Use. ACON Bio shall have the right to use, and in the case of tangible assets the right to possess, the Transferred Assets that are subject to the Retained Rights and the Rights to Use, including the Transferred Manufacturing Contracts, solely for the purpose of performing its obligations under the Supply and Distribution Agreements. Such Transferred Assets shall be used solely for the benefit of Buyer, Buyer Nominee(s) or its designee(s) in the performance of such obligations and shall be subject to Buyer’s or Buyer Nominee’s right to terminate or extinguish, or require that ACON Bio terminate or extinguish, ACON Bio’s Retained Rights or Rights to Use such assets, properties and interests; provided, however, to the extent that any Seller Entity takes any action pursuant to this Section 1.6 at the request of Buyer, Buyer Nominee(s), or their designee(s), (a) in no event shall such Seller Entity have any liability to Buyer, Buyer Nominee(s) or their designee(s) for any Losses (as defined herein) resulting from any action except in the case of willful misconduct or gross negligence of a Seller Entity, and (b) Buyer shall indemnify, defend and hold harmless such Seller Entity for any Losses incurred or suffered by such Seller Entity resulting from any such action pursuant to Section 13.3(e) hereof, except in the case of willful misconduct or gross negligence of a Seller Entity.
          1.7 Required Licenses. Buyer hereby agrees to promptly apply for, or cause Buyer Nominee(s) or its designee(s) to promptly apply for the issuance of the necessary Manufacturing License and Product Registrations (collectively, the “Required Licenses”) in the name of Buyer, Buyer Nominee(s) or their designee(s) at Buyer’s sole discretion. Buyer shall use, and shall cause Buyer Nominee(s) or their designee(s) to use, commercially reasonable efforts to obtain the Required Licenses as promptly as practicable. The Seller Entities shall cooperate with Buyer or Buyer Nominee in all reasonable respects therewith, including by furnishing Buyer, Buyer Nominee(s) or their designee(s) with such assistance from employees and agents of the Seller Entities or their Affiliates as may reasonably be required to cause the Required Licenses to be issued in the name of Buyer, Buyer Nominee(s) or their designee(s), subject to Buyer’s reimbursement of any reasonable, documented out-of-pocket costs incurred by the Seller Entities or their Affiliates in connection with such activities. Unless expressly provided otherwise in this Agreement or any Ancillary Agreement, Buyer shall bear all costs and expenses in connection with applying for and receiving the Required Licenses. Prior to receipt by Buyer, Buyer Nominee(s) or their designee(s) of each Required License, Seller Entities shall comply with the requirements of each Seller Manufacturing License and Seller Product Registration required to perform their obligations under the Supply and Distribution Agreements and shall use commercially reasonable efforts to maintain each such Seller Manufacturing

License and Seller Product Registration in full force and effect (including, as applicable, obtaining any renewals or extensions thereof).
          1.8 Beneficial Ownership of and Title to Certain Transferred Assets. Pending receipt by Buyer, Buyer Nominee(s) or their designee(s) of the Required Licenses, certain of the Seller Entities will continue to manufacture Products for, and sell Products to, Buyer or Buyer Nominee or their respective designee(s) to permit Buyer or Buyer Nominee or such designee(s) to supply the Products to distributors and other third parties. The Seller Entities and Buyer further acknowledge that, on the Closing Date, legal title to or possession of the Transferred Assets as identified on Schedule 1.8 hereto must be retained by the Seller Entities, their Affiliates or designees as part of the Retained Rights to permit the Seller Entities to perform their obligations to manufacture, test and release Products for, and sell Products to, Buyer or Buyer Nominee under the terms of the Ancillary Agreements, and to permit such Products to be supplied to distributors and other third parties. Notwithstanding the foregoing, to the extent not prohibited by relevant local Law, beneficial ownership of such Transferred Assets shall vest with Buyer at the Closing and remain with Buyer until legal title vests with Buyer, Buyer Nominee(s) or their designee(s) following expiration of the need for the Retained Rights, and until such time as such Transferred Assets can be transferred to or assumed by Buyer, Buyer Nominee(s) or their designee(s), the Seller Entities, their Affiliates or designees shall hold such Transferred Assets in trust for the sole and exclusive benefit of Buyer. No consideration in addition to that due and payable under Section 3.1 hereof shall be due from Buyer, Buyer Nominee(s) or their designee(s) to the Seller Entities, their Affiliates or designees upon the transfer to Buyer, Buyer Nominee(s) or designees in connection with the delivery of possession of, or transfer, assignment or conveyance of, legal title to any Transferred Assets.
          1.9 Existing Supply Arrangement. The parties hereto agree that the existing supply arrangement between ACON Bio or an affiliate thereof and Buyer or an affiliate thereof set forth on Schedule 1.9 does not constitute a Transferred Asset and will remain in effect through March 31, 2010.
     Section 2. PROVISIONS GOVERNING PURCHASE AND SALE OF THE BUSINESS
          2.1 Excluded Assets.
               (a) There shall be excluded from the purchase and sale of the Business the following assets and property (the “Excluded Assets”) of the Seller Entities:
                    (i) all cash, cash equivalents, bank accounts, bank deposits, liquid investments, deposits, prepaid expenses, and insurance assets of Seller Entities;
                    (ii) all assets primarily relating to the business of researching, developing, manufacturing, marketing and/or selling (A) non-lateral flow immunoassay technology and products in the point of care testing field, (B) other non-lateral flow immunoassay products or medical devices specifically designed for use in the diagnostic or reference laboratory business, (C) all other non-lateral flow immunoassay related technologies and related products (except for those products directly related to lateral flow immunoassay products that constitute Products), (D) all other non-lateral flow businesses of the Seller Entities, and (E) products related to the testing, monitoring, diagnosis, prognostication, treatment, management or cure of diabetes (collectively, the “Excluded Businesses”);
                    (iii) subject to the rights afforded to Buyer under the Ancillary Agreements (as defined herein), the Retained ACON Intellectual Property Assets;
                    (iv) all finished goods inventory, work in process or raw materials related to the Business;
                    (v) subject in the case of Dual Use Contracts to the provisions of Section 2.5 hereof, all rights under (A) each Contract set forth on Schedule 2.1(a)(v) and specifically identified as a dual use contract (the “Dual Use Contracts”), (B) each agreement, contract, understanding or arrangement designated as an “Excluded Contract” on Schedule 2.1(a)(v) or designated as an “Excluded Contract” pursuant to Section 2.1(b) or Section 2.1(c) (collectively, the “Excluded Contracts”) and (C) all contracts for the supply of raw materials for use in connection with the Manufacturing Capability;
                    (vi) all contracts of the Seller Entities other than Transferred Contracts;
                    (vii) all employee benefit plans and arrangements, including all Employee Plans (as defined herein);
                    (viii) any and all claims of the Seller Entities for prepaid Taxes or refunds of Taxes (as defined herein) or rights to use tax attributes, including, but not limited to, losses carried forward, tax credits, investment credits or depreciation allowance, all arising from or relating to any period (or a portion of any period) ending on or before the Closing;
                    (ix) corporate seals and chops, certificates of incorporation or business licenses, minute books, stock transfer records, and other similar records related to the corporate organization of the Seller Entities;
                    (x) all personnel records and other records that the Seller Entities are required by law to retain in their possession; provided, that copies of documents relevant to Buyer’s operation and management of the Business, Transferred Assets, Assumed Liabilities and, to the extent not prohibited by applicable Law, Transferred Employees are furnished to Buyer;
                    (xi) any deposits and advances, rebates and credits or claims of the Seller Entities with respect to the Excluded Assets;
                    (xii) any intercompany or intracompany receivables or payables between the Seller Entities and any of their respective Affiliates or Affiliates of such Affiliates;
                    (xiii) all real estate, including leasehold interests, including the manufacturing facility located at #398 Tian Mushan Road, Gudang Industrial Park, in Hangzhou, China (the “Existing Facility”), including (A) the manufacturing, testing and research and development equipment and related assets located therein that are not used primarily in the conduct of the Business, and (B) the manufacturing equipment located at the Existing Facility necessary to permit the Seller Entities to perform their obligations under the Third Party Agreements, none of which is necessary to develop, manufacture, test, package or release any products of the Business or to conduct the Business as conducted by the Seller Entities;
                    (xiv) except for claims to be assigned to Buyer pursuant to Section 1.1(h), all claims (including claims for infringement or misappropriation of ACON Intellectual Property Assets and/or ACON In-Licensed Intellectual Property Assets or rights related thereto included in the Transferred Assets) and causes of action of Seller Entities against any other person, whether or not such claims and causes of action have been asserted, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery of Seller Entities (regardless of whether such rights are currently exercisable) relating to the Excluded Assets, the Excluded Liabilities (as defined herein) or the Business arising out of circumstances occurring prior to the Closing;
                    (xv) except for Marks to be assigned to Buyer pursuant to Section 1.1(c), all Marks (as defined herein) not used by the Seller Entities exclusively in the Business;
                    (xvi) the Seller Manufacturing Licenses and, subject to Section 6.12 hereof, the Seller Product Registrations;
                    (xvii) all rights under the Transaction Documents; and
                    (xviii) any assets, properties, interests and businesses of any nature whatsoever in respect of, related to or resulting from any business of the Seller Entities (including without limitation the Excluded Businesses) other than developing, marketing and/or selling the Products in the Territory, of every kind and description, tangible and intangible, real, personal or mixed, wherever located, and whether existing as of the date of this Agreement or acquired prior to the Closing.
               (b) Any agreement, contract, understanding or arrangement, by which a Seller Entity or any of its Affiliates is bound that is entered into during the period from the date hereof to the date of the Closing (the “Pre-Closing Period”) and which directly arises out of, relates to or results from the Business (a “Seller Contract”) shall be deemed to be a Transferred Contract (it being understood that if during the Pre-Closing Period any Seller Entity enters into a Seller Contract without the prior written consent of Buyer to the extent required by Section 6.2, then notwithstanding this Section 2.1(b), Buyer shall be entitled to designate such Seller Contract as a Transferred Contract or an Excluded Contract at any time (either before or after the Closing) within ten (10) days after the date a Seller Entity provides Buyer with a copy of such Seller Contract and notifies Buyer that such Seller Contract was entered into during the Pre-Closing Period without Buyer’s consent).
               (c) The Seller Entities shall provide (or make available through an electronic data room or otherwise) to the Buyer, in their entirety, copies of all Material Contracts arising out of, related to and resulting from the Business prior to the execution of this

Agreement. Notwithstanding the foregoing, in the event the Seller Entities fail to provide (or make available through an electronic data room or otherwise) any such Material Contract, Buyer shall have the right, exercisable in its reasonable discretion, to designate such Material Contract as a Transferred Contract or an Excluded Contract.
          2.2 [Reserved].
          2.3 Excluded Liabilities.
               (a) Except for the Assumed Liabilities, Buyer shall not assume or be bound by any obligations or liabilities of the Seller Entities or any Affiliate of the Seller Entities of any kind or nature whatsoever, whether known, unknown, accrued, absolute, contingent or otherwise, now existing or hereafter arising (the “Excluded Liabilities”). Except for the Assumed Liabilities, the Seller Entities shall be responsible for and pay any and all obligations and liabilities of every kind or nature whatsoever relating to (i) their operation of the Business prior to the Closing, (ii) their performance of their obligations under and as provided in the Ancillary Agreements, (iii) the Excluded Assets or the Excluded Businesses, (iv) all liabilities of the Seller Entities other than the Assumed Liabilities or (v) any event, act, omission, condition or any other state of facts to the extent occurring or existing prior to or at the Closing (including, in each case, without limitation, any obligation or liability relating to or associated with infringement or misappropriation of ACON Intellectual Property Assets or ACON In-Licensed Intellectual Property Assets, Tax matters, pension and benefits matters, compliance with Laws (as defined herein) or licensing requirements, personal injury and property damage matters and environmental and worker health and safety matters). Notwithstanding the foregoing, Buyer shall satisfy all product liability obligations arising out of the Transferred Assets and the Business except and to the extent that product liability insurance held in the Ordinary Course of Business is available for any such claim.
               (b) Notwithstanding anything in this Agreement to the contrary, except as provided in any Ancillary Agreement, the Assumed Liabilities shall not include, and Buyer shall not assume and shall not pay or be liable for (i) any liability under any Excluded Contract or any contract other than a Transferred Contract or an Assumed Order; (ii) except as otherwise expressly provided in Section 2.6 hereof, any liability with respect to Taxes of the Seller Entities or Taxes attributable to the Excluded Assets or Excluded Business for any period; (iii) except as otherwise expressly provided in Section 2.6 hereof, any Taxes attributable to the Transferred Assets and the Business arising from or relating to any period (or a portion of any period) ending on or before the Closing; (iv) any liability to any current or former employee or independent contractor (to the extent not a party to a Transferred Contract) of the Seller Entities or any of its Affiliates arising, in respect of Transferred Employees, prior to their respective Start Dates (as defined below) and in respect of all other former and current employees or independent contractors (to the extent not a party to a Transferred Contract) of the Seller Entities or their Affiliates, at any time; (v) any liability under any employee benefit plans or arrangements or Employee Plans of the Seller Entities or any of their Affiliates; and (vi) any liability to the extent relating to any period of time prior to and including the consummation of the Closing.
               (c) The assumption of the Assumed Liabilities by Buyer shall not enlarge any rights of third parties under contracts or arrangements with Buyer or the Seller

Entities or any of their respective Affiliates or subsidiaries. No parties other than Buyer and the Seller Entities shall have any rights under this Agreement.
          2.4 Further Assurances. The Seller Entities from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Sections 1.4 and 1.5, as applicable) and take such other actions as Buyer may reasonably require to effectively transfer and assign to, and vest in, Buyer all right, title and interest in and to each of the Transferred Assets. The Seller Entities shall execute all papers and otherwise reasonably cooperate (at Buyer’s sole cost and expense) with Buyer and/or Buyer’s designees in preparing, filing, prosecuting, obtaining, enforcing and/or defending any of the Assigned ACON Intellectual Property Assets after the Closing Date. Furthermore, if for any reason Buyer is unable (after using reasonable efforts) to obtain the Seller Entities’ execution of any paper necessary to prepare, file, prosecute, obtain, enforce and/or defend any of the Assigned ACON Intellectual Property Assets after the Closing Date, each of Seller Entities hereby grants to Buyer its limited power of attorney only for the purpose of executing any such papers necessary to do same.
          2.5 Procedures for Assets not Transferable.
               (a) Subject to Section 6.2, in the event any Dual Use Contract or any of the contracts or agreements included in the Transferred Assets is subject to renewal or extension or any of the Seller Entities proposes to amend such Dual Use Contract or other contract or agreement in the Ordinary Course of Business at any time prior to the Closing, the Seller Entities shall use commercially reasonable efforts to cause such Dual Use Contract or other contract or agreement to be renewed, extended or amended on terms that would provide Buyer with the full benefits of such Dual Use Contract or permit the assignment or transfer, at the Closing, of such other contract or agreement to Buyer or Buyer Nominee without the consent of any third party, in each case to the extent permitted under applicable Law.
               (b) Notwithstanding anything to the contrary set forth herein, with respect to the Dual Use Contracts and any of the contracts or agreements or any other property or rights included in the Transferred Assets that is not assignable or transferable either by virtue of the provisions thereof or under applicable Law without the consent of some party or parties and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise subsequently agreed to in writing between Buyer and the Seller Entities with respect to such contract, Buyer shall not assume the Seller Entities’ obligations with respect thereto, but the Seller Entities shall use all commercially reasonable efforts to obtain any such consent for contracts other than Dual Use Contracts as soon as possible after the Closing and otherwise obtain for Buyer the practical benefit of such property or rights (including Dual Use Contracts) and Buyer shall use all commercially reasonable efforts to assist in that endeavor.
               (c) In the event that any purchase order included in the Transferred Assets is not assigned by any Seller Entity by reason of the foregoing provisions of this Section 2.5, Buyer agrees to purchase from such Seller Entity at the contract price all property thereunder which such Seller Entity is obligated to purchase and such Seller Entity agrees to sell the same to Buyer at such price. In the event that any sales order included in the Transferred Assets is not assigned by the Seller Entity by reason of the foregoing provisions of this Section 2.5, Buyer agrees to sell to such Seller Entity any products required to complete such contracts at the same price provided for therein and otherwise to complete such contracts on behalf of such Seller Entity and such Seller Entity agrees to purchase the same from Buyer at such price.
               (d) The Seller Entities agree to contact the counterparties to the Dual Use Contracts promptly following the date hereof, and in any event within thirty (30) business days after the date hereof to discuss such party’s Dual Use Contract(s) and the proposed arrangements that are necessary in order to provide the Buyer with the full benefits of such Dual Use Contract(s) in connection with the operation of the Business and any arrangements contemplated under Section 2.5(a) above. The Seller Entities shall keep Buyer reasonably informed of the progress of such discussions and shall provide Buyer with (i) an opportunity to participate in the discussion with the applicable counterparty and (ii) any proposed amendment to such Dual Use Contract(s) or other related documents or instruments in order to effectuate the foregoing. Buyer agrees to provide such information and assistance to the Seller Entities and the counterparties to such Dual Use Contracts as may be reasonably requested except where such information is the subject of an existing nondisclosure and/or non-use obligation. Promptly after the date hereof, the Seller Entities shall use commercially reasonable efforts to bifurcate each Dual Use Contract into separate agreements relating to (x) the Business, on the one hand and (y) one or more of the Excluded Businesses, on the other hand, and to cause the counterparties thereto to execute and deliver to Buyer or its designee such agreements relating exclusively to the Business to be delivered at Closing.
          2.6 Sales and Transfer Taxes. Notwithstanding any provision of this Agreement which is inconsistent or contrary, all sales, use, VAT, stamp duty, recording, documentary and transfer taxes, fees and duties under applicable Law incurred in connection with this Agreement or the transactions contemplated hereby, including the sale and transfer of the Transferred Assets, will be borne and paid one-half (1/2) by the Seller Entities and one-half (1/2) by the Buyer, except where the Buyer is entitled to recover such VAT in which case it shall be paid 100% by the Buyer.
          2.7 Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as the Buyer determines it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”) or the applicable Treasury Regulations or any other provision of state, local or foreign Tax Law. The amounts so deducted and withheld shall be treated for all purposes as having been paid to such person in respect of which such deduction and withholding was made. If Buyer determines that it may be required to withhold any amount with respect to payments under this Agreement, it shall promptly notify the Seller Entities. Buyer shall cooperate with the Seller Entities in determining whether or not any such withholding is in fact required and shall consider in good faith any facts or legal analysis provided to it by the Seller Entities regarding such potential withholding obligation.

          2.8 Governmental Filings and Consents.
               (a) The parties hereto agree that certain Governmental Filings and Consents (as defined herein) set forth on Schedule 8.2 hereto are or, subject to Section 2.8(b) hereof, may be necessary in connection with the consummation of the transactions contemplated by this Agreement. Each party has agreed to take certain actions with respect to such Governmental Filings and Consents including without limitation the covenants of the Seller Entities and the Buyer set forth in Sections 6.1 and 9.1, respectively. In the event the conditions to the obligations of the parties set forth in Sections 10.1, 10.2 and 10.3 hereof are otherwise satisfied or waived and the filings set forth on Schedule 8.2 have been made if required by applicable Law, the Buyer may request that the Seller Entities consummate the transactions contemplated at the Closing; provided, however, that to the extent such transactions require the consent or approval of the Governmental Authority (as defined below) in the jurisdiction where the filings set forth on Schedule 8.2 hereof have been made, the Buyer and Seller Entities shall use commercially reasonable efforts to consummate the transactions contemplated at the Closing to the maximum extent permitted by applicable Law, with the payment contemplated by Section 3.1(a) to be pro rated based upon revenues, and any portion of such transactions that may not be completed at such date shall be completed upon receipt of such consent or approval as is required under applicable Law. The parties acknowledge and agree that the foregoing may require certain amendments to the Ancillary Agreements to permit the Seller Entities to continue to operate the Manufacturing Capability as and to the extent set forth in this Agreement in any such jurisdiction.
               (b) In addition to and without limiting the generality of the foregoing, the parties hereby agree as follows:
                    (i) Subject to the terms of the Confidentiality Agreement dated December 5, 2008 by and among Buyer, the Seller Entities and Parent (the “Supplemental Confidentiality Agreement”), the Seller Entities have disclosed to Buyer’s Permitted Representatives (as defined in the Supplemental Confidentiality Agreement) all required revenue information of the undertakings on the side of the Seller Entities as such terms are used or defined in the draft and, as applicable, final regulations of the Anti-Monopoly Authority (as defined herein) in order to determine whether a PRC Anti-Monopoly Filing is required (the “Revenues Information”). The Seller Entities hereby represent and warrant that such Revenues Information is accurate, complete and correct, for the sole purpose of determining whether Buyer, its Affiliates and/or the Seller Entities have any obligation to make a merger and acquisition filing under the PRC Anti-Monopoly Law, effective August 1, 2008 (a “PRC Anti-Monopoly Filing”), with respect to the transactions contemplated by this Agreement or the PRC Acquisition Agreements.
                    (ii) The parties agree that neither party shall pursue a preliminary consultation or seek guidance with the PRC Ministry of Commerce or any other designated anti-monopoly enforcement authority (“Anti-Monopoly Authority”) to determine whether a filing with the PRC Anti-Monopoly Authority is necessary or advisable without the prior consent of the other party.

                    (iii) Based upon the Revenues Information and interpretations of draft and final regulations of the Anti-Monopoly Authority available as of the date of this Agreement, the parties have determined as of the date of this Agreement that the Revenues Information in the PRC do not exceed the filing threshold for a PRC Anti-Monopoly Filing and that, as a result, Buyer, its Affiliates and/or the Seller Entities are not required to make such a PRC Anti-Monopoly Filing with the PRC Anti-Monopoly Authority in connection with the transactions contemplated by this Agreement or the PRC Acquisition Agreements. The parties will jointly revisit this determination if the PRC Anti-Monopoly Authority issues any formal or draft guidance, policy statement, interpretation, notice or regulation prior to Closing which either party reasonably determines, based upon advice of its PRC anti-trust counsel, that the matters relied upon in making the determination as of the date of this Agreement were incorrect or incomplete and will meet and discuss such matters. In the event the parties revisit the foregoing determination and thereafter (x) the parties jointly determine that a PRC Anti-Monopoly Filing is required, the condition set forth in Section 10.3(a) shall be applicable and Buyer shall prepare such filing or (y) Buyer and the Seller Entities cannot reach agreement as to whether such a PRC Anti-Monopoly Filing is required, the parties shall meet (the “Meeting Date”) and discuss in good faith an alternative plan to comply with the applicable law as updated in a manner consistent with the other terms of this Agreement and, if reasonably acceptable to Buyer and the Seller Entities, such alterative plan shall be implemented, and, if applicable, the condition set forth in Section 10.3(a) shall not be thereafter applicable. All dates for performance in this Agreement shall be delayed on a day-to-day basis, up to a maximum of thirty (30) days, following the Meeting Date until such time as an alternative plan is either mutually agreed or the parties conclude that no such agreement will be reached. If at any time (including after the Closing) such filing or additional information on the transactions contemplated by this Agreement is requested by the Anti-Monopoly Authority, the Buyer shall notify the Seller Entities in writing.
                    (iv) In the event it is subsequently determined that a PRC Anti-Monopoly Filing is required as described in Section 2.8(b)(iii) hereof or if at any time (including after the Closing) such filing or additional information on the transactions contemplated by this Agreement is requested by the Anti-Monopoly Authority, the Seller Entities will, and will cause their affiliates and representatives to, use commercially reasonable efforts to cooperate with Buyer in all respects relating to such filing, including, submitting to the Anti-Monopoly Authority such information, documents and certifications as may be required in connection with any such filing or investigation and the approval or resolution thereof, provided that Buyer shall use commercially reasonable efforts to make any such PRC Anti-Monopoly Filing within thirty (30) days following such determination, and providing such information, documents and certifications to the Permitted Representatives (subject to the terms of the Supplemental Confidentiality Agreement) or Buyer as may be reasonably requested or necessary in connection with the foregoing.
                    (v) In the event one or both of the PRC Acquisition Agreements have not been entered into prior to any such filing referred to in this Section 2.8(b), Buyer and the Seller Entities party thereto agree to promptly execute such PRC Acquisition Agreements following a determination by the Buyer that such a filing is required.

          2.9 PRC Acquisition Agreements. The parties hereto agree to execute and deliver, and each of Parent and Buyer agree to cause their Affiliates party thereto to execute and deliver, the PRC Acquisition Agreements and to take all actions with respect thereto and necessary thereunder to so execute and deliver within five (5) business days of the date of this Agreement.
     Section 3. PURCHASE PRICE
          3.1 Purchase Price. In consideration of the sale by the Seller Entities to Buyer of the Transferred Assets, subject to the assumption by Buyer of the Assumed Liabilities, Buyer or, to the extent required by applicable Law, Buyer Nominee(s) will pay the Purchase Price as set forth below, as adjusted pursuant to Section 3.3 below and, if applicable, the Letter Agreement (as defined herein). The Purchase Price (as defined herein) shall be paid as follows:
               (a) Subject to Section 12.2 hereof, 85% of the Purchase Price (the “Initial Payment”) shall be paid in the ratio of 65% in cash and 35% in Buyer’s common stock, par value $0.01 per share (the “Common Stock”), as follows; provided, that, so long as the Seller Entities do not allocate an amount greater than the cash portion of the Initial Payment to be made at the Closing to ACON Bio (or any other party to receive consideration under the PRC Acquisition Agreements), any and all portions of the Initial Payment to be delivered to ACON Bio shall be paid in cash:
                    (i) At the Closing, Buyer or Buyer Nominee(s) shall deliver to the Seller Entities $80,000,000 in cash; provided, that any and all amounts paid by Buyer or Buyer Nominee(s) to any Seller Entity under, and pursuant to the terms of, the PRC Acquisition Agreements shall be credited first against, and reduce, the cash amount of the portion of the Initial Payment to be delivered to the Seller Entities at the Closing;
                    (ii) On July 1, 2009, Buyer shall issue to the Seller Entities or their designee(s) Common Stock in an amount equal to the sum of (x) 35% of the Initial Payment, plus (y) interest accrued on the amount set forth in the immediately preceding clause (x) at a rate equal to four percent (4%) per annum from the Closing Date through the close of business on the date immediately preceding the date of payment under this Subsection 3.1(a)(ii), calculated on the basis of a 360-day year; provided, that Buyer or Buyer Nominee(s) may pay cash in lieu of Common Stock for all or a portion of the amounts due under this Subsection 3.1(a)(ii) which would otherwise have been paid in Common Stock;
                    (iii) On the earlier to occur of (A) ten (10) business days following consummation of one or more financings contemplated by Section 9.6 hereof in which Buyer receives at least $100,000,000 in cash (a “Subsequent Financing”) or (B) August 31, 2009, Buyer or Buyer Nominee(s) shall deliver to the Seller Entities an amount in cash equal to the sum of (x) the Initial Payment less the amounts previously paid or to be delivered pursuant to Sections 3.1(a)(i) and 3.1(a)(ii)(x) hereof, plus (y) interest accrued on the amount set forth in the immediately preceding clause (x) at a rate of four percent (4%) per annum from the Closing Date through the close of business on the date immediately preceding the date of payment under this Subsection 3.1(a)(iii), calculated on the basis of a 360-day year, up to a maximum amount of $25,000,000; and

                    (iv) If any portion of the Initial Payment remains unpaid after the payment made by Buyer or Buyer Nominee(s) pursuant to Section 3.1(a)(iii)(x) above, Buyer or Buyer Nominee(s) shall deliver such remaining portion of the Initial Payment in cash to the Seller Entities in monthly installments, each equal to the sum of (x) $10,000,000 (or such lesser amount equal to the portion of the Initial Payment then remaining unpaid), plus (y) interest accrued on the amount set forth in the immediately preceding clause (x) at a rate of four percent (4%) per annum from the Closing Date through the close of business on the date immediately preceding the date of payment under this Section 3.1(a)(iv), calculated on the basis of a 360-day year, on the earlier to occur of (A) ten (10) business days following consummation of a Subsequent Financing (in which case the then remaining portion of the Initial Payment, together with interest accrued thereon, will be paid in full as of such date), or (B) the last day of each calendar month beginning on September 30, 2009 until the full amount of the Initial Payment shall have been paid to the Seller Entities.
                    (v) Buyer hereby unconditionally promises to pay all components of the Initial Payment set forth in Section 3.1(a) above. Buyer agrees to make all payments under this Section 3.1(a) without set-off or deduction, except for any adjustments or other modifications pursuant to this Section 3 and, if applicable, the Letter Agreement, and regardless of any counterclaim or defense, including, without limitation, any deduction or set-off arising out of or in connection with this Agreement, except for any adjustments or other modifications pursuant to this Section 3, and if applicable, the Letter Agreement; provided, however, that no payment pursuant to this Section 3.1(a) shall be deemed to be a waiver of any right or claim that Buyer may have under this Agreement. Buyer acknowledges that the agreements to pay contained in this Section 3.1(a) are an integral part of the transactions contemplated by this Agreement; accordingly, if Buyer fails promptly to pay the amounts due pursuant to Section 3.1(a) to the Seller Entities (as adjusted or otherwise modified pursuant to this Section 3 and, if applicable, the Letter Agreement), and, in order to obtain such payment, the Seller Entities commence an action to enforce its rights under this Section 3.1(a), Buyer shall pay to the Seller Entities their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action, together with interest on the amount due under this Section 3.1(a) as provided in Section 3.5 below. The parties agree that the dispute resolution procedure set forth in Section 14.13 below shall not be the exclusive dispute resolution proceeding with respect to any action brought by the Seller Entities to recover payments due under this Section 3.1(a).
               (b) Subject to Section 12.2 hereof, the remaining 15% of the Purchase Price (the “Subsequent Payments”) shall be paid in the ratio of 71.43% in cash to 28.57% in Common Stock as follows; provided, that Buyer or Buyer Nominee(s) may pay cash in lieu of Common Stock for all or a portion of the Subsequent Payments which would otherwise have been paid in Common Stock; provided, further, that, so long as the Seller Entities do not allocate more than 71.43% of the Subsequent Payments to ACON Bio, any and all portions of the Subsequent Payments to be paid to ACON Bio shall be paid in cash:
                    (i) on the date that is fifteen (15) months after the Closing Date (or the first business day thereafter) (the “First Subsequent Payment Date”), Buyer or Buyer Nominee(s) shall deliver to the Seller Entities an amount equal to 7.5% of the Purchase Price; and

                    (ii) on the date that is thirty (30) months after the Closing Date (or the first business day thereafter) (the “Second Subsequent Payment Date”), Buyer or Buyer Nominee(s) shall deliver to the Seller Entities an amount equal to 7.5% of the Purchase Price. The First Subsequent Payment Date and the Second Subsequent Payment Date are each referred to herein as a “Subsequent Payment Date.”
               (c) In the event that a portion of the Purchase Price is being paid in cash, Buyer or Buyer Nominee(s) shall deliver such cash to the Seller Entities by bank wire transfer pursuant to wiring instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the date upon which any payment is due pursuant to Section 3.1(a) or 3.1(b). In the event that a portion of the Purchase Price is being paid in Common Stock, the Buyer shall deliver such Common Stock to the applicable Seller Entities pursuant to instructions set forth in a written notice delivered to Buyer not less than five (5) business days prior to the date upon which any payment is due pursuant to Section 3.1(a) or 3.1(b).
               (d) On any date on which shares of Common Stock are to be issued, the number of shares of Common Stock to be issued shall be determined by dividing the value of the Common Stock to be issued by the Buyer by a price per share equal to the volume weighted average price (“VWAP”) of the Common Stock during the ten (10) trading days immediately preceding the date of issuance of such security (the “Reference Price”).
               (e) Notwithstanding anything to the contrary, the aggregate number of shares of Common Stock being issued by the Buyer to the Seller Entities pursuant to this Section 3.1 shall not exceed such number of shares as would require Buyer to obtain shareholder approval for such issuance pursuant to the then-existing rules of any applicable stock exchange or automated quotation system on which any of the Buyer’s securities are then listed or quoted. In addition, the Buyer shall issue the Common Stock payable pursuant to this Section 3.1 to any Affiliate of the Seller Entities as the applicable Seller Entity shall direct in writing; provided, however, that (i) such issuance complies with all applicable Laws, including all applicable foreign, federal and state securities laws; (ii) such issuance can be made without registration under applicable foreign, federal or state securities Laws; (iii) such issuance does not require any filing with any Governmental Authority pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Sec. 18a, and the implementing regulations thereunder, 16 C.F.R. Parts 801-803 (the “HSR Act”); (iv) such party becomes a party hereto by execution of a Joinder Agreement in the form attached hereto to the extent of the Common Stock so issued to such party; and (v) such party is or becomes a party to the Amended and Restated Investor Rights Agreement dated as of the Closing Date by and among Buyer and the other parties thereto in the form attached hereto as Exhibit D (the “Amended and Restated Investor Rights Agreement”).
               (f) For purposes of this Section 3.1:
                    (i) “Purchase Price” shall mean the greater of (A) two (2) times Revenue or (B) eleven (11) times Pre-Tax Profit, in each case as calculated under United States generally accepted accounting principles (“GAAP”) consistently applied and determined in accordance with paragraphs (ii) and (iii) below.

                    (ii) “Revenue” shall mean the revenue attributable to the Business of the Seller Entities for the 12-month period beginning on January 1, 2008 and ending on December 31, 2008 (the “Purchase Price Determination Period”) and reflected on the Purchase Price Financial Statements (as such term is defined in Section 6.4(d)), as adjusted upward pursuant to the terms of that certain letter agreement dated August 11, 2008 by and between ACON Laboratories, Inc. and Buyer (the “T1/T2 Letter Agreement”). “Revenue” shall in no event include any revenue earned under the Third Party Agreements or in the First Territory (as defined in the FTNF Acquisition Agreement).
                    (iii) “Pre-Tax Profit” shall mean the pre-tax profit (including allocations of overhead and other items contained therein) attributable to the Business of the Seller Entities purchased at the Closing for the Purchase Price Determination Period and reflected on the Purchase Price Financial Statements, as adjusted upward pursuant to the terms of the T1/T2 Letter Agreement. “Pre-Tax Profit” shall in no event include any pre-tax profit (or allocations of overhead or other items contained therein) earned under the Third Party Agreements or in the First Territory.
                         (A) In determining the pre-tax profit applicable to the 2008 sales to First Territory customers into countries outside of the First Territory in excess of 2005 sales to First Territory customers into countries outside of the First Territory under the T1/T2 Letter Agreement, Buyer’s gross margin applicable to such excess sales in 2008 shall be reduced by an amount equal to ten percent (10%) of the amount of such 2008 excess sales, and such reduced amount shall be added to the pre-tax profits of the Business to determine the Purchase Price.
                         (B) Pre-Tax Profit shall be determined excluding all costs and expenses of the Seller Entities incurred in connection with the consummation of the transactions contemplated hereby (i.e. the pre-tax profit will be adjusted upward as if such expenses had not been incurred).
                         (C) That certain letter agreement dated of even date herewith (the “Letter Agreement”) sets forth matters the impact of which is or may not be finally determinable as of the date hereof. Such matters, once fully investigated by the parties, may result in an impact to the Purchase Price, including the timing of the payment thereof, because such items either reflect revenue that may not be sustainable by the Buyer or expenses that may be appropriately includible in determining Pre-Tax Profit, notwithstanding the fact that such matters may not be adjusted in preparing the Financial Statements or the Purchase Price Financial Statements. The parties hereto agree that the Letter Agreement shall survive the execution and delivery of this Agreement.
                    (iv) For the avoidance of doubt, the parties acknowledge that the amounts due under Sections 3.1(a) and 3.1(b) cannot be calculated, and amounts cannot be paid, until such time as the Purchase Price Financial Statements are delivered to Buyer as required by Section 6.4(d) hereof and Buyer has a reasonable opportunity to review such financial statements.

          3.2 Allocation of Purchase Price. Buyer and the Seller Entities hereby agree on the allocation of the Purchase Price among the Transferred Assets pursuant to the methodology set forth on Schedule 3.2, which allocation shall be in accordance with Section 1060 of the Code and the applicable Treasury Regulations (and any similar provision of state, local or foreign law, as applicable; provided that in the event of conflict with any such provisions such allocation shall be made in accordance with Section 1060 of the Code). Such allocation shall be binding upon Buyer and the Seller Entities for all Tax purposes and the parties shall file all Tax Returns (as defined herein) (including amended Tax Returns and claims for refund) and information reports, including IRS Form 8594, in a manner consistent with such allocations.
          3.3 Certain Adjustments.
               (a) Final Purchase Price Statements Adjustment. The Seller Entities shall deliver the financial statements contemplated by Section 6.4(d) within the time period set forth therein and, prior to the earlier to occur of the determination of the Purchase Price or the completion of the audit of the financial statements for the year ended December 31, 2008, the Buyer, the Seller Entities and, if requested by the Buyer, the Audit Accountants shall meet to consider the impact of the matters set forth in Section 3.1(f)(iii)(C) hereof (including the Letter Agreement) on the Purchase Price Financial Statements and the Purchase Price. On or prior to June 1, 2009, the Seller Entities shall deliver to Buyer the Purchase Price Financial Statements audited by Grant Thornton LLP or such other independent auditing firm as may be agreed upon between the parties (the “Audit Accountants”), for purposes of calculating the adjustments described in this Section 3.3(a) (such audited financial statements, the “Final Purchase Price Statements”). The Final Purchase Price Statements shall be conclusive and binding upon the parties. Without limiting the Seller Entities’ obligations to deliver the Final Purchase Price Statements by June 1, 2009, the dates set forth in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) shall be extended for each day beyond June 1, 2009 that such Final Purchase Price Statements are delivered. In the event that the Purchase Price as determined by reference to the Final Purchase Price Statements is less than the Purchase Price as determined by reference to the Purchase Price Financial Statements, then the Purchase Price shall be adjusted to reflect such decrease and the Seller Entities shall jointly and severally make such payment to Buyer in cash within five (5) days after the Final Purchase Price Statements are completed, and, if such payment is not made in full within such five-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full. In the event that the Purchase Price as determined by reference to the Final Purchase Price Statements exceeds the Purchase Price as determined by reference to the Purchase Price Financial Statements, then the Purchase Price shall be adjusted to reflect such increase and Buyer shall make such payment to the Seller Entities in cash within five (5) days after the Final Purchase Price Statements are completed, and, if such payment is not made in full within such five-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full. The costs of the audit in connection with the preparation of the Final Purchase Price Statements shall be borne and paid one half (1/2) by the Seller Entities and one half (1/2) by Buyer. The Seller Entities shall provide reasonable access, upon reasonable prior written notice and during normal business hours, to such personnel, facilities, books, records and other information as the Audit Accountants may reasonably request to permit the Audit Accountants to perform and complete the foregoing audit of the Purchase Price Financial Statements. Notwithstanding the foregoing, in the event payments remain to be made under Section 3.1(a) hereof, amounts due from the

Seller Entities due to a reduction in the Purchase Price pursuant to this Section 3.3(a) will offset such amounts, and amounts due to the Seller Entities as a result of an increase in the Purchase Price pursuant to this Section 3.3(a) will increase the amount owed.
               (b) Working Capital Adjustment. The following sets forth the Working Capital calculations and methodology for adjustment that will occur following the Closing Date:
                    (i) Within ninety (90) days after the Closing Date, Buyer shall, with the assistance of the Seller Entities, prepare and deliver to the Seller Entities a statement calculating the Working Capital (as defined below), which statement will be prepared consistent with the Seller Entities’ past accounting methods and policies and otherwise in accordance with GAAP consistently applied (the “Closing Statement”). Unless the Seller Entities deliver the Dispute Notice (as defined below) within thirty (30) days after receipt of a Closing Statement, such Closing Statement shall be deemed the “Final Closing Statement”, shall be binding upon all parties and shall not be subject to dispute or review. If the Seller Entities disagree with the Closing Statement, the Seller Entities shall, within thirty (30) days after receipt thereof, notify Buyer in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Statement. The Seller Entities and Buyer shall first use commercially reasonable efforts to resolve such dispute among themselves and, if the parties are able to resolve such dispute, the Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. If the parties are unable to resolve the dispute within thirty (30) days after the Buyer’s receipt of the Dispute Notice, the parties shall submit the dispute to a mutually agreed upon internationally recognized certified public accounting firm independent of both the Seller Entities and the Buyer (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items in dispute on the Closing Statement. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Buyer and the Seller Entities as to the resolution of the disputed items and the resulting calculation of the Closing Statement and Working Capital. The Closing Statement as determined by the Accountants shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon all parties and shall not be subject to dispute or review. Each of the parties shall have the right to approve the fees for engagement of such Accountant. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.3(b) shall be borne one-half (1/2) by Buyer and one-half (1/2) by the Seller Entities.
                    (ii) The Purchase Price will be adjusted following the Closing as provided in this paragraph. If the amount of the Working Capital reflected on the Final Closing Statement is less than $5.85 million (the “Target Working Capital Amount”) (such difference, the “Working Capital Shortfall”), then the Seller Entities shall jointly and severally pay to Buyer an amount equal to the Working Capital Shortfall and as a result the Purchase Price shall be decreased by an amount equal to the Working Capital Shortfall. The Seller Entities shall make such payment to Buyer in cash within five (5) days after the Final Closing Statement is determined and, if such payment is not made in full within such five-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full. If the amount of the Working Capital as reflected on the Final Closing Statement is equal to the applicable Target Working Capital Amount, then there will be no adjustment to the Purchase Price. If the amount of the Working Capital reflected on the Final Closing Statement is greater than the applicable Target Working Capital Amount (such difference, the “Working Capital Surplus”), then the Buyer shall pay to the Seller Entities an amount equal to the Working Capital Surplus and as a result the Purchase Price shall be increased by an amount equal to the Working Capital Surplus. The Buyer shall make such payment to the Seller Entities in cash within five (5) days after the Final Closing Statement is determined and, if such payment is not made in full within such five-day period, such payment shall thereafter bear interest at a rate equal to ten percent (10%) per annum until paid in full. The Buyer and the Seller Entities shall provide the other party with wire transfer instructions necessary to permit the payments of amounts due pursuant to this Section 3.3 within the time required.
                    (iii) For purposes of the calculation of Working Capital Shortfall and Working Capital Surplus under this Agreement, “Working Capital” means, with respect to the Seller Entities as of the close of business on the Closing Date and as determined in accordance with GAAP consistently applied, an amount equal to the sum of accounts receivable, notes receivable included in the Transferred Assets and prepayments included in the Transferred Assets, less accounts and other payables (except for those arising from purchases of finished goods inventory, goods in transit, raw materials or otherwise arising from or related to purchases of inventory, materials, components and the like) and accrued expenses of the Seller Entities, in each case, that constitute Assumed Liabilities determined in accordance with the methodology used in the preparation of the Financial Statements.
          3.4 Fractional Shares of Common Stock. No fractional shares of Common Stock shall be issued in connection with this Agreement, but in lieu thereof, if a Seller Entity would otherwise be entitled to receive a fraction of a share of the Common Stock, then such Seller Entity shall receive cash in an amount equal to such fraction multiplied by the Reference Price.
          3.5 Buyer Default. Except for amounts due under Section 3.3 hereof, if Buyer defaults in making a payment under this Section 3 when due under the terms of this Agreement, then all such amounts not paid when due shall accrue interest at a rate of ten percent (10%) per annum; provided, that in the event the foregoing applies to any payment under Section 3.1(a)(ii), 3.1(a)(iii) or 3.1(a)(iv), such ten percent (10%) interest shall be due in lieu of, and not in addition to, the four percent (4%) interest set forth in such Section, and such four percent (4%) interest shall stop accruing as of such date that the ten percent (10%) interest shall begin accruing. The rights and remedies of the Seller Entities under this Section 3.5 are cumulative and not exclusive of any rights, remedies, powers and privileges otherwise available to the Seller Entities.
     Section 4. REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES.
     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller Entities, hereby jointly and severally make to Buyer, the representations and warranties contained in this Section 4 as of the date hereof and as of the Closing Date; provided, that those representations and warranties which relate specifically to the Closing shall not be required to be made as of the date hereof. For purposes of this

Section 4, references to the “knowledge” of the Seller Entities or words of similar import (and regardless of whether such word begins with an initial capital) shall be deemed to include, the actual knowledge of Jixun Lin and Feng Lin (collectively, the “Management Team”) and those other persons set forth on Schedule 4.0 hereto and such knowledge as should have been obtained after reasonable inquiry by such persons of the employees, representatives and advisors of the Seller Entities, including its attorneys and accountants.
          4.1 Organization and Qualifications of the Seller Entities. Each Seller Entity is an entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization with all requisite power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the organizational documents (including charter, articles of association and by-laws) of each Seller Entity (the “Seller Organizational Documents”), each as amended to date, and previously delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending. Each Seller Entity is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so licensed or qualified could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, business, properties, condition (financial or otherwise), results of operations or prospects of the Business; provided, however, that in no event shall any of the following constitute a Material Adverse Effect for any purpose pursuant to the Agreement: (i) with respect to the Business or the Seller Entities, any change resulting from conditions affecting the in vitro diagnostic industry in which the Seller Entities operate; (ii) any change resulting from terrorist attacks, acts of war or acts of God; (iii) any change resulting from the announcement and pendency of any of the transactions contemplated by this Agreement; and (iv) any change resulting from compliance by the Seller Entities or Buyer, as the case may be, with the terms of, or the taking of any action expressly contemplated or permitted by this Agreement.
          4.2 Authority of Seller Entities. Each Seller Entity has full right, power and authority to enter into this Agreement, the ABON Acquisition Agreement, the IM Beijing Acquisition Agreement, the Amended and Restated ACON License, the Assignment and Assumption Agreement, the Amended and Restated Investor Rights Agreement, the Supply and Distribution Agreements, the Transition Services Agreement, the Patent Assignments, the Trademark Assignments, the Notices of Patent License and the applicable Amendments to Non-Competition Agreements (each, as defined herein) and each other agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by the Closing and to carry out the transactions contemplated hereby and thereby (collectively, the “Ancillary Agreements”, and together with this Agreement, the “Transaction Documents”). The execution, delivery and performance of the Transaction Documents by each Seller Entity have been duly authorized by all necessary action of such Seller Entity, and no other action on the part of such Seller Entity is required in connection therewith. The Transaction Documents constitute, or will when executed and delivered by such Seller Entity constitute, valid and binding obligations of such Seller Entity, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on)

specific performance, injunctive relief and other equitable remedies. Except for the Required Licenses or as set forth on Schedule 4.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person (as defined herein) is required for the Seller Entities to consummate the transactions contemplated hereby (the “Required Consents”). Except for the Required Licenses or as set forth on Schedule 4.2, the execution, delivery and performance by each Seller Entity of the Transaction Documents:
               (a) do not and will not violate any provision of the charter, by-laws or Seller Organizational Documents (as amended to date);
               (b) do not and will not violate, contravene or conflict in any material respect with any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to any Seller Entity or require any Seller Entity to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;
               (c) do not and will not result in a material breach of, constitute a material default under, cancel or accelerate any material right or obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, whether written or oral, to which any Seller Entity is a party or is bound, or result in the creation or imposition of any Lien on any of the assets or the property of such Seller Entity; and
               (d) do not and will not result in any Lien on any of the Transferred Assets to be transferred to Buyer at the Closing.
          4.3 Title to Properties; Liens; Condition of Properties.
               (a) The Seller Entities own, license or lease all of the Transferred Assets, and each Seller Entity has and will convey to Buyer hereunder good, valid and marketable title to all of its personal property, tangible and intangible, included in the Transferred Assets to be transferred to Buyer or Buyer Nominee at the Closing or, for those Transferred Assets subject to a Retained Right or Right to Use, at the date upon which such Retained Right or Right to Use is terminated hereunder. The tangible Transferred Assets are those listed, and are located at the location(s) specified, on Schedule 4.3(a). Except as set forth on Schedule 4.3(a), no financing statement under the Uniform Commercial Code or any similar Law with respect to any of the Transferred Assets to be transferred to Buyer at the Closing is active in any jurisdiction, and the Seller Entities have not signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.
               (b) The Transferred Assets and Dual Use Contracts listed are in all material respects all of the assets used or held for use in the Business as the same has been operated prior to the date hereof and except as set forth on Schedule 4.3(b), the Transferred Assets, together with the assets (other than Intellectual Property Assets) to be made available and services to be provided to Buyer pursuant to this Agreement and the Ancillary Agreements, constitute all of the assets (other than Intellectual Property Assets) necessary for Buyer to continue to operate the Business. Except as set forth on Schedule 4.3(b), the Transferred Assets to be transferred to Buyer or Buyer Nominee at the Closing or, for those Transferred Assets subject to a Retained Right or Right to Use, at the date upon which such Retained Right or Right to Use is terminated hereunder, (i) are in working order (reasonable wear and tear excepted, and in each case taking into account age), (ii) have been and shall through such date be maintained in a manner consistent with the past maintenance practices of the Seller Entities, (iii) are suitable for the manufacture and assembly of parts in accordance with the engineering specifications for Products of the Business and (iv) conform in all material respects with all applicable Laws.
               (c) Upon delivery to Buyer of the instruments of transfer referred to in Section 1.4(a) hereof, Buyer or Buyer Nominee will receive good, valid and marketable title to all of the Transferred Assets to be transferred to Buyer or Buyer Nominee at the Closing or, for those Transferred Assets subject to a Retained Right or Right to Use, at the date upon which such Retained Right or Right to Use is terminated hereunder, free and clear of all Liens other than Permitted Liens.
          4.4 Financial Statements; Undisclosed Liabilities.
               (a) Attached hereto as Schedule 4.4(a) are (i) the statement of net assets acquired of the Business as of December 31, 2007 (the “Base Balance Sheet”), and the statement of revenues and direct expenses of the Business for the year then ended audited by an internationally recognized certified public accounting firm reasonably acceptable to Buyer, (ii) the unaudited statement of net assets acquired of the Business as of September 30, 2008, and the unaudited statement of revenues and direct expenses of the Business for the nine months then ended (the financial statements set forth in clauses (i) and (ii) collectively, the “Financial Statements”), and (iii) an unaudited schedule setting forth revenue and gross profits of the Business for the two month period ended November 30, 2008 (the “Financial Schedules”). The Financial Statements have been reviewed by the Seller Entities’ chief financial officers and, in the case of the Financial Statements referred to in clause (i) above, have been audited by the Seller Entities’ independent certified public accountants. The Financial Statements have been derived from balance sheets and income statements prepared in accordance with GAAP. The Financial Schedules have been derived from an income statement prepared in accordance with GAAP.
               (b) Except as set forth in Schedule 4.4(b), the Financial Statements and Financial Schedules (i) have been derived from financial statements prepared in accordance with GAAP using the accrual method of accounting applied consistently during the periods covered thereby (except that the unaudited Financial Statements and Financial Schedules do not include footnote disclosure and are subject to normal year-end audit adjustments that are not in the aggregate material), (ii) are complete and correct in all material respects and present fairly in all material respects the financial condition of the Business, at the date of said statements and the results of its operations for the periods covered thereby, (iii) contain and reflect adequate provisions for all reasonably anticipated liabilities with respect to the periods then ended, and (iv) with respect to Material Contracts and commitments for the sale of products or other goods or services by the Seller Entities in the Business, contain and reflect adequate reserves for all material losses and costs and expenses in excess of expected receipts. The accounting policies, including without limitation, those policies related to revenue recognition, utilized by the Seller Entities in preparing the Seller Entities’ Financial Statements, are in conformity with GAAP.
               (c) As of the date hereof and as of the Closing Date, the Seller Entities do not and will not have any material liabilities arising from or relating to the conduct of the Business of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Seller Entities in the Business or the conduct of the Business prior to the date hereof), whether or not of a type required to be shown on a balance sheet prepared in accordance with GAAP, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet (only to the extent of the amount provided for therein), or (ii) incurred in the ordinary course of business consistent with the Seller Entities’ past customs and practices (including with respect to quantity and frequency) (the “Ordinary Course of Business”) after the date of this Agreement to the extent permitted by this Agreement.
               (d) As of the date hereof and as of the Closing, except for the Assumed Liabilities, the Seller Entities do not and will not have any indebtedness for borrowed money (including without limitation, obligations under leases required to be capitalized in accordance with GAAP) for which Buyer could become liable.
          4.5 Receivables. Receivables arising out of, relating to or resulting from the Business are and will be at the Closing, valid and enforceable claims, fully collectible in the Ordinary Course of Business, subject to an appropriate reserve determined in a manner consistent with past practices of the Seller Entities, and subject to no setoff or counterclaim. Since the Base Balance Sheet Date, the Seller Entities have collected their accounts receivable arising out of, relating to or resulting from the Business in the Ordinary Course of Business.
          4.6 Taxes.
               (a) With respect to any Taxes, the nonpayment of which would result in a Lien on any of the Transferred Assets or would result in Buyer becoming liable therefor:
                    (i) Each Seller Entity has timely filed all China and U.S. federal, state, provincial and local and all other non-China and non-U.S. Tax Returns (as defined herein) required to be filed by each such entity and has paid all Taxes due and owing by it. All such Tax Returns are correct, accurate and complete in all material respects and were prepared in compliance with all applicable laws and regulations.
                    (ii) No Seller Entity has ever received notice of any audit or of any proposed deficiencies from any Chinese, U.S., state, provincial, municipal, local, foreign or other governmental or quasi-governmental department, commission, board, political subdivision, bureau, agency or instrumentality (each, a “Governmental Authority”).
                    (iii) There are no waivers of applicable statutes of limitations with respect to any Taxes owed by any Seller Entity for any year in effect.

                    (iv) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Seller Entity.
                    (v) Schedule 4.6 lists any and all Tax Returns filed with respect to each Seller Entity for all taxable periods for which the statute of limitations has not yet expired, and identifies those Tax Returns that have been audited or are currently the subject of audit.
                    (vi) Seller Entities have delivered to Buyer correct and complete copies of all Tax Returns that have been filed for all taxable periods for which the statute of limitations has not yet expired, and examination reports and statements of deficiencies assessed against or agreed to by Seller Entity received since December 31, 2005.
               (b) As used herein, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, estimated, value-added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.
               (c) As used herein, “Tax Return” shall mean any return (including any information statement), report, statement, schedule, notice, form or other document or information relating to Taxes.
               (d) No Transferred Asset is a United States real property interest within the meaning of Code Section 897(c)(1).
          4.7 Absence of Certain Changes. Since December 31, 2007 (except as provided below), the Seller Entities have conducted the Business only in the Ordinary Course of Business, and except as disclosed in Schedule 4.7 and except for changes in connection with the transactions expressly contemplated under this Agreement, there has not been:
               (a) Any change in the properties, assets, liabilities, business, condition (financial or otherwise), results of operations of the Business which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, could reasonably be expected to have a Material Adverse Effect on the Business;
               (b) Any cancellation of any material debt or claim owing to, or waiver of any material right of, the Seller Entities or any Affiliate arising from, relating to or resulting from the Business;
               (c) Any mortgage, encumbrance or Lien (other than a Permitted Lien) placed on any of the Transferred Assets which will remain on the Closing Date;
               (d) Any material obligation or liability of any nature (as guarantor or otherwise with respect to the obligations of others), whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Seller Entities arising out of, relating to or resulting from the Business other than obligations and liabilities which are not Assumed Liabilities or were incurred in the Ordinary Course of Business;
               (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition of any of the Transferred Assets other than in the Ordinary Course of Business;
               (f) Any damage, destruction or loss, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Transferred Assets or the Business;
               (g) Any labor trouble or dispute or claim of unfair labor practices involving any Seller Entity with respect to the Business or the related manufacturing operation at the Existing Facility; any material change, or the obtaining of information concerning a prospective change, with respect to the management of Business; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by any Seller Entity to any of its officers, employees, agents or independent contractors rendering services principally relating to the Business, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors other than in the Ordinary Course of Business; any entering into or amending of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of any Seller Entity rendering services principally relating to the Business other than in the Ordinary Course of Business;
               (h) Except for employee turnover in the Ordinary Course of Business, any material change in the personnel or in the responsibilities or reporting relationships of the employees (i) of the Business or (ii) with respect to the development and manufacture of lateral flow immunoassay products and related products at the Existing Facility;
               (i) Any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the Business;
               (j) Any change in any Seller Entity’s business relationship with any material supplier, customer or other entity having business relations with such Seller Entity arising out of, relating to or resulting from the Business including any material increase or notice thereof in the cost of raw materials other than such changes which have arisen in the Ordinary Course of Business;
               (k) Any (i) promotional sales, discount activity, deferred or accelerated revenue activity, including any rebate, discount or other promotional programs, (ii) deferred or accelerated expense activity, (iii) material reduction or elimination of expenses of or investments in the Business, or (iv) change in credit extension or other credit practices, including changes in credit limits and underwriting standards, in each case, which would have the effect of increasing the Revenue or Pre-Tax Profit set forth in the Purchase Price Financial Statements, in each case in a manner outside the Ordinary Course of Business or materially inconsistent with past practice;
               (l) Any other transaction entered into by any Seller Entity that is individually or taken together with all such other transactions material to the Business other than transactions in the Ordinary Course of Business; or
               (m) Any material agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require any Seller Entity to take any of the actions specified in paragraphs (a) through (l) above.
          4.8 Intellectual Property.
               (a) For purposes of this Agreement,
                    (i) “ACON Intellectual Property Assets” means, collectively, the Assigned ACON Intellectual Property Assets and the Retained ACON Intellectual Property Assets. “ACON Intellectual Property Assets” includes, without limitation, the ACON Patents, ACON Marks, ACON Copyrights and ACON Trade Secrets (each, as defined below).
                    (ii) “Assigned ACON Intellectual Property Assets” means all Intellectual Property Assets owned by or purported to be owned by any or all of the Seller Entities and used exclusively in the Business or otherwise expressly designated in Schedule 4.8(b) as “Assigned to Buyer.”
                    (iii) “Retained ACON Intellectual Property Assets” means all Intellectual Property Assets owned by, purported to be owned by and/or licensed to any or all of the Seller Entities and used in the Business that are not Assigned ACON Intellectual Property Assets.
                    (iv) “Buyer Intellectual Property Assets” means all Intellectual Property Assets owned by Buyer.
                    (v) “Intellectual Property Assets” means:
                         (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);
                         (B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and material unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);
                         (C) registered and material unregistered copyrights in both published and unpublished works, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

                         (D) know-how, trade secrets, confidential or proprietary information (including without limitation information regarding cell lines and biological reagents), research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, customer lists and contact numbers/addresses, business strategies, forecasts, testing procedures and testing results (collectively, “Trade Secrets”);
                         (E) other intellectual property rights and/or proprietary rights relating to any of the foregoing; and
                         (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.
               (b) Schedule 4.8(b) contains a complete and accurate list of all issued patents and filed applications therefor within the definition of Patents that are owned, purported to be owned or licensed by any or all of the Seller Entities and used in the Business in the Territory (“ACON Patents”), all registered marks or filed applications therefor and all material unregistered marks within the definition of Marks that are owned, purported to be owned or licensed by any or all of the Seller Entities and used in the Business (“ACON Marks”), and all registered copyrights and filed applications therefor and within the definition of Copyrights that are owned, purported to be owned or licensed by any or all of the Seller Entities and used in the Business (“ACON Copyrights”), identifying (i) whether or not such Intellectual Property Assets are used exclusively in the Business, (ii) the owner of such Intellectual Property Assets, and, (iii) in the event that the owner is not a Seller Entity, identifying the agreement under which the applicable Seller Entities are granted rights to the applicable Intellectual Property Asset.
               (c) Except as set forth on Schedule 4.8(c):
                    (i) The Seller Entities exclusively own or have exclusive (with respect to the Business) license rights to all ACON Intellectual Property Assets and/or Intellectual Property Assets that are the subject of a written license or other agreement under which any Seller Entity is granted rights by a third party with respect to the Business (such licenses or other agreements, the “Inbound Licenses” and such Intellectual Property Assets, the “ACON In-Licensed Intellectual Property Assets”), and all ACON Intellectual Property Assets and ACON In-Licensed Intellectual Property Assets are free and clear of all Liens other than Permitted Liens.
                    (ii) The ACON Intellectual Property Assets owned or purported to be owned by the Seller Entities have not been held by a court of competent jurisdiction to be invalid or unenforceable. All Patents, Marks, and Copyrights, in each case, filed or registered (as applicable) or maintained by any Seller Entity and used in the Business and which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly filed or registered (as applicable) and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned.

                    (iii) All ACON Patents owned or purported to be owned by any Seller Entity have been prosecuted in good faith. No ACON Patent is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where an ACON Patent is held by a Seller Entity by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No ACON Patent owned by or exclusively licensed to any Seller Entity has been or is now involved in any interference, reissue, re examination or opposition proceeding other than any such proceeding involving any Buyer Intellectual Property Asset. To the knowledge of the Seller Entities, there is no published patent application of any third party (other than Buyer) that could reasonably be the subject of an interference with any ACON Patent.
                    (iv) There are no pending, or, to the knowledge of the Seller Entities, threatened claims against any Seller Entity or any of their respective employees alleging (A) that the operation of the Business (including without limitation any activity by any Seller Entity in connection therewith) infringes on or violates the rights of others (other than Buyer) in or to any Intellectual Property Assets (“Third Party Intellectual Property Assets”) or constitutes a misappropriation of any Third Party Intellectual Property Asset or (B) that any of the ACON Intellectual Property Assets or ACON In-Licensed Intellectual Property Assets is invalid or unenforceable.
                    (v) Neither the operation of the Business (including without limitation any activity by any Seller Entity in connection therewith) nor the manufacture, use and/or sale of any Product sold in the Business infringes on or violates any Third Party Intellectual Property Asset, other than the rights of any third party under any Patent, or constitutes a misappropriation of any Third Party Intellectual Property Asset, and to the knowledge of the Seller Entities, neither the operation of the Business (including without limitation any activity by any Seller Entity in connection therewith) nor the manufacture, use and/or sale of any Product sold in the Business infringes on or violates the rights of any third party under any Patent.
                    (vi) All former and current employees, consultants and contractors of the Seller Entities performing technical, scientific and/or creative activities relating to the Business have executed written instruments with the Seller Entities that assign to the Seller Entities all rights, title and interest in and to any and all (A) inventions, improvements, discoveries, writings or other works of authorship, and information relating to the Business and (B) Intellectual Property Assets relating thereto.
                    (vii) To the knowledge of the Seller Entities, (A) there is no material infringement or violation by any person or entity of any of the ACON Intellectual Property Assets or those ACON In-Licensed Intellectual Property Assets over which a Seller Entity has primary enforcement rights and (B) there is no misappropriation by any person or entity of any of the ACON Intellectual Property Assets or such ACON In-Licensed Intellectual Property Assets.
                    (viii) The Seller Entities have taken reasonable and customary security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned,

purported to be owned or used by the Seller Entities in the Business (the “ACON Trade Secrets”), including, without limitation, requiring each employee and consultant of the Seller Entities and any other person with access to ACON Trade Secrets to execute a binding confidentiality agreement, copies of which (or in substantially a form which) have been provided to the Buyer and, to the knowledge of the Seller Entities, there has not been any material breach by any party to any such confidentiality agreement.
                    (ix) As of the Closing, other than the Assigned ACON Intellectual Property Assets and the Retained ACON Intellectual Property Assets licensed to Buyer under the ACON License, as amended, neither any Seller Entity nor any Affiliate of any Seller Entity nor the Management Team nor, to the knowledge of the Management Team, their family members owns or has rights to any Intellectual Property Asset that is or would be infringed by the manufacture, use, sale, offer for sale or importation by Buyer of any and all of the Products or otherwise by the operation of the Business as currently conducted.
               (d) Licenses Received. All Inbound Licenses are listed on Schedule 4.8(d), other than licenses and agreements for commercial off-the-shelf computer software having a cost of less than one thousand dollars ($1,000) per seat or license, and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than fifty thousand dollars ($50,000) per year. Except as set forth on Schedule 4.8(d): (i) all Inbound Licenses are in full force and effect, (ii) (A) none of the Seller Entities and, (B) to the knowledge of the Seller Entities, none of the other parties to such Inbound Licenses is in material default under any such Inbound License, and (iii) all such Inbound Licenses are assignable without the consent of the applicable licensor. True and complete copies of all such Inbound Licenses, and any amendments thereto, have been made available to the Buyer. To the knowledge of the Seller Entities, the licensors under each Inbound License have all requisite power and authority to grant the rights purported to be conferred thereby.
               (e) Licenses Granted. All licenses or other agreements under which the Seller Entities have granted rights to others in ACON Intellectual Property Assets or ACON In-Licensed Intellectual Property Assets (“Outbound Licenses” and, together with the Inbound Licenses, the “Licenses”) are listed on Schedule 4.8(e). Except as set forth thereon, (i) all Outbound Licenses are in full force and effect, (ii) (A) none of the Seller Entities and, (B) to the knowledge of the Seller Entities, none of the other parties to such Outbound Licenses is in material default under any such Outbound License, and (iii) all such Outbound Licenses are assignable without the consent of the applicable licensee. True and complete copies of all such Outbound Licenses, and any amendments thereto, have been made available to the Buyer.
               (f) Schedule 4.8(f) contains a complete and accurate list of all biological reagents incorporated in any of the Products or used in the performance of any assay used in any Product (the “Reagents”) identifying, with respect to each Reagent, (i) the supplier of such Reagent, and, (ii) in the event that the supplier is not a Seller Entity, identifying the license or agreement under which the applicable Seller Entities are granted rights to the applicable Reagent or, if purchased through purchase orders, so stating that such Reagent is so purchased. All licenses or other agreements under which any Seller Entity is granted rights to a Reagent are identified on Schedule 4.8(f).

          4.9 Material Contracts. Schedule 4.9 lists (or cross-references specifically to an item or items on another Schedule which lists) all of the following contracts, subcontracts, leases, commitments, plans, agreements, understandings, instruments, notes, options, warranties, purchase order, licenses, sublicenses, benefit plans or other legally binding commitment or undertaking of any nature to which any Seller Entity is a party arising out of, relating to or resulting from the Business or to which any of the Transferred Assets is bound (each a “Material Contract” and collectively, “Material Contracts”):
               (a) any employment contract for any Eligible Employee (as defined below) or any contract or agreement with any labor union;
               (b) any contract or agreement involving the expenditure of more than fifty thousand dollars ($50,000) whether or not such purchase is in the Ordinary Course of Business;
               (c) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;
               (d) any contract or agreement which by its terms does not terminate or is not terminable without penalty within three (3) months after the date hereof;
               (e) any contract or agreement for the sale or lease of Products not made in the Ordinary Course of Business;
               (f) any contract with any dealer, sales representative, sales agent or distributor, including whether such contract provides such dealer, sales representative, sales agent or distributor with the right to distribute Products on an exclusive or non-exclusive basis, the territory covered by such contract, the term of such contract and whether such contract is then in effect or expired and subject to renewal;
               (g) any indemnification, or any commitment to issue any such indemnification;
               (h) any contract or agreement relating to the acquisition, transfer, development, license, sharing or non-disclosure of any ACON Intellectual Property Asset or ACON In-Licensed Intellectual Property Assets, including all Licenses;
               (i) any contract or agreement expressly imposing any restriction or limitation on the right or ability of any Seller Entity (i) to compete with any other Person or in any line of business, (ii) to acquire any product or other asset or any services from any other Person, or (iii) to develop, sell, supply, distribute, offer, support, manufacture, market, service any product, component, raw material, technology or asset to or for any other Person;
               (j) any contract or agreement (i) to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Authority;

               (k) any contract or agreement or court filing seeking or compromising a lawsuit or other legal or administrative proceeding or claim involving the ACON Intellectual Property Assets, the ACON In-Licensed Intellectual Property Assets or Third Party Rights or entering any such settlement or compromise;
               (l) any partnership, joint venture, or other similar contract, arrangement or agreement between any Seller Entity and a third party;
               (m) any material programs, agreements or arrangements with respect to advertising allowances, trade discounts, volume discounts, store opening allowances, extended dating or other similar discount, allowance or rebate programs; or
               (n) any contract, agreement, or understanding or arrangement not otherwise identified in this Section 4.9 and material, which solely for purposes of this Section 4.9(n) is (i) a contract involving an amount of fifty thousand dollars ($50,000) or greater per year, or (ii) involves the license, transfer, restriction or ownership of any Intellectual Property Assets or any asset or right that would constitute an Intellectual Property Asset.
     Each Material Contract is valid and is in full force and effect and constitutes the legal, valid and binding obligation of the Seller Entities, as the case may be, and, to the knowledge of the Seller Entities, the other parties thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Neither the Seller Entities nor, to the knowledge of the Seller Entities, any other party to any Material Contract, is in default in complying with any material provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would likely constitute, to the knowledge of the Seller Entities, such a default thereof on the part of the Seller Entities or, to the knowledge of the Seller Entities, on the part of any other party thereto. No contracting party to any Material Contract has notified (whether orally or in writing) the Seller Entities of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Seller Entities under such Material Contract. True, correct and complete copies of all Transferred Contracts and Material Contracts (other than commercial off the shelf computer software having a cost of less than one thousand dollars ($1,000) per seat or license and other standard form non-exclusive licenses with respect to Intellectual Property Assets available generally which licenses have a cost of less than fifty thousand dollars ($50,000) per year) have been delivered to Buyer on or before the Closing Date.
          4.10 Litigation. Except as set forth in Schedule 4.10, there is no litigation, material claim or governmental or administrative proceeding or investigation pending or, to the knowledge of the Seller Entities, threatened against the Seller Entities or any Affiliate of the Seller Entities directly relating to or affecting the Business, any of the Transferred Assets or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. With respect to each matter set forth therein, Schedule 4.10 sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought.

          4.11 Compliance with Laws. Except as set forth on Schedule 4.11, each of the Seller Entities is currently in compliance and has heretofore complied in all material respects with all applicable laws, statutes, ordinances, orders, requirements, rules and regulations (including, without limitation, environmental laws, import, export, customs and labeling laws and zoning laws and ordinances) (“Laws”) promulgated by any Governmental Authority and necessary or required for the current conduct of the Business, and, except as disclosed in Schedule 4.11, no Seller Entity has received any notice of a violation or alleged violation of any Law or any license, permit or authorization that has not been heretofore corrected and, to the knowledge of the Seller Entities, no such violation exists which could have a Material Adverse Effect on the Business or the Transferred Assets.
          4.12 Insurance. The Business and the Transferred Assets are, and through the Closing Date will be insured by policies of insurance of the type and in amounts customarily carried by persons conducting business similar to the Business. There is no claim by the Seller Entities pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer.
          4.13 Product Liability. There are no existing or, to the knowledge of the Seller Entities, threatened product liability, warranty, failure to adequately warn or any other similar claims against the Seller Entities for Products, except as disclosed in Schedule 4.13. To the knowledge of the Seller Entities, there are no statements, citations, correspondence or decisions by any Governmental Authority stating that any Products are defective or unsafe or fail to meet any product warranty or any standards promulgated by any such Governmental Authority in any material respect. There have been no notices of recall served on the Seller Entities by any such Governmental Authority with respect to any Product. To the knowledge of the Seller Entities, there is no (a) fact relating to any Product that could be reasonably likely to impose upon the Seller Entities a duty to recall any Product or a duty to warn customers of a defect in any Product or (b) latent or overt design, manufacturing or other defect in any Product.
          4.14 Finder’s Fees. No Seller Entity has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.
          4.15 Permits; Burdensome Agreements. Schedule 4.15 lists all material permits, registrations, authorizations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) obtained by the Seller Entities from any third party, including, without limitation, any industry standards association or Governmental Authority. Each Approval is validly held by the Seller Entities and is in full force and effect, and the Seller Entities are operating in compliance therewith, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect on the Business. Except for the Approvals, no Product has been marketed, advertised, sold or distributed as having or meeting any other certification, standard or approval. The Approvals include, but are not limited to, those required in order for the Seller Entities to conduct the Business under Chinese, relevant foreign, provincial, municipal or local Laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as set forth on Schedule 4.15, none of the Approvals is subject to termination as a result of the execution of this Agreement by the Seller Entities or the consummation of the transactions contemplated hereby, and, to the knowledge of the Seller Entities, except for the Manufacturing License and the Product Registrations to be obtained by Buyer or Buyer Nominee or as set forth on Schedule 4.15, Buyer will not be required to obtain any further Approvals to continue to conduct the Business after the Closing. None of the Seller Entities are subject to or bound by any agreement, judgment, decree or order which could reasonably be expected to have a Material Adverse Effect on the Business or the Transferred Assets.
          4.16 Distribution Matters. Schedule 4.16 sets forth a true and complete list, on a country-by-country basis for each country in the Territory, of (a) each Product sold and/or distributed by the Seller Entities, their Affiliates or their designees therein; (b) the identity of each party (including Seller Entities, their Affiliates and all third parties) marketing, selling and distributing each such Product in each such country and (c) if known to the Seller Entities, details of all trademarks, service marks or other brands used by the Seller Entities or their designees in connection with the marketing, sale and distribution of the Products in each such country together with the identity(ies) of the party(ies), if known to the Seller Entities, holding the registration of each such mark or brand and the country of registration.
          4.17 Employee Benefit Programs.
               (a) Schedule 4.17 lists all of the employee benefit plans, programs and arrangements, including all pension, retirement, profit-sharing, thrift, savings, severance, stock based deferred compensation, deferred compensation, welfare and fringe benefit plans and employment or severance agreements in which any Eligible Employee participates or to which any such Eligible Employee is a party (collectively, the “Employee Plans”). The Seller Entities have made available to Buyer copies of all Employee Plans and, where applicable, the most recent summary plan descriptions with respect to the Employee Plans.
               (b) The Employee Plans are in material compliance with applicable Laws and have been administered in all material respects in accordance with their terms. There is no pending or, to the knowledge of the Seller Entities, threatened legal action, suit or claim relating to any Eligible Employee under an Employee Plan or otherwise (other than ordinary course claims for benefits).
               (c) None of the Employee Plans will obligate Buyer or its Affiliates or its designee to assume or perform any obligation thereunder as a result of the transactions contemplated by this Agreement, or any agreement or document executed pursuant hereto, and neither Buyer nor its Affiliates or its designee will become obligated for any liability under any such Employee Plans, or any other employee benefit plan of the Seller Entities or their Affiliates as a result of the transactions contemplated by this Agreement.
          4.18 Environmental Matters. Except as set forth in Schedule 4.18 and only with respect to the Business, (a) the Seller Entities have no liability under, nor has any Seller Entity ever violated in any material respect, any Environmental Law (as defined below); (b) any property owned, operated, leased, or used by the Seller Entities (including the Existing Facility), and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (c) the Seller Entities have never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (d) the Seller Entities do not have knowledge that any of the items enumerated in clause (c) of this paragraph will be forthcoming.
     For purposes of this Section 4.18, (i) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the PRC, foreign, United States federal, state, province, county or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted and (ii) “Seller Entities” shall mean and include the Seller Entities, their predecessors and all other entities for whose conduct the Seller Entities are or may be held responsible under any Environmental Law.
          4.19 Employment Provisions. Schedule 4.19 sets forth a true and complete list of all employees (including their current job title, employer, if known, and location of employment) who (a) currently work for or are involved in the Business and (b) worked for or were involved in the Business at any time on or after March 31, 2006, in each case including any employees of Genclonn involved in the development, manufacture and supply of certain biological components and reagents contained or used in the manufacture of lateral flow immunoassay products. Other than Eligible Employees located in the U.S. or except as set forth on Schedule 4.19, none of the Eligible Employees (as defined herein) are employed at-will. Except as set forth on Schedule 4.19, no Seller Entity is delinquent in payments to any of the employees of the Business for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in Schedule 4.19, upon termination of the employment of any Eligible Employee by a Seller Entity and re-employment, if applicable, of such Eligible Employee by Buyer, no Seller Entity will by reason of the consummation of the transactions contemplated by this Agreement or otherwise be liable to any Eligible Employee for so called “severance pay” or any other termination-related payments as set forth on Schedule 4.19, such Schedule to set forth in detail as to each employee all “severance pay” and other payment that would be owed if such a termination occurred on or following the Closing Date, including under any applicable Law. Except as set forth in Schedule 4.19, no Seller Entity has, or within one (1) year has had, any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Except as set forth on Schedule 4.19, each Seller Entity has in the past complied and is in compliance in all material respects with all applicable Laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Schedule 4.19, no Seller Entity has received notice of any investigation by any Governmental Authority concerning such Seller Entity’s compliance with any employment-related Laws including, without limitation, Laws regarding the payment of wages, payment of overtime pay, payment of minimum wages or workplace safety and health. Except as set forth on Schedule 4.19, there are no grievances, complaints or charges that have been filed against a Seller Entity under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) and no claim therefore has been asserted. Except as set forth on Schedule 4.19, no collective bargaining agreements relating to any employee of the Business is in effect or are currently being or are about to be negotiated or entered into by the Seller Entities. To the knowledge of the

Seller Entities, the Eligible Employees constitute all of the employees necessary for Buyer to continue to operate the Business (except for the Manufacturing Capability) as it has been operated prior to the Closing, and the Eligible Employees have the qualifications and abilities necessary for Buyer to continue to operate the Business (except for the Manufacturing Capability) as it has been operated prior to the Closing.
          4.20 Customers, Distributors and Suppliers. Schedule 4.20 sets forth a true and complete list of all customers, representatives, dealers or distributors (whether pursuant to a commission, royalty or other arrangement) who accounted for fifty thousand dollars ($50,000) or more of the sales of the Business for the twelve (12) months ended on the last fiscal quarter preceding the date hereof, showing with respect to each, the name and dollar value involved (collectively, the “Customers and Distributors”). Schedule 4.20 also sets forth a true and complete list of all suppliers of the Business to whom during the twelve (12) months ended on the last fiscal quarter preceding the date hereof the Seller Entities made payments aggregating fifty thousand dollars ($50,000) or more, showing with respect to each, the name, address and dollar value involved (the “Suppliers”). The relationships of the Seller Entities with the Customers and Distributors and Suppliers are good commercial working relationships. Except as set forth on Schedule 4.20, no Customer and Distributor or Supplier has materially modified, canceled or otherwise terminated its relationship with the Seller Entities, or has during the last twelve (12) months decreased materially its services, supplies or materials to the Seller Entities or its usage or purchase of the services or products of the Seller Entities nor, to the knowledge of the Seller Entities, and as of the date hereof does any Customer and Distributor or Supplier have any plan or intention to do any of the foregoing. Except as set forth on Schedule 4.20, the Seller Entities are not a party to any oral or written agreement or arrangement with any customer, supplier or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any Products, rights of return or any other similar agreements or arrangements.
          4.21 Certain Regulatory Matters.
               (a) As to each Product subject to the Administrative Regulation on the Registration of Medical Devices issued by the SFDA, effective August 9, 2004, the Administrative Regulation on the Registration of Pharmaceuticals issued by the SFDA effective October 1, 2007 and Administrative Regulation on the Registration of Extrinsic Diagnostic Tests issued by the SFDA effective June 1, 2007 (collectively, the “SFDA Registration Regulations”) or similar Law that is developed, manufactured, tested, distributed and/or marketed by the Seller Entities (a “Medical Device or Pharmaceutical”), such Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the SFDA Registration Regulations and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device or Pharmaceutical, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failure in compliance that individually or in the aggregate would not be likely to have a Material Adverse Effect. None of the Seller Entities have received any notice or other communication from the SFDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Products or (ii) otherwise alleging any violation applicable to any Product of any Law.

               (b) Except as set forth on Schedule 4.21, no Product has been, or is under consideration by senior management of the Seller Entities to be, recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Seller Entities, in each case since January 1, 2006. To the knowledge of the Seller Entities, no proceedings in the United States or outside of the United States have been completed or are pending against the Seller Entities or any licensee of any Product which sought or are seeking, as applicable, the recall, withdrawal, suspension, seizure or discontinuance of any Product.
               (c) As to each Product of the Seller Entities for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Seller Entities are in compliance in all material respects with 21 U.S.C. §§360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Laws and all terms and conditions of such licenses or applications. In addition, the Seller Entities are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws.
               (d) No article of any Product manufactured and/or distributed by the Seller Entities is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Law).
               (e) Neither the Seller Entities, nor, to the knowledge of the Seller Entities, any officer, employee or agent of the Seller Entities, has made an untrue statement of a material fact or fraudulent statement to the SFDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the SFDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the SFDA or any other Governmental Authority to invoke any of their respective policies similar to the U.S. Food and Drug Administration’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy of any Governmental Authority. Neither the Seller Entities, nor, to the knowledge of the Seller Entities, any officer, employee or agent of the Seller Entities or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a (a) or any similar Law or authorized by 21 U.S.C. § 335a (b) or any similar Law. Neither the Seller Entities, nor, to the knowledge of the Seller Entities, any officer, employee or agent of the Seller Entities or any of their Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the U.S. health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.
               (f) Since January 1, 2006 the Seller Entities have not received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any, (ii) commenced, or threatened to initiate, any action to enjoin production of any or (iii) commenced, or threatened to initiate, any action to enjoin the production of any Product produced at any facility where any Product is manufactured, tested or packaged.

               (g) To the knowledge of the Seller Entities, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Seller Entities regarding the Business relating to or arising under (i) the U.S. Federal Food, Drug and Cosmetic Act, as amended, or (ii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or any equivalent agency in other jurisdictions where the Seller Entities are located.
          4.22 Certain Business Practices. No director, officer, agent or employee of the Seller Entities has, directly or indirectly, on behalf of the Seller Entities (solely with respect to matters arising out of, relating to or resulting from the Business) (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under applicable Law, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Seller Entities for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, provincial, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in China, the United States or any other country, which in any manner relates to the Transferred Assets or the Business, which in each case the Seller Entities knew or had reason to believe to have been illegal under any China, U.S., state, provincial, local or foreign Laws.
          4.23 Investment Representation.
               (a) Each Seller Entity that receives Common Stock is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in financial and business matters that such Seller Entity is capable of evaluating the relative risks and merits of an investment in the Common Stock.
               (b) The Seller Entity has had an opportunity to ask questions of and receive answers from the Buyer, or a person or persons acting on the Buyer’s behalf, concerning the terms and conditions of the Common Stock. In addition, each Seller Entity has read or reviewed and is familiar with the Buyer’s annual report on Form 10-K for the Buyer’s fiscal year ended December 31, 2007 (as to the extent amended) and each subsequently filed report on Forms 10-K, 10-Q and 8-K, and amendments thereto, as filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Exchange Act (as defined herein) and as the same may be amended.
               (c) Such Seller Entity acquiring such shares represents that the Common Stock to be issued hereunder are being acquired solely for such Seller Entity’s own account, for investment and not with a view to or for the resale or distribution thereof (except as such shares may be resold as contemplated by Section 4.23(d) hereof); such Seller Entity has no present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto that would render the Buyer unable to rely on the safe harbor set forth in Regulation D under the Securities Act for the issuance of the Common Stock hereunder.

               (d) Such Seller Entity acquiring Common Stock understands that the shares of such Common Stock to be issued hereunder have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction and are being offered and issued in reliance upon exemptions for private offerings. Such Seller Entity acquiring such Common Stock acknowledges and is aware that there are substantial restrictions on the transferability of the Common Stock; the Common Stock to be issued hereunder cannot be resold unless they are registered under the Securities Act and qualified under any applicable securities law of any state or other jurisdiction, or an exemption from such registration or qualification is available. Each Seller Entity acknowledges that the sole obligation of the Buyer to register shares of Common Stock under the Securities Act are pursuant to the terms and conditions of the Amended and Restated Investor Rights Agreement and that the Buyer has no obligation to register any securities of Buyer other than Common Stock pursuant to the Amended and Restated Investor Rights Agreement.
          4.24 Buyer Common Stock Ownership. The Seller Entities warrant and represent that, neither the Seller Entities, any members of the Management Team, any Person designated to receive Buyer Common Stock pursuant to Section 3.1(e), nor any Affiliates of the foregoing own or control any voting securities of Buyer.
     Section 5. REPRESENTATIONS AND WARRANTIES OF THE PARENT.
     As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Parent hereby makes to Buyer, the representations and warranties contained in this Section 5 as of the date hereof and as of the Closing Date.
          5.1 Organization and Qualifications of the Parent. The Parent is an entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization with all requisite power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the organizational documents (including charter, articles of association and by-laws) of Parent (the “Parent Organizational Documents”), each as amended to date, and previously delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending.
          5.2 Authority of the Parent. The Parent has full right, power and authority to enter into the Transaction Documents. The execution, delivery and performance of the Transaction Documents by the Parent has been duly authorized by all necessary action of the Parent, and no other action on the part of the Parent is required in connection therewith. The Transaction Documents constitute, or will when executed and delivered by the Parent constitute, valid and binding obligations of the Parent, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 5.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for the Parent to consummate the transactions contemplated hereby (each such notice, filing, authorization, exemption or consent shall be deemed a Required Consent). The execution, delivery and performance by the Parent of the Transaction Documents:

               (a) do not and will not violate any provision of the charter, by-laws or Parent Organizational Documents (as amended to date);
               (b) do not and will not violate contravene or conflict in any material respect with any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to the Parent or require the Parent to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;
               (c) do not and will not result in a material breach of, constitute a material default under, cancel or accelerate any material right or obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, whether written or oral, to which the Parent is a party or is bound, or result in the creation or imposition of any Lien on any of the assets or the property of the Parent or the equity interests of the Parent; and
               (d) do not and will not result in any Lien on any of the Transferred Assets.
          5.3 Ownership of Subsidiaries; Business Entities. Parent owns, and has the right to vote and control, directly or indirectly, all of the Seller Entities and Genclonn. No Persons except for the Seller Entities are engaged in the Business.
     Section 6. COVENANTS OF THE SELLER ENTITIES
     The Seller Entities hereby covenant and agree with Buyer as follows:
          6.1 Cooperation. From the date hereof, each of the Seller Entities will, and will cause its Affiliates to, use its commercially reasonable efforts, and will cooperate with Buyer in all material respects, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties (including any consents required under or in connection with any Transferred Contract whether prior to or after the Closing) as shall be required in order to effectuate the transactions contemplated hereby, and will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof, including without limitation providing, and directing its independent accounting firm to provide, to the Buyer all financial statements (including such firm’s audit opinion thereon) pursuant to Section 6.4, to effect and pursue waivers, permits, consents, approvals or other authorizations from Governmental Authorities, and to effect all registrations, filings and notices with or to Governmental Authorities, as may be required to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws and regulations in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Governmental Filings and Consents”).

          6.2 Conduct of Business.
               (a) Except as may be otherwise expressly permitted by this Agreement or with the prior written consent of Buyer, from the date hereof and prior to the Closing, the Seller Entities will, and will cause their relevant Affiliates to:
                    (i) operate, through and including the Closing Date, the Business only in the Ordinary Course of Business;
                    (ii) except for the transactions contemplated by Section 1 hereof, use their commercially reasonable efforts to preserve intact the Business organization;
                    (iii) use their commercially reasonable efforts to preserve their relationships and agreements with their distributors, suppliers and customers, licensors and licensees and others having business dealings with the Seller Entities in the Business in a manner consistent with past practices; and
                    (iv) use commercially reasonable efforts to renew annual agreements in the Ordinary Course of Business with those distributors, sales representatives and sale agents whose agreements are set forth on Schedule 4.9 or 4.20 attached hereto and listed as expired prior to the date hereof or that expire prior to the Closing Date.
               (b) Except as may be otherwise expressly permitted by this Agreement, including Section 1 hereof, or with the prior written consent of Buyer which shall not be unreasonably withheld or delayed, from the date hereof through the Closing Date, the Seller Entities shall not, and will cause their Affiliates not to take any of the following actions with respect to the Business:
                    (i) borrow any funds or otherwise incur, whether directly or by way of guaranty or otherwise, any indebtedness for borrowed money except to the extent such indebtedness is an Excluded Liability;
                    (ii) sell, lease, exchange, license or otherwise dispose of any of the properties or assets (including, but not limited to the Transferred Assets and rights with respect to Intellectual Property Assets) of the Business, except for (A) sales of finished goods inventory in the Ordinary Course of Business, (B) a lease of real property in San Diego by ACON Labs the obligations of which will not become obligations of the Buyer or its Affiliates, and (C) the transactions contemplated by Section 1 hereof;
                    (iii) create, or permit to be created, any Lien (other than a Permitted Lien) upon any of the properties or assets of the Business;
                    (iv) make any increase in, or any commitment to increase, the compensation, benefits or other payments payable or provided to, or to become payable to, any Eligible Employees other than in the Ordinary Course of Business;
                    (v) alter the manner of keeping its books, accounts or records or change any of the accounting practices, principles or methods used by it in the Business except as contemplated by the Transaction Documents;

                    (vi) change the terms of any of the receivables arising from, relating to or resulting from the Business other than in the Ordinary Course of Business;
                    (vii) be or agree to be a party to any merger, consolidation or other business combination;
                    (viii) enter into or modify any employment agreement or similar legally binding commitment with any Eligible Employees other than in the Ordinary Course of Business;
                    (ix) enter into or modify, or engage in any negotiations with respect to, any collective bargaining, union agreement or similar commitment with any Eligible Employees;
                    (x) except for employee turnover in the Ordinary Course of Business, make any material change in the personnel or in the responsibilities or reporting relationship of the employees (A) of the Business or (B) with respect to the development and manufacture of lateral flow immunoassay products and related products, of the Existing Facility (including, in each case, for Genclonn in connection with its development, manufacture and supply of certain biological components and reagents to the extent used in the manufacture of lateral flow immunoassay products);
                    (xi) make or commit to any capital expenditure or acquire any property or assets (other than raw materials, parts and components purchased in the Ordinary Course of Business) for use in the Business which, individually or in the aggregate, exceed one hundred thousand dollars ($100,000) except to the extent any such capital expenditure or acquisition, and any contract or agreement related thereto, does not represent an Assumed Liability;
                    (xii) amend, modify, renew or extend any contract or agreement with any customer, distributor, reseller or sales agent (A) outside the Ordinary Course of Business, (B) notwithstanding Section 6.2(a)(iv), otherwise renew or extend any such contract or agreement for a term beyond the shorter of (I) one year or (II) the duration of the then-existing term thereof, except as expressly permitted in fulfillment of the Seller Entities’ obligations to Buyer hereunder, (C) obligating Buyer or any Affiliate to supply products other than the Products, or (D) containing any price, territory, exclusivity or other material terms that are modified or become effective as a result of the transactions contemplated by this Agreement;
                    (xiii) except in the Ordinary Course of Business, enter into any agreement or commitment with respect to the Business having a term in excess of ninety (90) days except for agreements or commitments which are terminable without cost or penalty within sixty (60) days by merely giving notice to the other party;
                    (xiv) enter into any agreement or commitment that restricts the Seller Entities from carrying on the Business anywhere in the world, other than a distributor agreement entered into in the Ordinary Course of Business that provides exclusivity to such distributor including as to the Seller Entities, that restricts Seller Entities from selling certain products in the territory covered thereby only;

                    (xv) cancel any debts or waive any claims or rights of substantial value arising from, relating to or resulting from the Business other than in the Ordinary Course of Business;
                    (xvi) enter into any contract or agreement with respect to the Business with any supplier or vendor (A) having a term in excess of twelve (12) months, (B) containing obligations to purchase goods or services material to the Business exclusively from such supplier or vendor, or (C) containing any price, territory, exclusivity or other material terms that are modified or become effective as a result of the transactions contemplated by this Agreement;
                    (xvii) enter into any contract or agreement that would constitute a Material Contract other than in the Ordinary Course of Business;
                    (xviii) (A) conduct any material promotional sales, discount activity, deferred or accelerated revenue activity, including any rebate, discount or other promotional activities, (B) defer or accelerate any material expense activity, (C) reduce or eliminate any material expenses of or investments in the Business, or (D) change any credit extension or other material credit practices, including changes in credit limits and underwriting standards, in each case in a manner outside the Ordinary Course of Business or materially inconsistent with past practice;
                    (xix) enter into any manufacturing agreement with a third party except to the extent such agreement is freely assignable at Buyer’s request to Buyer or Buyer Nominee(s) without such third party’s consent;
                    (xx) enter into any agreement to settle any dispute or controversy with respect to any Assigned ACON Intellectual Property Asset that is to be Transferred Asset or Retained ACON Intellectual Property Assets licensed to Buyer, which agreement relates to or impacts the Business;
                    (xxi) amend or modify any Material Contract or waive, delay the exercise of, release or assign any right or claim under, any Material Contract other than in the Ordinary Course of Business;
                    (xxii) create any new or amend or modify or terminate any existing Employee Plans other than in the Ordinary Course of Business; or
                    (xxiii) agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.
          6.3 Access. From the date hereof and prior to the Second Subsequent Payment Date, the Seller Entities shall, and shall cause their Affiliates to (a) provide Buyer and its representatives, and potential sources of Financing (as defined below) and their representatives, with such information as Buyer or its representatives may from time to time reasonably request with respect to the Business and the transactions contemplated by this Agreement, (b) provide Buyer and its representatives, including affiliates, potential sources of Financing and assignees and their respective representatives, reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Business as Buyer or its representatives may from time to time reasonably request, (c) permit Buyer and its representatives, including affiliates, potential sources of Financing and assignees and their respective representatives, to discuss the Business (including, without limitation, the compliance thereof with Good Manufacturing Practices and other regulatory requirements and the quality management system standards of Buyer or Buyer Nominee(s)) with Seller Entities’ officers and, with the prior consent of the Seller Entities (which consent will not be unreasonably withheld), the Seller Entities’ employees, accountants and advisors, subject to the existing confidentiality obligations between Buyer and ACON Labs and (d) provide to Buyer such information in the possession and control of the Seller Entities regarding the identity, contact and contract information for raw materials suppliers, including those listed on Schedule 6.3(d) hereof, reasonably requested by Buyer, introduce Buyer’s representatives to personnel at each such supplier as Buyer may reasonably request, and assist Buyer as requested by Buyer (in its sole discretion) in efforts to identify and negotiate with such suppliers to enter into raw materials supply contracts.
          6.4 Financial Statements and Information.
               (a) As and to the extent requested by Buyer, as soon as reasonably practicable, but in any event prior to June 1, 2009, the Seller Entities shall prepare and deliver, or cause to be prepared and delivered, to Buyer the historical financial information (including audited and, if applicable, unaudited financial information), including a manually signed accountants’ report from the Audit Accountants (as defined herein), of and relating to the Business for the fiscal years ended December 31, 2007 and December 31, 2008 and any subsequent interim period, solely to the extent required to be filed by Buyer with the SEC pursuant to a Current Report on Form 8-K (or any successor form) as contemplated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder together with an audit opinion thereon from the Audit Accountants in the form required by the SEC and applicable stock exchange (the “Historical Financial Information”). Based on preliminary financial information provided to Buyer by the Seller Entities, Buyer has determined, as of the date of this Agreement, that (i) the relief contemplated by Section 9.8(a)(i) hereof will be required and (ii) audited financial information of and relating to the Business for the fiscal years ended December 31, 2007 and December 31, 2008 (and, if applicable, unaudited financial information of and relating to the Business for any subsequent interim periods) will be required as the Historical Financial Information. Notwithstanding the foregoing, the Final Purchase Price Statements shall be the final determinative financial information with respect to the Business for purposes of determining whether Historical Financial Information is required under this Section 6.4, as well as the nature of such Historical Financial Information. The Seller Entities covenant that the Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated. The Seller Entities will also cooperate in all reasonable respects with the Audit Accountants in connection with this audit of the Historical Financial Information. To the extent that the Audit Accountants are no longer registered and in good standing with the Public Company Accounting Oversight Board, are not permitted by applicable Law to render an audit opinion in connection with a filing by Buyer under the Exchange Act, or otherwise cannot or will not complete the audit for reasons separate and apart from the Seller Entities and the audit process contemplated hereby, the Seller Entities shall not be liable for any failure to satisfy this covenant solely due to the failure of the Audit Accountants to remain so registered or so permitted, but instead shall use commercially reasonable efforts to cooperate with Buyer to find alternate means to satisfy delivery of the Historical Financial Information as soon as reasonably practicable. To the extent that any Governmental Authority (including the SEC) or stock exchange requires any additional financial statements or financial information or statements covering more than just the Business, whether historical or pro forma in nature, the Seller Entities shall use commercially reasonable efforts to assist Buyer at Buyer’s sole expense with preparation and presentation of such information as is required and shall provide such access to financial information and personnel and cooperate with any independent public accounting firm as is necessary to assist Buyer in fulfilling such requirements.
               (b) The Seller Entities will cooperate in all reasonable respects with Buyer in Buyer’s preparation of the pro forma financial information relating to the acquisition of the Business and related manufacturing operation at the Existing Facility solely to the extent required pursuant to a Current Report on Form 8-K (or any successor form) as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Information,” and together with the Historical Financial Information, the “Required Information”), including without limitation providing such financial and other information, records and documents relating to the Business and related manufacturing operation at the Existing Facility as may be necessary to prepare such Pro Forma Information, providing access to such of the Seller Entities’ personnel, advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with Buyer’s reasonable requests in order to facilitate such preparation.
               (c) The parties further acknowledge that the Required Information (if any) must be filed by Buyer with the SEC under cover of an amendment to a Current Report on Form 8-K (or any successor form) not less than seventy one (71) calendar days after the initial filing of such Current Report on Form 8-K (or any successor form), which initial filing, if required, must be filed by Buyer with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the Closing Date. Accordingly, time is of the essence with respect to the observance of this covenant. The parties also acknowledge that any Buyer filings under the Securities Act that require the Required Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary under the Securities Act and the delivery of a manually signed consent of the Audit Accountants, by the Seller Entities, if required, to facilitate the execution and filing of an accountant’s consent. The Seller Entities covenant and agree to promptly cooperate from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to cause the Audit Accountants to perform such procedures and deliver any such consent from time to time as requested by Buyer.
               (d) As soon as reasonably practicable, but in any event prior to March 31, 2009, the Seller Entities shall deliver to Buyer (i) audited financial statements relating to the Business and related manufacturing operation at the Existing Facility as of and for the nine months ended September 30, 2008 and (ii) unaudited financial statements relating to the Business and related manufacturing operation at the Existing Facility for the quarter and for the full year ended December 31, 2008 prepared in accordance with GAAP consistently applied, certified by each member of the Management Team, Parent and the Seller Entities, for purposes of determining the Purchase Price pursuant to Section 3.1 (the “Purchase Price Financial Statements”).
               (e) In the event the Buyer is required to pursue the relief contemplated by Section 9.8(a), Parent and the Seller Entities shall furnish in writing such information to Buyer as Buyer may reasonably request in order to support such request and shall deliver a letter representing as to the accuracy and completeness of such information including a representation in form and substance similar to that representation set forth in Section 4A.4 of the FTNF Acquisition Agreement.
               (f) In the event the relief contemplated by Section 9.8(a), if required, is not received by Buyer within fifteen (15) days prior to the anticipated Closing Date, the parties and their respective advisors shall meet to discuss alternatives available that will permit the Buyer to fulfill its obligations under the United States securities laws, rules and regulations, but also permit the transactions contemplated hereby to be completed on mutually agreeable terms.
               (g) The parties agree that the costs of all audits required pursuant to this Section 6.4, including in connection with the preparation of the audited financial information of and relating to the Business for the fiscal years ended December 31, 2007 and December 31, 2008 and the audited financial statements relating to the Business and related manufacturing operation at the Existing Facility as of and for the nine months ended September 30, 2008, shall be borne one half (1/2) by the Seller Entities and one half (1/2) by Buyer.
          6.5 Non-Solicitation. The Seller Entities agree that from and after the date hereof until the third anniversary of the Closing, the Seller Entities shall not knowingly and shall cause their Affiliates not to recruit or hire any employees of the Buyer and its Affiliates or any Potential Transferred Employees (as defined herein); provided, that a general advertisement in the public media shall not constitute a violation of the non-recruitment obligations of this Section 6.5.
          6.6 Confidentiality. The Seller Entities confirm that through the Second Subsequent Payment Date they remain bound by the Reciprocal Confidential and Nondisclosure Agreement dated April 15, 2008 and as amended to date.
          6.7 Employee Matters.
               (a) Employees. The Buyer and the Seller Entities agree that Schedule 6.7: (x) lists the names of all employees (including those of Genclonn) who perform services for the Business (including for Genclonn in connection with its development, manufacture and supply of certain biological components and reagents contained in or used in the manufacture of lateral flow immunoassay products) and who will be eligible to receive an offer of employment from Buyer (collectively, the “Eligible Employees”), and (y) identifies which of the Eligible Employees, if hired by Buyer or its designee, would likely commence employment with Buyer or its designee as of the Closing Date (the “Phase 1 Eligible Employees”) or sometime thereafter (the “Phase 2 Eligible Employees”). The Seller Entities represent and warrant that Schedule 6.7 sets forth each Eligible Employee’s name and, to the extent applicable, accurately describes with respect to each such Eligible Employee, his or her: (i) employment status (part time or full time), (ii) contract type, if any, (iii) job title, employer, location of employment, (iv) education, (v) hire date, (vi) current contract or termination date if fixed term employee, (vii) 2007, 2008 and 2009 base salary, (viii) average overtime during 2008, (ix) 2006, 2007 and 2008 bonuses (such 2008 bonuses being paid in the following calendar year), (x) current housing allowance, (xi) 2008 and, if known, anticipated 2009 leave entitlement (days) and vacation amount, and (xii) a description and the amount of all other cash compensation paid to such employee by a Seller Entity, Genclonn and any of their Affiliates except for any such compensation that is immaterial to such employee’s overall compensation. Schedule 6.7 contains a list of fringe and/or employee benefits such as medical and life insurance coverage and equity incentive programs to which any of the Eligible Employees are entitled. Except as provided in the last sentence of Section 6.7(e) hereof or as may otherwise be agreed, Buyer shall not offer employment to any employee of the Seller Entities (including any employee of Genclonn) not designated on Schedule 6.7; provided, however, that Buyer may offer employment in connection with the Closing or a Subsequent Transfer Date (as defined herein) to employees of the Seller Entities and Genclonn that were hired or transferred to the Business after the date of this Agreement with the prior written consent of the Seller Entities, which consent shall not be unreasonably withheld.
               (b) Selection of Potential Transferred Employees.
                    (i) Selection of Potential Phase 1 Transferred Employees. Promptly following the date hereof, the Seller Entities shall, and Parent and the Seller Entities shall cause Genclonn, if applicable, to, provide Buyer or its designee with access to (i) the Phase 1 Eligible Employees for purposes of interviewing each such Phase 1 Eligible Employee as Buyer or its designee may request, such interviews to occur at ACON Bio’s Existing Facility during such employee’s normal working hours unless otherwise agreed to by ACON Bio, and (ii) all employment records, including performance and compensation reviews and disciplinary records, of the Phase 1 Eligible Employees, to the extent not prohibited by applicable Law, such records to be made available to Buyer or its designee at ACON Bio’s Existing Facility. Within twenty (20) days following the first date of access to said Eligible Employees, Buyer shall provide to the Seller Entities a list of the Phase 1 Eligible Employees to whom it intends to offer, or cause its designees to offer, employment to with such employment to commence as of the Closing Date (the “Potential Phase 1 Transferred Employees”).
                    (ii) Selection of Potential Phase 2 Transferred Employees. From time to time after the date hereof and continuing through the date that is sixty (60) days after the end of the term of the last Supply and Distribution Agreement, and in any event not less frequently than quarterly, the Buyer or its designee and the Seller Entities shall, and the Parent and the Seller Entities shall cause Genclonn to, meet to discuss the operational needs of the Buyer or its designee that must be met by hiring those Phase 2 Eligible Employees that it is interested in hiring and the needs of the Seller Entities in performing their obligations under the applicable Supply and Distribution Agreements. From time to time and at the reasonable request of Buyer or its designee following these discussions, with respect to those Phase 2 Eligible Employees that Buyer or its designee may consider hiring within the next sixty (60) days, the Seller Entities shall, and Parent and the Seller Entities shall cause Genclonn, if applicable, to, provide Buyer or its designee with access to (i) such Phase 2 Eligible Employees that Buyer or its designee may consider hiring within the next sixty (60) days for purposes of interviewing each such Phase 2 Eligible Employee as Buyer or its designee may request, such interviews to occur at ACON Bio’s Existing Facility during such employee’s normal working hours unless otherwise agreed to by ACON Bio, and (ii) all employment records, including performance and compensation reviews and disciplinary records, of the Phase 2 Eligible Employees that Buyer or its designee may consider hiring within the next sixty (60) days, to the extent not prohibited by applicable Law, such records to be made available to Buyer or its designee at ACON Bio’s Existing Facility. Within twenty (20) days following the completion of the interviews described above, Buyer shall provide to the Seller Entities a list of the applicable Phase 2 Eligible Employees to whom it intends to offer, or cause its designees to offer, employment to (each a “Potential Phase 2 Transferred Employee” and all Potential Phase 2 Transferred Employees identified by Buyer or its designees (which may occur at different dates) collectively, the “Potential Phase 2 Transferred Employees” and, together with the Potential Phase 1 Transferred Employees, the “Potential Transferred Employees”) and the date or dates at which such person’s employment is expected to commence (each, a “Subsequent Transfer Date”), but in any event such date shall not be sooner than forty (40) days following the date of delivery of such list (recognizing that the Buyer and the Seller Entities may determine that different deadlines may be appropriate on a case-by-case basis).
               (c) Offer of Employment.
                    (i) Offer of Phase 1 Employment. Within thirty (30) days following the first date of access to the Phase 1 Eligible Employees in accordance with Section 6.7(b)(i), Buyer or its designee will offer employment to each Potential Phase 1 Transferred Employee who Buyer expects will commence employment with Buyer or its designee immediately after the Closing. The offers of employment to such Potential Phase 1 Transferred Employees contemplated by this Section 6.7(c) shall be made pursuant to a procedure mutually agreed upon by the Seller Entities and Buyer or its designee and shall be contingent upon the Closing and upon each such Potential Phase 1 Transferred Employee satisfying Buyer’s or its designee’s hiring requirements at the time he or she seeks to commence active employment with Buyer or its designee on his or her Start Date. The Seller Entities and Buyer or its designee shall, and Parent and the Seller Entities shall cause Genclonn to, jointly cooperate to encourage the Potential Phase 1 Transferred Employees to accept on or before the Closing Date the written offers of employment made by Buyer or its designee. In addition to the access provided under Section 6.7(b) hereof, the Seller Entities shall, and Parent and the Seller Entities shall cause Genclonn to, permit Buyer or its designee, with the Seller Entities’ prior written consent, to have reasonable access to the Phase 1 Eligible Employees in furtherance of this common goal.
                    (ii) Offer of Phase 2 Employment. Not less than thirty (30) days prior to the applicable Subsequent Transfer Date, Buyer or its designee will offer employment to each Potential Phase 2 Transferred Employee who Buyer expects will commence employment with Buyer or its designee as of such Subsequent Transfer Date. The offers of employment to such Potential Phase 2 Transferred Employees contemplated by this Section 6.7(c) shall be made pursuant to a procedure mutually agreed upon by the Seller Entities and Buyer or its designee and shall be contingent upon each such Potential Phase 2 Transferred Employee satisfying Buyer’s or its designee’s hiring requirements at the time he or she seeks to commence active employment with Buyer or its designee on his or her Start Date. The Seller Entities and Buyer or its designee shall, and Parent and the Seller Entities shall cause Genclonn to, jointly cooperate to encourage the Potential Phase 2 Transferred Employees to accept on or before the applicable Subsequent Transfer Date the written offers of employment made by Buyer or its designee. In addition to the access provided under Section 6.7(b) hereof, the Seller Entities shall, and Parent and the Seller Entities shall cause Genclonn to, permit Buyer or its designee, with the Seller Entities’ prior written consent, to have reasonable access to the Phase 2 Eligible Employees in furtherance of this common goal.
               (d) Termination of Employment. On or immediately after the date Buyer or its designee offers employment to a Potential Transferred Employee,, the applicable Seller Entity shall, and Parent and the Seller Entities shall cause Genclonn to, notify that Potential Transferred Employee of its intention to terminate such individual’s employment as of the Closing or the applicable Subsequent Transfer Date, as the case may be, and thereafter the applicable Seller Entity shall, and Parent and the Seller Entities shall cause Genclonn to, terminate all such Potential Phase 1 Transferred Employees as of the Closing and all such Potential Phase 2 Transferred Employees as of the applicable Subsequent Transfer Date. In the event a Potential Transferred Employee has been given less than thirty (30) days notice of termination, the relevant Seller Entity shall, and Parent and the Seller Entities shall cause Genclonn to, pay to the Potential Transferred Employee an amount equal to such Potential Transferred Employee’s salary in lieu of notice for any period for which the actual notice period falls short of the statutory notice period required by applicable Law, unless the Potential Transferred Employee being a Transferred Employee has waived such notice requirement. In addition, in the event a Potential Transferred Employee does not become a Transferred Employee (as defined below), the relevant Seller Entity shall, and Parent and the Seller Entities shall cause Genclonn to, pay severance to the Potential Transferred Employee as required under applicable Law. Parent and the Seller Entities agree that for purposes of Section 6.5 of this Agreement, each Potential Transferred Employee shall be deemed to be an employee of Buyer regardless of whether such individual becomes a Transferred Employee.
               (e) Employment of Transferred Employees by Buyer. Each Potential Transferred Employee who accepts, in a manner reasonably acceptable to Buyer, an offer of employment from Buyer or its designee prior to the Closing Date or the applicable Subsequent Transfer Date, as the case may be (a “Transferred Employee”), will become employed by Buyer or its designee as of his/her designated start date with Buyer or its designee (each such individual’s “Start Date”), which shall be on the Closing Date with respect to any Potential Phase 1 Transferred Employee who so accepts the offer of employment and the applicable Subsequent Transfer Date with respect to any Potential Phase 2 Transferred Employee who so accepts the offer of employment. Effective on his or her Start Date, each Transferred Employee will be under the exclusive supervision of Buyer or its designee and, except as otherwise required by applicable Law, subject to Buyer’s or such designee’s policies and procedures. Prior to such individual’s Start Date, each Transferred Employee shall be under the exclusive supervision of Seller Entities (or Genclonn, in the case of any employee of Genclonn) and subject to Seller Entities’ (or Genclonn’s, as the case may be) policies and procedures. Notwithstanding anything to the contrary herein, to the extent that any Transferred Employee remains or otherwise performs services on Seller Entities’ premises on or after the Start Date, such person shall comply with the terms of Seller Entities’ rules and regulations applicable to vendors, customers and other general visitors regarding such premises. Seller Entities shall provide Buyer with a copy of such policies on or prior to any such Transferred Employee’s Start Date. For the avoidance of doubt, all such Transferred Employees shall be subject to Buyer’s, not Seller

Entities’, written employee policies effective on his or her Start Date. If any Potential Transferred Employee does not accept Buyer’s or its designee’s offer of employment, then the Seller Entities shall use their reasonable best efforts to provide a substitute employee with comparable skills, experience and qualifications, mutually agreed upon with Buyer, who will accept Buyer’s or its designee’s offer of employment and such employee may be interviewed and hired by Buyer or its designee as if such employee was initially identified as an Eligible Employee.
               (f) Reservation of Rights; No Third Party Rights. Subject to applicable Law, nothing contained in this Agreement shall restrict the ability of Buyer or its designee to terminate the employment of any Transferred Employee for any reason at any time on or after his or her Start Date except that Buyer or its designee shall not terminate any such employee other than (i) for cause for a period of seven (7) weeks from such Transferred Employee’s Start Date or (ii) within the probation period applicable to such Transferred Employee as permitted by and in accordance with applicable Law. Subject to applicable Law, except as set forth in this Agreement, neither Buyer nor any of its Affiliates or designees shall be required to maintain any specific benefit plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date. Nothing in this Agreement is intended to or shall create any rights in any person, including, without limitation any Transferred Employee, who is not a party to this Agreement.
               (g) Immigration/Visa Status of Transferred Employees. The parties shall cooperate to ensure that Transferred Employees who are not citizens of the country in which they are domiciled have proper visas to commence work with Buyer or an Affiliate of Buyer on their respective Start Dates.
               (h) Critical Employees. Promptly following the date hereof and through the last of the applicable Subsequent Transfer Dates with respect to a Critical Employee (as defined below), the Seller Entities shall, and Parent and the Seller Entities shall cause Genclonn to, provide Buyer or its designee with access to the Eligible Employees designated on Schedule 6.7(h) as Critical Employees (the “Critical Employees”) for purposes of discussing Buyer’s anticipated offer of employment to such Critical Employee. The Seller Entities shall use commercially reasonable efforts to retain each Critical Employee until such time as he or she becomes a Transferred Employee or Buyer or its designee determines that such Critical Employee will not become a Potential Transferred Employee.
               (i) Cooperation. Buyer and the Seller Entities agree to, and Parent and the Seller Entities shall cause Genclonn to, mutually cooperate with respect to Eligible Employees with the objectives of (i) the Seller Entities (and Genclonn, as applicable) retaining the Phase 1 Eligible Employees through the Closing Date and, with respect to those Phase 1 Eligible Employees who do not become Potential Phase 1 Transferred Employees, later if necessary for the Seller Entities and Genclonn to perform their respective obligations under the Transaction Documents to which they are party, (ii) the Seller Entities (and Genclonn, as applicable) retaining the Phase 2 Eligible Employees through the applicable Subsequent Transfer Date and, with respect to those Phase 2 Eligible Employees who do not become Potential Phase 2 Transferred Employees, later if necessary for the Seller Entities and Genclonn to perform their respective obligations under the Transaction Documents to which they are party, (iii)

encouraging Potential Transferred Employees to remain with the Seller Entities (and Genclonn, as applicable) through their applicable termination date, (iv) encouraging Potential Transferred Employees to accept Buyer’s or its designee’s offer of employment and to commence employment as of the Closing Date, in the case of Potential Phase 1 Transferred Employees, and the applicable Subsequent Transfer Date, in the case of Potential Phase 2 Transferred Employees. Such mutual cooperation shall include the grant by the Seller Entities to Buyer of access to Eligible Employees sooner than otherwise anticipated by the parties in the event of any unexpected resignations, rumors, employee unrest, or other events that place the quality or quantity of the Business workforce at risk.
               (j) Bonus Payments. In the event (i) any Transferred Employee participates in any Seller Entity or Genclonn bonus plan, program or policy, (ii) such Transferred Employee commences employment with the Buyer or its designee during the period of such bonus plan, program or policy, (iii) the Buyer or its designee offers a similar bonus plan, program or policy and gives effect to such Transferred Employee’s time, performance or results with a Seller Entity or Genclonn prior to such Transferred Employee’s Start Date, and (iv) Buyer or its designee pays a bonus under such plan, program or policy for a period that straddles the Start Date, then the Seller Entities shall reimburse Buyer or its designees for the pro rata portion of such bonus payment within five (5) business days following Buyer or its designee’s written notice, including reasonable supporting documentation, of the payment of such bonus payment.
          6.8 Books and Records.
               (a) For a period of seven (7) years from the Closing Date, the Seller Entities and their Affiliates shall not dispose of or destroy any of the books and records of any of the Seller Entities and their Affiliates relating to the Business for periods prior to the Closing (“Retained Books and Records”) without first offering to turn over possession thereof to the Buyer by written notice to the Buyer at least thirty (30) days prior to the proposed date of such disposition or destruction.
               (b) From and after the Closing, the Seller Entities and their Affiliates shall allow the Buyer and its agents reasonable access to all Retained Books and Records during normal working hours at such Seller Entities’ and their Affiliates’ principal place of business or at any location where any Retained Books and Records are stored, and the Buyer shall have the right, at its own expense, to make copies of any Retained Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of the Seller Entities’ and their Affiliates’ business.
          6.9 Buyer Securities. The Seller Entities shall not and no acquiring person affiliated with the Seller Entities or any Person designated to receive Buyer Common Stock pursuant to Section 3.1(e) hereof shall acquire any voting securities of Buyer if such acquisition would result in the ownership of voting securities of the Buyer valued at greater than $65.2 million by an acquiring person affiliated with such Persons, as determined pursuant to the HSR Act and the rules promulgated thereunder.
          6.10 Intellectual Property Matters.

               (a) As soon as practical after the date hereof and prior to the Closing Date, the Seller Entities shall have caused Oakville, ACON Bio and any Affiliate thereof to make all necessary filings with the appropriate Governmental Authorities, including without limitation, the PRC Ministry of Commerce, the PRC Ministry of Science and Technology and the State Intellectual Property Office in order to effectuate (i) any assignment or license among any such entities of any and all Assigned ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets or Retained ACON Intellectual Property Assets to be transferred or licensed to the Buyer or its designated party under this Agreement or any Ancillary Agreement, and (ii) the assignment or license of any and all Assigned ACON Intellectual Property Assets to the Buyer or its designee pursuant to this Agreement and pursuant to the Ancillary Agreements.  The Seller Entities shall have also caused Oakville, ACON Bio and any Affiliate thereof to copy Buyer or its designated agent on all correspondence between such parties and such Governmental Authority and shall enable Buyer or its designated agent to participate in any discussions between such parties and the Governmental Authority.
               (b) The Seller Entities shall have also caused Oakville, ACON Bio and any Affiliate thereof to diligently prosecute the applicable filings with such Governmental Authority. Prior to the effectiveness of the assignment of the Assigned ACON Intellectual Property Assets under this Agreement, none of the Seller Entities shall (i) make, use, sell, offer to sell or import any products or services that would be covered by the Assigned ACON Intellectual Property Assets (other than as otherwise permitted under this Agreement or the Ancillary Agreements), (ii) license or otherwise authorize any Person to exercise any of the rights set forth in the foregoing clause (i), (iii) sell, assign or transfer the Assigned ACON Intellectual Property Assets to any Person and/or (iv) directly or indirectly commence, authorize or assist in any suit or other proceeding (including asserting any claim or counterclaim against, or participate in or join or otherwise aid), other than as required by Law, in any claim or action against Buyer to the extent based on a claim of infringement of the Assigned ACON Intellectual Property Assets.
               (c) Prior to the effectiveness of the licensing of the Retained ACON Intellectual Property Assets under any Ancillary Agreement, none of the Seller Entities shall (i) make, use, sell, offer to sell or import any products or services that would be covered by such Retained ACON Intellectual Property Assets in a manner which would infringe Buyer’s rights under the applicable Ancillary Agreement upon the effectiveness of such licensing, (ii) license or otherwise authorize any Person to exercise any of the rights set forth in the foregoing clause (i) in a manner which would infringe Buyer’s rights under the applicable Ancillary Agreement upon the effectiveness of such licensing, (iii) sell, assign or transfer to any Person any such Retained ACON Intellectual Property Assets in any manner that does not subject such Retained ACON Intellectual Property Assets to the applicable Ancillary Agreement and/or (iv) directly or indirectly commence, authorize or assist in any suit or other proceeding (including asserting any claim or counterclaim against, or participate in or join or otherwise aid), other than as required by Law, in any claim or action against Buyer to the extent based on a claim of infringement of the Retained ACON Intellectual Property Assets.

          6.11 Retained Rights.
               (a) Each Seller Entity shall, and shall cause any of its Affiliates or any third party who possesses or has Retained Rights or Rights to Use with respect to any Transferred Assets to, use its respective commercially reasonable efforts to maintain, preserve and protect such Transferred Assets from the date hereof through and including the date upon which each such Retained Right or Right to Use is terminated or eliminated and, except as otherwise set forth in the Transaction Documents, to hold such Transferred Assets for Buyer’s or Buyer Nominee’s sole benefit and account and to use such Transferred Assets solely for the performance and fulfillment of its obligations hereunder and under the Ancillary Agreements and in a manner intended to benefit the Business.
               (b) Subject to Section 1.8, upon Buyer’s, Buyer Nominee(s)’ or their designee(s)’ termination, if any, of ACON Bio’s obligation to manufacture and supply such Products as are identified by Buyer, Buyer Nominee(s) or their designee(s) in any Product supply termination notice delivered under the Supply and Distribution Agreements, the Seller Entities shall, to the extent the Seller Entities have the power and authority to do so, (i) cause the withdrawal, cancellation, expiration or termination of each Retained Right that is no longer necessary by reason of the termination of ACON Bio’s obligation to manufacture and supply the applicable Products to Buyer or Buyer Nominee(s), and (ii) if applicable, deliver to Buyer or Buyer Nominee each of the Transferred Assets that were subject to each such Retained Right.
          6.12 Seller Product Registrations.
               (a) From and after the Closing and without limiting the Non-Competition Agreements entered into in connection with the FTNF Acquisition Agreement (as amended, in the case of the EEA Non-Competition Agreements and the Non-EEA Non-Competition Agreements, by the applicable Amendments to Non-Competition Agreements), the Seller Entities shall only utilize the Seller Product Registrations to manufacture and supply products to Buyer, Buyer Nominee(s) or its designee(s) (either directly or through another Seller Entity) pursuant to the Supply and Distribution Agreements, and such Seller Product Registrations shall in no event be used to manufacture, supply or sell any product to any third party. Upon termination of ACON Bio’s obligation to supply or sell any Product to Buyer, Buyer Nominee(s) or its designee(s) pursuant to the Supply and Distribution Agreements, ACON Bio shall promptly cancel such Product’s Seller Product Registration or shall request that such Product Registrations be cancelled by any third party holding such Product Registration for or on behalf of ACON Bio, as applicable, and provide Buyer with written evidence of such cancellation upon receipt by ACON Bio.
               (b) The Seller Entities shall continue to prosecute any registration, permit, license or certification that would constitute a Seller Product Registration hereunder that was applied for, or that the Seller Entities have indicated they intend to apply for, on or prior to the date hereof or on or prior to the Closing Date and shall use commercially reasonable efforts to obtain such registration, permit, license or certification as promptly as reasonably practicable. The Seller Entities will periodically inform Buyer or its designee of the status of any such registration, permit, license or certification and shall provide Buyer or its designee with such information with respect thereto as Buyer or such designee may reasonably request.

     Section 7. COVENANTS OF THE PARENT.
          7.1 Performance and Compliance. The Parent shall cause the Seller Entities and their subsidiaries, and each Affiliate of the foregoing, including Genclonn, to perform, and comply with, in all respects all of their obligations and covenants required to be performed or complied with under the Transaction Document by any such Seller Entity, subsidiary or Affiliate, including Genclonn, including without limitation those set forth in Section 6.7 hereof. In the event any assets, property or interest reasonably necessary for the operation of the Business is not owned or held for use by a Seller Entity and assigned, transferred or licensed to Buyer or its designee pursuant to the terms of this Agreement or any Ancillary Agreement, but is owned or held for use by the Parent or any Affiliate thereof, then the Parent shall, and shall cause its Affiliates to, promptly transfer to Buyer such assets, property or interest without further consideration.
     Section 8. REPRESENTATIONS AND WARRANTIES OF BUYER.
     Buyer hereby represents and warrants to the Seller Entities as follows:
          8.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the certificate of incorporation and by-laws of Buyer, each as amended to date, are complete and correct, and no amendments thereto are pending.
          8.2 Authority. Buyer has full right, power and authority to enter into the Transaction Documents. The execution, delivery and performance by Buyer have been duly authorized by all necessary action of Buyer, and no other action on the part of Buyer is required in connection therewith. The Transaction Documents constitute, or will when executed and delivered by Buyer constitute, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies. Except as set forth on Schedule 8.2, no notice to, filing with, authorization of, exemption by, or consent of, any Person is required for Buyer to consummate the transactions contemplated hereby. Except as set forth on Schedule 8.2, the execution, delivery and performance by Buyer of the Transaction Documents:
               (a) do not and will not violate contravene or conflict with any Laws, order, writ, judgment, injunction, decree, determination or arbitration award binding upon or applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and
               (b) do not and will not result in a breach of, constitute a default under, cancel or accelerate any right or obligation under, require a consent under, cause a termination under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, Lien, lease, permit or authorization, whether written or oral, to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of Buyer.
          8.3 Litigation. Except as disclosed in the Buyer SEC Documents (as defined below), there is no litigation, claim or governmental or administrative proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or any Affiliate of Buyer which would, individually or in the aggregate, to have a Buyer Material Adverse Effect or prevent or hinder the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. For purposes of this Agreement, “Buyer Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, business, properties, condition (financial or otherwise), results of operations or prospects of the Buyer’s operations provided, however, that in no event shall any of the following constitute a Buyer Material Adverse Effect for any purpose pursuant to the Agreement: (a) with respect to the Buyer, any change resulting from conditions affecting the industries in which the Buyer operates; (b) any change resulting from terrorist attacks, acts of war or acts of God; (c) any change resulting from the announcement and pendency of any of the transactions contemplated by this Agreement; and (d) any change resulting from compliance by the Seller Entities or Buyer, as the case may be, with the terms of, or the taking of any action expressly contemplated or permitted by this Agreement, or prevent or hinder the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.
          8.4 Finder’s Fees. Buyer has not incurred nor become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.
          8.5 Capitalization; Buyer Common Stock.
               (a) The authorized capital stock of Buyer consists solely of One Hundred Fifty Million (150,000,000) shares of Buyer Common Stock and Five Million (5,000,000) shares of preferred stock.  Buyer has sufficiently authorized Common Stock available for issuance to permit Buyer to consummate the transactions contemplated by the Agreement.
               (b) The Common Stock (i) will be, when delivered, duly authorized, validly issued, fully paid and nonassessable, (ii) will not, when delivered, be subject to preemptive rights created by statute, Buyer’s constitutive documents or any agreement to which Buyer is a party or by which Buyer is bound, and (iii) will, when delivered, be free of Liens (except for any Liens created as a result of the Amended and Restated Investor Rights Agreement). Assuming the truth and accuracy of the representations and warranties made by the Seller Entities in Section 4.23, the issuance to the Seller Entities of the shares will not require registration under the Securities Act.

          8.6 Securities Matters; Financial Statements.
               (a) As of their respective filing dates, (i) the Annual Report on Form 10-K for the year ended December 31, 2007 and all Form 10-Q and Form 8-K filings made by it subsequent to that date and on or prior to the Closing Date, as each may have been or may be amended, other than on Form 8-K filings furnished and not filed (the “Buyer SEC Documents”) complied in all material respects with the requirements of the Exchange Act, and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a subsequently filed Buyer SEC Document filed prior to the date hereof.  Except to the extent that information contained in any such report, schedule, form, statement or other document has been revised or superseded by a subsequently filed report, schedule, form, statement or other document filed prior to the date hereof, all required reports, schedules, forms, statements and other documents that Buyer was required to file with the SEC under the Exchange Act after the beginning of the prior fiscal year and prior to the date hereof complied, as of their respective filing dates, in all material respects, with the requirements of the Exchange Act, and none of such reports, schedules, forms, statements or other documents contained, as of their respective filing dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except for the execution and delivery of the Transaction Documents and the consummation of the transactions to take place pursuant hereto and or prior to the Closing Date, since the date of the most recent Buyer SEC Documents, there has not been any event or development relating to Buyer which, individually or in the aggregate could reasonably be expected to have a Buyer Material Adverse Effect, whether or not in the Ordinary Course of Business.
               (b) The financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents, as amended (the “Buyer Financial Statements”), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of Buyer and its subsidiaries on a consolidated basis as at the respective dates of and for the periods referred to in the Buyer Financial Statements, all in accordance with GAAP consistently applied, except as otherwise noted therein and as otherwise permitted for financial statements filed as part of a Quarterly Report on Form 10-Q and subject, in the case of unaudited statements, to normal year-end adjustments that would not be material in amount of effect.
               (c) Each of the principal executive officer of the Buyer and the principal financial officer of the Buyer (or each former principal executive officer of the Buyer and each former principal financial officer of the Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Documents, and to the knowledge of the Buyer, the statements contained in such certifications are true and correct. For purposes of this Section 8.6(c), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Buyer nor any of its Subsidiaries has, since the effective date of Section 402 of SOX, arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
               (d) The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
               (e) The Buyer has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(c) and 15d-(e) of the Exchange Act) required in order for the principal executive officer of the Buyer and the principal financial officer of the Buyer to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Buyer’s “disclosure controls and procedures” are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act is recorded, processes, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer of the Buyer and the principal financial officer of the Buyer required under the Exchange Act with respect to such reports. Buyer acknowledges that it has the responsibility to establish and maintain sufficient internal accounting controls and disclosure controls and procedures as described in Sections 8.6(d) and 8.6(e) with respect to the Business transferred hereunder.
               (f) Other than as described in the Buyer SEC Documents, since the beginning of the prior fiscal year, the Buyer has not received from its independent auditors any oral or written notification of a (x) ”reportable condition” or (y) “material weakness” in the Buyer’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date of such notification.
          8.7 Credit Agreements. Based upon Buyer’s results of operations through September 30, 2008, the unaudited Financial Statements provided pursuant to Section 4.4(a)(ii) hereof and any other financial or other information applicable to Buyer, as of the date hereof, no consents are required under Buyer’s (or its Affiliates’) senior credit facilities, or any other credit agreement or financing document to which Buyer is a party that is existing as of the date hereof (the “Credit Agreements”), for the consummation of the transactions contemplated by this Agreement, including without limitation the making of all payments hereunder assuming that Buyer finances any payments due hereunder with equity and/or subordinated debt financing permitted under such credit agreements or other financing documents.  Nothing contained herein shall limit Buyer’s ability to pursue other forms of financing that may require consent under one or more of such Credit Agreements or other financing documents and any such financing or pursuit of any such consent shall not constitute a breach of this Section 8.7. The Buyer is not in default in complying with material provisions of the Credit Agreements, and no condition or event or fact exists, or which, with notice, lapse of time or both would likely constitute, to the knowledge of the Buyer, any such default thereof on the part of the Buyer.
     Section 9. COVENANTS OF BUYER.
     Buyer hereby covenants and agrees with the Seller Entities as follows:
          9.1 Cooperation by Buyer. From the date hereof and prior to the Closing and each Subsequent Payment Date, Buyer will, and will cause its Affiliates to, use its commercially reasonable efforts, and will cooperate with the Seller Entities in all material respects, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to effectuate the transactions contemplated hereby at the Closing or the applicable Subsequent Payment Date, and will otherwise use its commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof, including without limitation, to effect and pursue Governmental Filings and Consents, including without limitation those set forth on Schedule 8.2.
          9.2 Books and Records. For a period of seven (7) years from the date of the Closing:
               (a) Buyer shall not dispose of or destroy any of the books and records that were transferred to Buyer at the Closing pursuant to the terms hereof that relate to the Business for periods prior to the Closing (“Transferred Books and Records”) without first offering to turn over possession thereof to the Seller Entities by written notice to the Seller Entities at least thirty (30) days prior to the proposed date of such disposition or destruction.
               (b) From and after the Closing, Buyer shall allow the Seller Entities and their agents reasonable access to all Transferred Books and Records during normal working hours at Buyer’s principal place of business or at any location where any Transferred Books and Records are stored, and the Seller Entities shall have the right, at their own expense, to make copies of any Transferred Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere with the normal conduct of Buyer’s business.
          9.3 Further Assurances. At any time or from time to time after the date of the Closing, Buyer shall, at the request of the Seller Entities or their counsel, execute and deliver any further instruments or documents and take all such further action as the Seller Entities or their counsel may reasonably request in order to evidence or otherwise facilitate the consummation of the transactions at the Closing as contemplated hereby.
          9.4 Confidentiality. Except as provided in Sections 6.4 and 14.7, and to the extent necessary to comply with applicable Law and the rules and regulations of any listing agreement with any stock exchange, Buyer confirms that through the Second Subsequent Payment Date it remains bound by the Reciprocal Confidential and Nondisclosure Agreement dated April 15, 2008 and as amended to date.
          9.5 Non-Solicitation. Buyer agrees that from and after the date hereof until the third anniversary of the Closing, Buyer shall not knowingly and shall cause its Affiliates not to recruit or hire any employees of the Seller Entities and their Affiliates (other than Eligible Employees); provided, that a general advertisement in the public media shall not constitute a violation of the non-recruitment obligations of this Section 9.5.
          9.6 Financing. To the extent necessary to pay all or any portion of the Purchase Price, Buyer shall use commercially reasonable efforts to close a Financing (as defined herein) on terms reasonably acceptable to Buyer not less than five (5) business days prior to each time a payment is required to be made pursuant to Section 3 herein, provided that any such Financing shall not contain terms and conditions which are adverse to or otherwise prejudice the rights of the Seller Entities or otherwise limit Buyer’s ability to fulfill its obligations under this Agreement. Buyer shall use commercially reasonable efforts to satisfy, on or prior to each payment date, all requirements that are conditions to its consummation of such Financing and to the drawing down of the cash proceeds under the Financing required to fund the cash payment to the Seller Entities on such payment date. “Financing” means a debt and/or equity financing and/or financings as may be necessary in connection with the payment of all amounts that may become due and payable to the Seller Entities under Section 3. Without limiting the generality of the foregoing, Buyer shall (i) notify the Seller Entities and deliver any executed financing commitment letter or fully executed term sheet, or amendments thereto, (ii) to the extent not prohibited by any applicable confidentiality or non-disclosure obligation (which Buyer shall use good faith and commercially reasonable efforts to avoid), provide to the Seller Entities copies of any financing commitment letters or fully executed term sheets as soon as practicable but in any event at least ten (10) business days prior to the close of the Financing contemplated by such commitment letter or term sheet and any definitive agreements entered into by Buyer or any of its Affiliates in connection with any such Financing and all executed amendments or modifications regarding any such letters or agreements, (iii) notify the Seller Entities of any assertion by any lender under any financing commitment letter or any other commitment letter, investor under any fully executed term sheet, or definitive agreements entered into in relation to a Financing that any condition contained in the financing commitment letter, term sheet or definitive agreements entered into in relation to a Financing has not been satisfied or waived or cannot be a satisfied or waived at the time such condition is required to be satisfied and discuss with the Seller Entities at the Seller Entities’ reasonable request the status of any Financing, (iv) provide to the Seller Entities copies of any compliance certificate provided by Buyer to its existing lenders, and (v) prepare and provide to the Seller Entities a pro forma compliance certificate taking into account the consummation of any such Financing not less than five (5) business days prior to the Closing. In addition to the foregoing, in any event, Buyer shall not enter into any Financing or other transaction which contains provisions which limit or restrict the Buyer’s ability to fulfill its obligations to pay any of the Purchase Price in cash or in stock.
          9.7 Buyer Nominee Capitalization. In the event any portion of the Purchase Price is required by applicable Law to be delivered to the Seller Entities by one or more Buyer Nominees at the time any payment is due pursuant to Section 3 herein, Buyer shall use best efforts to cause the registered capital of such Buyer Nominee(s) to be increased, or otherwise cause such changes to be made to the capitalization or structure of such Buyer Nominee(s), to enable such Buyer Nominee(s) to raise and pay such funds as necessary for delivery to the Seller Entities pursuant to Section 3.

          9.8 SEC Relief; Financial Matters.
               (a) Buyer agrees to use commercially reasonable efforts to obtain timely relief from the SEC to permit Buyer to file (i) financial statements in the form of the Business’ December 31, 2007 audited financial statements, and (ii) not more than two (2) years of audited financial statements for the Business as a foreign owned business, in each case in satisfaction of Buyer’s obligations, if any, to file a Current Report on Form 8-K with respect to the purchase of the Business. Such relief specified in (i) of the preceding sentence shall be requested by written correspondence submitted to the SEC not later than five (5) business days after the execution of this Agreement. Such relief specified in (ii) of the first sentence of this Section 9.8(a), if necessary, shall be requested by written correspondence submitted to the SEC not later than five (5) business days after the date on which the Seller Entities deliver to Buyer unaudited financial statements of the Business for the year ended December 31, 2008 and the information with respect to the Business’ status as a foreign owned business necessary to support the relief, the type of which information was provided in connection with the FTNF Acquisition Agreement.
               (b) Subject to timely delivery of the Historical Financial Information in accordance with Section 6.4(a) and compliance with Section 6.4(d), Buyer shall prepare and timely file the Form 8-K filings (including amendments thereto), if any, required to be filed with the SEC as a result of the transactions contemplated hereby. Without limiting the obligations of the parties contained in this Agreement, in the event of a delay or failure to file the Form 8-Ks referred to in this Section 9.8, the parties hereto agree to use commercially reasonable efforts to address in a commercially reasonable manner the impact of such failure on the Buyer and its stakeholders.
          9.9 Receivables Matters. Buyer shall use reasonable commercial efforts to collect all of the Receivables following the Closing, to the extent permitted by applicable Law. Buyer shall keep the Seller Entities reasonably informed of the status of the collection of any such Receivables. At the time of making of any claim pursuant to Section 13 below with respect to nonpayment of any Receivables, Buyer shall take all action and execute all documents necessary to assign any non-collected Receivables on the date of such claim to the Seller Entities, free and clear of any encumbrances and together with all related documentation, in which case the Seller Entities will have all rights to pursue all lawful collection activities and remedies with respect to such assigned Receivables.
          9.10 Compensation and Employee Benefit Matters.
               (a) Compensation Matters. Buyer hereby agrees that following the Closing Date or the applicable Subsequent Transfer Date, as the case may be, it shall, or it shall cause its designee to, provide the Transferred Employees with compensation (salary, bonus opportunity and incentive compensation opportunity) that is no less in the aggregate than that provided to such Transferred Employees immediately prior to the Closing Date or the applicable Subsequent Transfer Date, as the case may be.
               (b) Transferred Employee Benefit Plan Participation. Subject to Section 6.7(f), Buyer shall, or shall cause its designee to, provide the Transferred Employees with employee benefits plans, programs and arrangements (including, without limitation, retirement benefits, health and medical benefits) that are substantially comparable to the employee benefits and plans, programs and arrangements provided to similarly situated (taking into account the position, tenure, geographic location and other relevant factors) employees of Buyer and its Subsidiaries.
               (c) Service Credit and Related Matters. From and after the Closing Date or the applicable Subsequent Transfer Date, as the case may be, Buyer shall, to the extent permissible under each employee benefit plan, policy or arrangement, (i) provide all Transferred Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not benefit accrual) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Buyer or its designee in which Transferred Employees are eligible to participate, for all periods of employment with the Seller Entities (or their predecessor entities) prior to the Closing Date or the applicable Subsequent Transfer Date, as the case may be (provided such credit does not result in the duplication of benefits for any Transferred Employee), (ii) cause or, to the extent any plan is insured, use commercially reasonable efforts to cause its insurance carrier to cause, any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Buyer or its designee to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Transferred Employee participated immediately prior to the Closing Date or the applicable Subsequent Transfer Date, as the case may be, and, with respect to life insurance coverage, up to the Transferred Employee’s current level of insurability, and (iii) give the Transferred Employees and their eligible dependents credit for the plan year in which the Closing Date or the applicable Subsequent Transfer Date, as the case may be (or commencement of participation in a plan of Buyer or its designee), occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date or the applicable Subsequent Transfer Date, as the case may be (or commencement of participation in a plan of Buyer or its designee).
               (d) Severance Matters. Rather than making severance payment to said Transferred Employees at the time such employees are hired by Buyer or its designees, Buyer agrees to provide, or to cause its designee to provide, to all Transferred Employees credit for all years of service with the Seller Entities for purposes of severance obligations under applicable Law, policy, employee benefit plan, contract, or otherwise; provided that the Seller Entities have not otherwise paid severance to such Transferred Employees in connection with the termination of their employment by the Seller Entities. Except as contemplated by the immediately preceding sentence, neither Buyer nor its Affiliates or its designee shall be liable to, or have any responsibility or obligation to, any person (including any Seller Entity or any current, former or future employee, including any Eligible Employee who does not become a Transferred Employee) for severance or similar payments or obligations, whether under applicable Law, by contract or under any formal or informal policy, practice or plan.
               (e) Buyer and the Seller Entities agree that in the event the employment of, and if applicable an employment contract for, any of the Transferred Employees is terminated or is not renewed at any time during the period of one (1) year and one (1) day after such Transferred Employee is employed by Buyer or its designee, the Seller Entities shall be responsible for the pro rata portion of the severance payable in accordance with applicable Law for the time period such Transferred Employee worked for the Seller Entities (or Genclonn), and Buyer shall be responsible for severance payable in accordance with applicable Law for all periods that such Transferred Employees actually worked with Buyer or its designee. In respect of any Transferred Employees who are terminated or whose contracts are not renewed more than one (1) year and one (1) day after the date of employment by Buyer or its designee, all severance shall be paid by Buyer, including for the time period when such employees worked for the Seller Entities (or Genclonn).
               (f) Treatment of Employees by Classes. Notwithstanding any provision of this Agreement, Buyer or its designee may provide different benefits, compensation, severance or other arrangements than as contemplated by this Agreement to the members of any class of employees, subject to applicable Law and the agreement to such different benefits, compensation, severance or other arrangements by all members of the class of employees.
     Section 10. CONDITIONS TO CLOSING.
          10.1 Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated by the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:
               (a) Representations; Warranties; Covenants. (i) Each of the representations and warranties of the Seller Entities contained in Section 4 and the Parent contained in Section 5 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties to the extent so qualified shall be true in all respects) as though made on and as of the Closing; and (ii) the Seller Entities shall, on or before the Closing, have performed in all material respects all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing and shall have provided the financial statements required by Section 6.4(d) in accordance with the requirements of such Section.
               (b) No Material Change. There shall have been no Material Adverse Effect with respect to the Business since the date hereof, whether or not in the Ordinary Course of Business which is continuing as of the Closing.
               (c) No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement in connection with the Closing has become materially impracticable by reason of the institution or threat by any person or any Governmental Authority of litigation, proceedings or other action against Buyer or the Seller Entities or any of their Affiliates.
               (d) Consents. Subject to the provisions of Section 2.5, the Buyer and each of the Seller Entities (i) shall have made all material filings with and notifications of Governmental Authorities, regulatory agencies and other entities required to be made by the Seller Entities in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby in connection with the Closing and the continued operation of the Business, excluding the Manufacturing Capability, by Buyer subsequent to the

Closing; and (ii) shall have received all authorizations, waivers, consents and permits, including all of those set forth on Schedule 8.2, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable Governmental Authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the Business, excluding the Manufacturing Capability, and the consummation of the transactions contemplated by this Agreement in connection with the Closing, including the transfer to Buyer of the Business, excluding the Manufacturing Capability, and the Transferred Assets and to avoid a breach, default, termination, acceleration or modification of any Material Contract. Without limiting the generality of the foregoing, the Seller Entities shall have delivered to Buyer copies of all material consents and notices required under any Transferred Contract or Approvals.
               (e) Certificate from Officers and Management Team. Each Seller Entity shall have delivered to Buyer a certificate of an authorized officer (which may be a member of the Management Team) and of both members of the Management Team, dated as of the Closing to the effect that the statements set forth in paragraphs (a), (b), (c) and (d) (as to the Seller Entities) above in this Section 10.1 are true and correct.
               (f) Employment Matters. The requisite percentages (as set forth in Schedule 10.1(f)) of all Potential Transferred Employees in the functions described therein offered employment by Buyer or its designee pursuant to Section 6.7(c) hereof with a Start Date immediately following the Closing shall have accepted Buyer’s (or its designee’s) offer of employment and will become a Transferred Employee immediately following the Closing.
               (g) Transferred Assets. The Seller Entities shall have delivered to Buyer the Transferred Assets, including all Material Contracts, Licenses and Leases pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B (an “Assignment and Assumption Agreement”), subject to the Retained Rights and the Rights to Use.
               (h) Opinion of Counsel. Buyer shall have received from counsel to each Seller Entity reasonably acceptable to Buyer and appropriate to opine on customary legal matters, opinions as of the Closing Date, in the forms attached hereto as Exhibits C-1 and C-2, respectively.
               (i) Transitional Supply and Distribution Agreements. The Seller Entities shall have caused (i) ACON Bio to have executed and delivered to Buyer a PRC Transitional Supply and Distribution Agreement, in the form attached hereto as Exhibit E-1 (the “PRC Supply and Distribution Agreement”) and (ii) ACON Bio to have executed and delivered to Buyer an International Transitional Supply and Distribution Agreement in the form attached hereto as Exhibit E-2 (the “International Supply and Distribution Agreement” and together with the PRC Supply and Distribution Agreement, the “Supply and Distribution Agreements”), and such Supply and Distribution Agreements shall be in full force and effect.
               (j) Intellectual Property. The Seller Entities shall have caused Oakville and ACON Bio and any Affiliate thereof to have executed and delivered to Buyer intellectual property assignments in the forms attached hereto as Exhibit G (the “Patent

Assignment”), Exhibit H (the “Trademark Assignment”) and Exhibit I (the “Notices of Patent License Assignment”), respectively, with respect to Assigned ACON Intellectual Property Assets and such Patent Assignment, Trademark Assignment and Notices of Patent License Assignment shall each be in full force and effect together with any other documents requested by Buyer prior to the Closing Date or required to enable the Buyer to register and effect such assignments under applicable Laws. The Seller Entities shall have caused Oakville, ACON Bio and any Affiliate thereof to have delivered to the satisfaction of Buyer all necessary approvals from all Governmental Authorities, including without limitation, the PRC Ministry of Commerce and the PRC Ministry of Science and Technology (i) in connection with any assignment or licenses of Intellectual Property Assets among the Seller Entities and (ii) in connection with any assignment or licenses of Intellectual Property Assets to any Buyer designated entity pursuant to the transactions contemplated by this Agreement and the Ancillary Agreements.
               (k) License. The Seller Entities shall have caused Oakville and ACON Bio to have executed and delivered to Buyer an amended and restated ACON License (as such term is defined in the FTNF Acquisition Agreement) in the form attached hereto as Exhibit J (the “Amended and Restated ACON License”) with respect to Retained ACON Intellectual Property Assets and Assigned ACON Intellectual Property Assets, and such Amended and Restated ACON License shall be in full force and effect.
               (l) Transition Services Agreement. The Seller Entities shall have, and shall have caused those Seller Entities pursuant thereto to have executed and delivered to Buyer a Transition Services Agreement in the form attached hereto as Exhibit L (the “Transition Services Agreement”) and such Transition Services Agreement shall be in full force and effect.
               (m) PRC Acquisition Agreements. The Seller Entities party thereto shall have executed and delivered to Buyer the PRC Acquisition Agreements in the forms attached hereto as Exhibits A-1 and A-2 and the transactions contemplated by the PRC Acquisition Agreements shall have been consummated.
               (n) Amendments to Non-Competition Agreements. Each of the parties to the Non-EEA Non-Competition Agreements and the EEA Non-Competition Agreements executed in connection with the FTNF Acquisition Agreement shall have executed and delivered to Buyer the Amendments to Non-Competition Agreements in the forms attached hereto as Exhibit M-1 and Exhibit M-2 (the “Amendments to Non-Competition Agreements”).
               (o) Miscellaneous Deliveries. All actions to be taken by the Seller Entities in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.
               (p) Other Deliveries. The Seller Entities shall have executed (where applicable) and delivered to the Buyer (or shall have caused to be executed and delivered to the Buyer by the appropriate person) the following:

                    (i) certified copies of votes of the board of directors and the equityholders authorizing each Seller Entity’s execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which it is a party;
                    (ii) a copy of each Seller Entity’s Seller Organizational Documents and Genclonn’s equivalent documents, including in the case of each Seller Entity not formed in California, its charter, memorandum and/or articles of association certified by the appropriate Governmental Authority (if applicable), and, specifically in the case of ACON Labs and Azure, by the Secretary of State of California, in the case of Oakville by the Companies Registry in Hong Kong, and in the case of ACON Bio and Genclonn, by the local Administration of Industry and Commerce;
                    (iii) certificates issued, in the case of ACON Labs and Azure, by the Secretary of State of California, and, in the case of each other Seller Entity (except for ACON Bio), by a similar office in the state or province in which each of the Seller Entities does business certifying that each such Seller Entity is in good standing in such jurisdiction or in the case of Oakville, has continuing registration in Hong Kong, as of the most recent practicable date;
                    (iv) a copy of ACON Bio’s and Genclonn’s business license showing the chop of the local Administration of Industry and Commerce confirming that each of ACON Bio and Genclonn has passed its 2007 annual inspection and, to the extent the results of the 2008 inspection are known to such entity, the results of such inspection shall be provided to Buyer and if available, each such entity’s business license showing the chop of the local Administration of Industry and Commerce confirming that each such entity has passed its 2008 annual inspection;
                    (v) true and correct copies of each of the agreements, documents and instruments contemplated hereby and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith; and
                    (vi) certificate of the Secretary or, in the case of ACON Bio, Legal Representative, of each Seller Entity, certifying that the resolutions of each such Seller Entity and Seller Entity’s Seller Organizational Documents in paragraphs (i) and (ii) above are in full force and effect and have not been amended or modified, and that the officers of such Seller Entity are those persons named in the certificate.
               (q) Sales and Distribution Revenue. The Seller Entities shall have transferred such assets, rights and properties to Buyer or Buyer Nominee, and Buyer or Buyer Nominee shall have such rights under applicable Law and any contract or arrangement, to earn and collect the full revenue stream of the Business in all countries in the Territory in a manner consistent with the Seller Entities’ operation of the Business prior to the Closing.

          10.2 Conditions to the Seller Entities’ Obligations. The obligation of the Seller Entities to effect the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:
               (a) Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in Section 8 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to the Seller Entities a certificate of Buyer dated on the Closing to such effect.
               (b) No Litigation. There shall have been no determination by the Seller Entities, acting in good faith, that the consummation of the transactions contemplated by this Agreement in connection with the Closing has become materially impracticable by reason of the institution or threat by any person or any Governmental Authority of material litigation, proceedings or other action against Buyer or the Seller Entities or any of their Affiliates.
               (c) No Material Change. There shall have been no Buyer Material Adverse Effect with respect to the Buyer since the date hereof, whether or not in the Ordinary Course of Business which is continuing as of the Closing.
               (d) Consents. The Buyer and each of the Seller Entities shall have (i) received all authorizations, waivers, consents and permits set forth in Schedule 10.2(d) hereto, in form and substance reasonably satisfactory to the Seller Entities, from all third parties, including, without limitation, applicable Governmental Authorities, lessors, lenders and contract parties, required to permit the consummation of the transactions contemplated by this Agreement in connection with the Closing, including the transfer to Buyer of the Business, excluding the Manufacturing Capability, and the Transferred Assets, and (ii) completed any amendment, supplement or other modification to any credit agreements which otherwise prohibit the consummation of the terms of this Agreement, and such amendments, supplements or other modifications must be in form and substance reasonably satisfactory to Seller Entities.
               (e) Supply and Distribution Agreements. Buyer, Buyer Nominee(s) or its designee(s) shall have executed and delivered to ACON Bio the Supply and Distribution Agreements, and such Supply and Distribution Agreements shall be in full force and effect.
               (f) ACON License. Buyer shall have executed and delivered to Oakville and ACON Bio the Amended and Restated ACON License and such Amended and Restated ACON License shall be in full force and effect.
               (g) Transition Services Agreement. Buyer shall have executed and delivered to the Seller Entities the Transition Services Agreement and such Transition Services Agreement shall be in full force and effect.

               (h) Purchase Price. Buyer or Buyer Nominee(s) shall have delivered, contemporaneously with the Closing, all portions of the Purchase Price as set forth in Section 3.1(a).
               (i) PRC Acquisition Agreements. The transactions contemplated by the PRC Acquisition Agreements shall have been consummated.
               (j) Opinion of Counsel. The Seller Entities shall have received from Goodwin Procter LLP, counsel to the Buyer, an opinion as of the Closing Date, in substantially the form attached hereto as Exhibit N.
               (k) Other Deliveries. The Buyer shall have executed and delivered to the Seller Entities the following:
                    (i) copies of votes of the board of directors of the Buyer authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which Buyer is a party;
                    (ii) a copy of the certificate of incorporation and by-laws of the Buyer which, in the case of the certificate of incorporation, is certified as of a recent date by the Secretary of State of the State of Delaware;
                    (iii) certificates issued by the Secretary of State of the State of Delaware certifying that the Buyer is validly existing and in good standing in the State of Delaware as of the most recent practicable date;
                    (iv) true and correct copies of each of the agreements, documents and instruments contemplated hereby to which the Buyer is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by the Buyer;
                    (v) a certificate of the Secretary of the Buyer certifying that the resolutions, certificate of incorporation and bylaws in paragraphs (i) and (ii) above are in full force and effect and have not been amended or modified, and that the officers of the Buyer are those persons named in the certificate; and
                    (vi) (A) at least five days prior to the Closing, a copy of any notice provided under clause (a) of the definition of “Permitted Acquisition” in the Credit Agreements, and (B) at the Closing a copy of the compliance certificates delivered by Buyer pursuant to clause (e) of the definition of “Permitted Acquisition” in the Credit Agreements.
          10.3 Conditions to Each Parties’ Obligations. The obligation of the parties to effect the transactions contemplated by this Agreement in connection with the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of the following conditions:
               (a) Certain Regulatory Filings. The parties shall have made all filings with and notifications of Governmental Authorities, regulatory agencies and other entities in those jurisdictions set forth on Schedule 10.3(a) hereto required to be made in connection with the transactions contemplated hereby and all consents have been received or applicable notice or waiting periods have expired.
               (b) Historical Financial Statements. If required, Buyer shall have received the relief from the SEC contemplated by Section 9.8 hereof such that Buyer shall not be required to file audited financial statements pertaining to the Business for any period prior to January 1, 2007 in order to satisfy its obligations under the Exchange Act with respect to a Current Report on Form 8-K.
     Section 11. TERMINATION PRIOR TO CLOSING
          11.1 Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by the mutual written consent of Buyer and the Seller Entities;
               (b) by either the Seller Entities or Buyer by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in material default or in material breach of this Agreement) if the Closing shall not have occurred on or before May 30, 2009;
               (c) by either the Seller Entities or Buyer by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in material default or in material breach of this Agreement), if there shall have been a material breach or default by the other party of any of its representations, warranties, covenants or agreements contained herein which has not been cured within thirty (30) days after notice thereof by the other party unless the breach arises out of Buyer’s failure to deliver the portion of the Initial Payment hereunder when due at Closing, in which case no prior notice by the Seller Entities shall be required;
               (d) by Buyer, pursuant to written notice by Buyer to the Seller Entities, if it has become reasonably and objectively certain that any of the conditions set forth in Section 10.1 of this Agreement, other than a condition within the control of the Seller Entities, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, that Buyer shall have previously provided at least thirty (30) days prior to delivery of such termination notice the Seller Entities with written notice of Buyer’s intention to terminate this Agreement;
               (e) by the Seller Entities, pursuant to written notice by the Seller Entities to Buyer, if it has become reasonably and objectively certain that any of the conditions set forth in Section 10.2 of this Agreement, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, that the Seller Entities shall have previously provided to Buyer at least thirty (30) days prior to delivery of such termination notice, written notice of the Seller Entities’ intention to terminate this Agreement, unless the condition which is not satisfied arises out of Buyer’s failure or inability to deliver the Purchase Price hereunder, in which case no prior notice shall be required;

               (f) by either the Seller Entities or Buyer, pursuant to written notice to the other party or parties, if it has become reasonably and objectively certain that any of the conditions set forth in Section 10.3 of this Agreement will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, that the party so providing such notice shall have previously provided to the other party or parties at least thirty (30) days prior to delivery of such termination notice, written notice of such party’s or parties’ intention to terminate this Agreement;
               (g) by Buyer (provided the terminating party is not otherwise in material default or material breach of this Agreement), pursuant to written notice by Buyer to Seller Entities, if Buyer elects to pay the Termination Fee pursuant to Section 11.2(b); or
               (h) by the Seller Entities, on or after April 30, 2009, if the Closing has not occurred within three (3) business days after the satisfaction or waiver of the conditions set forth in Sections 10.1, 10.2 or 10.3 (other than (i) the conditions set forth in Section 10.2(h) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be capable of being satisfied if the Closing Date were the date of such termination) due to the failure of the condition set forth in Section 10.2(h) to be satisfied for any reason whatsoever.
          11.2 Notice and Effect of Termination.
               (a) In the event of the termination of this Agreement as provided in Sections 11.1(a) through 11.1(h), written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made.
               (b) If this Agreement is terminated by Buyer pursuant to Section 11.1(g) or by the Seller Entities pursuant to Section 11.1(c) or 11.1(e) (in each case solely if Buyer fails to deliver the portion of the Initial Payment when due at Closing) or Section 11.1(h), or if this Agreement is terminated by Buyer for any reason other than as set forth in Section 11.1 above, then subject to Section 12.1, Buyer shall pay to the Seller Entities 15% of the Purchase Price, as determined by reference to the Final Purchase Price Statements (the “Termination Fee”), in cash as liquidated damages in accordance with this Section 11.2. Notwithstanding anything to the contrary herein, the Termination Fee, which shall represent liquidated damages, shall be the sole remedy of the Seller Entities in law or in equity with respect to Buyer’s performance or failure to perform under, or breach of, this Agreement in the event Buyer terminates this Agreement pursuant to Section 11.1(g) or the Seller Entities terminate this Agreement pursuant to Section 11.1(c), 11.1(e) or 11.1(h) hereunder due to Buyer’s failure to deliver the portion of the Initial Payment when due at Closing. Notwithstanding anything to the contrary herein, the parties agree that the Termination Fee shall be payable based on the Purchase Price as and at the time calculated pursuant to Section 3.1, but shall be subject to adjustment when the Final Purchase Price Statements have been audited and such financial statements and the audit report with respect thereto has been delivered to Buyer as if the Purchase Price Financial Statements had been audited and delivered in accordance with Section 3.3(a) hereof.

               (c) If this Agreement is terminated pursuant to Section 11.1(a), 11.1(b), 11.1(c) (except as described in Section 11.2(b)), 11.1(e) (except as described in Section 11.2(b)) or 11.1(f), or by Buyer pursuant to Section 11.1(d), no Termination Fee shall be due and payable.
               (d) If (i) this Agreement is terminated by the Seller Entities for any reason other than as set forth in Section 11.1 above or (ii) the Seller Entities elect not to sell the Business to Buyer for any reason other than the failure of Buyer to comply with its material covenants in this Agreement (except to the extent such non-compliance does not (x) restrict Buyer’s ability to pay the Purchase Price or (y) impact the fulfillment of the conditions to the Seller Entities’ obligation to close on the sale of the Business), then, at Buyer’s election, the parties agree to arbitration pursuant to Section 14.13. If the arbitrator determines that the Seller Entities and/or Parent have breached their respective obligations under this Agreement to sell the Business, then Buyer shall purchase the Business at a price equal to eighty-five percent (85%) of the Purchase Price notwithstanding anything herein to the contrary.
               (e) Buyer and the Seller Entities acknowledge that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement; accordingly, if (i) Buyer fails promptly to pay the amount due pursuant to Section 11.2 to the Seller Entities or (ii) the Seller Entities terminate this Agreement or elect not to sell the Business to Buyer as provided in Section 11.2(d), and, in order to obtain such payment from Buyer or enforce the Seller Entities’ obligation to sell the Business, the Seller Entities or Buyer, respectively, commence an action in which the party commencing such action prevails against the other party with respect to Buyer’s obligation to pay amounts due under this Section 11.2 or the Seller Entities’ obligation to sell the Business to Buyer, as applicable, the prevailing party shall be entitled to recover from the other party its costs and expenses (including attorneys’ fees and expenses) in connection with such action, together with interest on the amount due under this Section 11.2 from the date such payment was required to be made until the date of payment at ten percent (10%) per annum (provided that in the case of the Seller Entities’ failure to perform, no such interest shall accrue on the eighty-five percent (85%) of the Purchase Price payable under Section 11.2(d) hereof). The parties agree that the dispute resolution procedures set forth in Section 14.13 below shall not be the exclusive dispute resolution proceedings with respect to any action brought by the Seller Entities to recover the Termination Fee or by Buyer to enforce the Seller Entities’ obligation to sell the Business hereunder.
               (f) In the event of a termination of this Agreement, the parties hereto shall take, and shall cause their Affiliates to take, such actions as are necessary to terminate the PRC Acquisition Agreements.
          11.3 Effect on Obligations.
               (a) All obligations of the parties hereunder shall cease upon any termination pursuant to Section 11.1, provided, however, that:
                    (i) the provisions of this Section 11 (Termination Prior to Closing), Section 6.6 (Confidentiality), Section 9.4 (Confidentiality) and Section 14

(Miscellaneous), including Section 14.13 (Dispute Resolution), hereof shall survive any termination of this Agreement;
                    (ii) nothing herein shall relieve any party from any liability for (A) any intentional material breach of a representation or warranty contained herein (except for any representations and warranties that are qualified by their terms as to materiality, which such representations and warranties so qualified shall be true in all respects), (B) any intentional failure to perform and satisfy in all material respects all of the agreements and covenants to be performed hereunder and under the agreements, documents and instruments contemplated hereby at or prior to the Closing, (C) any liability under Section 11.2 and (D) any intentional failure to perform and satisfy any other conditions to the Closing contained in this Agreement; and
                    (iii) any party may proceed as further set forth in Section 11.4 below.
               (b) Notwithstanding the foregoing, if Buyer pursues its remedy pursuant to Section 11.2(d), the ability to purchase the Business at a price equal to eighty five percent (85%) of the Purchase Price shall represent liquidated damages and shall be the sole remedy of the Buyer in law or in equity with respect to the Seller Entities’ performance or failure to perform under this Agreement.
          11.4 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 10.1 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 10.2 hereof have not been satisfied, the Seller Entities shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.
Section 12. CHANGE IN CONTROL.
          12.1 Change of Control. If, prior to the Closing or the termination of this Agreement in accordance with its terms, Inverness Medical Innovations, Inc. undergoes a merger or consolidation in which the shares of capital stock of Inverness Medical Innovations, Inc. outstanding immediately prior to the date hereof no longer represent at least a majority, by voting power, of the capital stock of the surviving or resulting corporation (a “Change of Control”) then in the event a Termination Fee is due and payable under Section 11.2(b) of this Agreement the amounts payable by such surviving or resulting corporation shall equal two (2) times the Termination Fee that would otherwise have been payable.
          12.2 Payment Subsequent to Change of Control. If, after a Change of Control, either Inverness Medical Innovations, Inc. or its successor elects to consummate the transactions contemplated hereunder, the Purchase Price payable hereunder shall be paid in cash.
     Section 13. INDEMNIFICATION.
          13.1 Indemnification by the Seller Entities. Each Seller Entity and its successors and permitted assigns will subsequent to the Closing jointly and severally indemnify and hold harmless Buyer, its subsidiaries and their respective officers, directors, employees, agents, consultants, representatives, successors, transferors and assignees (individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, Taxes, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against (collectively “Losses” and individually a “Loss”) any Buyer Indemnified Party arising out of, based upon or in connection with the following; provided, however, that Losses arising out of any breach of the Seller Entities’ representations, warranties and covenants shall not include losses in the nature of incidental or consequential damages, lost profits (except to the extent that such profits are profits of the Business as it existed as of the Closing and such profits were lost as a direct result of such breach), diminution in value, damage to reputation or goodwill or other items of a speculative nature (the “Consequential Damages”):
               (a) fraud or an intentional misrepresentation by any Seller Entity of any of their representations or warranties in this Agreement, any PRC Acquisition Agreement, any Ancillary Agreement or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement, including without limitation such certificate delivered pursuant to Section 2.8(b) of this Agreement;
               (b) any breach of any representation or warranty made by any Seller Entity in this Agreement, in a certificate delivered under Section 2.8(b) or Section 10.1(e), in any PRC Acquisition Agreement or in any certificate delivered thereunder;
               (c) any breach of any covenant or agreement made by any Seller Entity in this Agreement or in any PRC Acquisition Agreement;
               (d) any of the Excluded Liabilities;
               (e) the ownership or operation of the Business prior to the Closing;
               (f) other than as set forth in Section 2.3(a), any claims or obligations (including without limitation, claims for personal injury, death or property damage) relating to, directly resulting from or in connection with the Products that are sold by a Seller Entity or an Affiliate thereof prior to the Closing; and
               (g) notwithstanding whether there is a breach of any of the representations and warranties set forth in Section 4 hereof (including without limitation, Section 4.8), except as provided by Section 2.6 hereof, any liability for (i) Taxes (or the nonpayment thereof) of the Seller Entities; and (ii) all Taxes of any person (other than the Seller Entities) imposed on any Buyer Indemnified Party as a transferee or successor, by contract, pursuant to any Law or otherwise which relate to an event or transaction occurring before the Closing.
     Losses described in or arising under clauses (a) through (g) of this Section 13.1 are collectively referred to as “Buyer Indemnifiable Losses.”

          13.2 Limitations on Indemnification.
               (a) Maximum Indemnification. Subject to the exceptions set forth in subsection (e)(i) of this Section 13.2, the obligation of the Seller Entities to indemnify Buyer Indemnified Parties in respect of any Buyer Indemnifiable Losses described in or arising under Sections 13.1(b)and 13.1(c) (“Representation, Warranty and Covenant Losses”) shall be limited, in the aggregate, to an amount equal to fifteen percent (15%) of the Purchase Price (the “Representation, Warranty and Covenant Cap”).
               (b) Basket. Subject to the exceptions set forth in subsection (e)(i) of this Section 13.2, no indemnification shall be payable with respect to Representation, Warranty and Covenant Losses except to the extent the cumulative amount of all Representation, Warranty and Covenant Losses under Section 13.1(b) exceeds eight hundred thousand dollars ($800,000) in the aggregate (the “Basket”), whereupon the total amount of such Representation, Warranty and Covenant Losses in excess thereof shall be recoverable in accordance with the terms hereof.
               (c) Inconsequential Damages. The Seller Entities shall not be liable hereunder for individual Representation, Warranty and Covenant Losses that are less than ten thousand dollars ($10,000) and any such Representation, Warranty and Covenant Losses shall not be considered for purposes of determining the Basket; provided, that if individual Representation, Warranty and Covenant Losses arise out of the same or substantially similar facts or circumstances or are part of a series of individual claims then all such individual claims shall be aggregated for purposes of determining whether such Representation, Warranty and Covenant Losses exceed the ten thousand dollars ($10,000) threshold provided in this Section 13.2(c).
               (d) Time Limitation. No indemnification shall be payable to a Buyer Indemnified Party with respect to any claim relating to Representation, Warranty and Covenant Losses asserted after the date that is eighteen (18) months after the Closing Date or the applicable Subsequent Payment Date, as the case may be, to the extent that such Representation, Warranty and Covenant Losses arise out of, relate to or result from representations and warranties made at the Closing or any such Subsequent Payment Date, as the case may be (in each case, the “Indemnification Cut-Off Date”) except for Losses described in or arising under Section 13.1(b) involving a breach by the Seller Entity of any of the SOL Representations (as defined in Section 13.6); provided that any claim for indemnification as to which notice has been given prior to the Indemnification Cut-Off Date shall survive such expiration until final resolution of such claim.
               (e) No Limitation on Certain Claims. Notwithstanding anything herein to the contrary, (i) Buyer Indemnified Parties shall be entitled to dollar-for-dollar indemnification from the first dollar and shall not be subject to the Basket, or the Representation, Warranty and Covenant Cap, or any limitation (other than as provided by law) as to time in seeking indemnification with respect to Losses described in or arising under Sections 13.1(a), (d), (e), (f), or (g), and (ii) Buyer Indemnified Parties shall be entitled to indemnification and shall not be subject to any limitation (other than as provided by law) as to time in seeking indemnification with respect to Losses described in or arising under Section 13.1(c).

     In the event that any Buyer Indemnified Party sustains, incurs or is finally determined to have sustained or incurred any Loss for which it is entitled to indemnification under this Section 13, in addition to all other rights or remedies that Buyer may have, such Buyer Indemnified Party shall be entitled to claim against any payment due to any Buyer Indemnified Party in accordance with the terms of Section 13.7.
          13.3 Indemnification by Buyer. Buyer and its successors and permitted assigns agree subsequent to the Closing to indemnify and hold harmless the Seller Entities (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against and in respect of all Losses arising out of, based upon or in connection with:
               (a) fraud or an intentional misrepresentation by Buyer of any of its representations, or warranties in this Agreement, any PRC Acquisition Agreement, any Ancillary Agreement or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement;
               (b) any breach of any representation or warranty made by Buyer in this Agreement or in a certificate delivered under Section 10.2(a), in any PRC Acquisition Agreement or in any certificate delivered thereunder;
               (c) any breach of any covenant or agreement made by Buyer in this Agreement or in any PRC Acquisition Agreement;
               (d) any of the Assumed Liabilities whether or not existing or arising from circumstances existing or events occurring prior to or after the Closing Date (except as expressly set forth in Section 1.2);
               (e) the ownership or operation of the Business after the Closing; and
               (f) any claims or obligations (including without limitation, claims for personal injury, death or property damage) relating to, directly resulting from or in connection with the Products that are sold by Buyer or an Affiliate thereof after the Closing.
     Losses described in or arising under clauses (a) through (f) of this Section 13.3 are collectively referred to as “Seller Indemnifiable Losses.”
          13.4 Time Limitations on Indemnification by Buyer. No indemnification shall be payable to a Seller Indemnified Party with respect to any claim asserted after the Indemnification Cut-Off Date which relates to the Seller Indemnifiable Losses described in or arising under Section 13.3(b) except for Seller Indemnifiable Losses arising out of any SOL Representations; provided that any claim for indemnification as to which specific notice has been given prior to the Indemnification Cut-Off Date shall survive such expiration until final resolution of such claim. The Seller Indemnified Parties shall be entitled to indemnification and shall not be subject to any limitations (other than as provided by law) as to time in seeking indemnification with respect to losses described in or arising under Sections 13.3(a), 13.3(c), 13.3(d), 13.3(e) and 13.3(f).

          13.5 Notice; Defense of Claims.
               (a) Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing (a “Claim Notice”) to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except (i) to the extent that the indemnifying party shall have been materially prejudiced as a result of the failure or delay in giving such Claim Notice and (ii) that no indemnification will be payable to an indemnified party with respect to any claim for which the Claim Notice is given after expiration of the period for which such claim may be made pursuant to Section 13.2(d)or Section 13.4 (as the case may be) of this Agreement. Such Claim Notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.
               (b) Third Party Claims. With respect to third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party gives written notice (the “Defense Notice”) to the indemnified party stating that (i) it may be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.
     The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all identifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefore will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party.
     If no Defense Notice is given by the indemnifying party, or if diligent good faith defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.
               (c) Non-Third Party Claims. With respect to non-third party claims, if within thirty (30) days after receiving the Claim Notice the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the Claim Notice. If the indemnifying party provides written notice to the indemnified party within such thirty (30) day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice. If the parties cannot reach agreement within such 30 day period, the matter shall be submitted to the International Centre for Dispute Resolution for arbitration pursuant to Section 14.13.
          13.6 Survival of Representations, Warranties and Covenants. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to any other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing until the Indemnification Cut-Off Date, except for the representations and warranties made in Sections 4.3(a) (first sentence), 4.3(c), 4.6 and 4.18, in the case of the Seller Entities, and Section 8.6 with respect to the Buyer which shall survive until the expiration of the applicable statute of limitations, if any (collectively, the “SOL Representations”). The expiration of any representation or warranty shall not affect any claim made prior to the date of such expiration. All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement (as modified by the Schedules and referenced therein).
          13.7 Set-Off. In the event Buyer has made a claim under this Section 13 against any Seller Entity or any other party thereto, and such claim has not yet been resolved as of the date of any payment due from Buyer to a Seller Entity hereunder, Buyer may deposit in an escrow account with a third party commercial bank reasonably acceptable to a Seller Entity and pursuant to an escrow agreement containing customary terms consistent with this Section 13.7, an amount equal to the lesser of the aggregate amount claimed in good faith by Buyer or the amount otherwise payable by Buyer as of such date to be held in escrow until such claim is resolved in accordance with the terms hereof with disbursements thereafter of such amounts to such parties in accordance with the resolution of such claim. If any Seller Entity or any Affiliate thereof fails to make any payment with respect to any indemnification claim in accordance with this Section 13 when such indemnification claim has been fully resolved pursuant to the terms of this Section 13.7, Buyer may, in addition to any other rights hereunder, upon seven (7) days notice to the Seller Entities, set-off the amount of such claim against any amounts payable by Buyer to the Seller Entities under this Agreement, (including, without limitation, payments to be made pursuant to Section 3 hereof). Notwithstanding anything in this Section 13.7 to the contrary, (a) the Buyer and each Seller Entity agree that any claim for indemnification by Buyer shall be charged first against any amounts being held in escrow pursuant to this Section 13.7 and if such amounts are not sufficient to satisfy the entire amounts payable to Buyer then the amounts shall be charged to amounts owing to the Seller Entities under Section 3 in the order of the installments owing thereunder, and (b) Buyer’s right to set-off under this Section 13.7 shall not apply to any payments due under Section 3.1(a) and Buyer hereby waives any express or implied right to set-off, offset or similar right in law or in equity with respect to such payments. For purposes of clarity, any withholding or offset by Buyer of payments due the Seller Entities under Section 3.1(a) shall constitute a material breach of this Agreement. The foregoing shall not apply to any adjustments or other matters contemplated by Section 3 or the Letter Agreement.
          13.8 Subrogation. To the extent that either party hereto (the “Indemnitor”) makes or is required to make any indemnification payment to the other party hereto (the “Indemnified Party”), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights or indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party and the names of the Indemnified Party’s Affiliates in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.
          13.9 Exclusivity. The right of each party hereunder to assert indemnification claims and receive indemnification payments pursuant to this Section 13 shall be such party’s exclusive right and remedy after the Closing for monetary damages exercisable by such party with respect to any breach by any of the other parties hereto of any representation, warranty or covenant, except for Buyer’s obligation to deliver any portion of the Purchase Price under Section 3, and, Seller Entities’ obligation to pay amounts under Section 3.3(a) and 3.3(b) or Section 6.7(d) and 6.7(j) hereof. The parties shall be entitled to seek equitable relief with respect to any breach by any of the other parties hereto of any covenants.
          13.10 Calculation of Losses. For purposes of computing the amount of Losses incurred by any person, there shall be deducted (a) an amount equal to the amount of Taxes of such person that are actually reduced directly as a result of such Losses, and (b) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such person or any of such person’s Affiliates in connection with such Losses or the circumstances giving rise thereto. If subsequent to an indemnification payment any person or any of such person’s Affiliates receives any insurance proceeds, indemnification payments, contribution payments or reimbursements that would have otherwise reduced the amount of the Loss, then such party shall promptly deliver such amounts to the Indemnitor for such original payment.

     Section 14. MISCELLANEOUS.
          14.1 Law Governing. This Agreement shall be construed under and governed by the internal Laws of the State of Delaware without regard to its conflict of laws provisions.
          14.2 Maximum Rate. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by any Seller Entity in connection with this Agreement under applicable law (the “Maximum Rate”), the Person shall not be obligated to pay, and such recipient shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.
          14.3 Bulk Sales Waiver. Buyer hereby waives compliance by the Seller Entities within any applicable bulk sales legal requirements in connection with the transactions contemplated hereby.
          14.4 Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (ii) if sent by an internationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (iii) if sent by registered or certified mail, upon the sooner of receipt or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. Notice to any Seller Entity (if given in accordance with this Section 14.4) shall be deemed notice to all Seller Entities. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:
If to Buyer:
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, MA 02453
Attn: General Counsel
Facsimile Number (781) 647-3939
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attn: Scott F. Duggan
Facsimile Number (617) 523-1231
If to the Seller Entities or the Management Team:

Acon Laboratories, Inc.
4108 Sorrento Valley Boulevard
San Diego, CA 92121
Attn: President
Facsimile Number: (858) 535-2039
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
Attn: Steven G. Rowles
Facsimile Number: (858) 523-2810
Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.
          14.5 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein, the Ancillary Agreements and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings with respect to such subject matter, including, without limitation, the Second Territory Letter Agreement. Notwithstanding the foregoing, this Agreement, the Ancillary Agreements and such other writings shall not supersede the Letter Agreement or any other agreements, including without limitation those agreements listed on Schedule 14.5 hereto. The parties agree that in the event of any conflict between the terms and conditions of this Agreement and any PRC Acquisition Agreement, the terms and conditions of this Agreement shall govern and prevail.
          14.6 Assignability. This Agreement and the other Transaction Documents shall be assignable (a) in whole or in part, by Buyer to any Affiliate of Buyer, or (b) to any third party as of the Closing and subject to the payment of the amounts due under Section 3.1(a) hereof to the Seller Entities, provided that Buyer receives the consent of the Seller Entities, which shall not be unreasonably withheld or delayed, and provided further no such assignment shall relieve Buyer of any liabilities or obligations under this Agreement or any such assigned Transaction Documents or materially increase the expense or burden of the performance of the Seller Entities under this Agreement or any such assigned Transaction Documents. Any such assignees shall become a party hereto by execution of a Joinder Agreement in the form attached hereto. As contemplated by Section 2.8 hereof, in the event an assignment of certain of Buyer’s rights hereunder is reasonably necessary in order to receive the consent of any Governmental Authority to the transactions contemplated hereby in a jurisdiction listed on Schedule 8.2 hereto, the Buyer may, but shall not be obligated to, so assign as and to the extent reasonably necessary to receive such consent and the parties hereto shall use commercially reasonable efforts to effect such assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated by the Seller Entities without the prior written consent of Buyer in its sole discretion; provided, however, that the Seller Entities may freely assign or pledge their rights to payment hereunder to an Affiliate of the Seller Entities if (a) any such assignment or pledge of the right to receive payments hereunder, including the right to receive the shares of Common Stock issuable hereunder, complies with all applicable Laws, including all applicable foreign, federal and state securities Laws; (b) any such assignment or pledge of the right to receive payments hereunder, including the right to receive the shares of Common Stock issuable hereunder, can be made without registration under applicable foreign, federal or state securities laws; (c) any such assignment or pledge of the right to receive payments hereunder, including the right to receive the shares of Common Stock issuable hereunder, does not require any filing with any Governmental Agency pursuant to the HSR Act or any similar Law; (d) upon any such assignment or pledge of the right to receive payments hereunder, including the right to receive the shares of Common Stock issuable hereunder, such party becomes a party to the Amended and Restated Investor Rights Agreement; and (e) such party becomes a party hereto by execution of a Joinder Agreement in the form attached hereto to the extent of the consideration so assigned, pledged or issued to such party. This Agreement and the obligations of the parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others. Notwithstanding anything herein to the contrary, Buyer, without the prior consent of the Seller Entities, may assign this Agreement and its rights and benefits hereunder and may delegate its duties hereunder to lenders providing financing to the Buyer and/or any of its Affiliates.
          14.7 Publicity and Disclosures. None of the Seller Entities, Buyer or any of their respective subsidiaries or Affiliates shall issue or cause the publication of any press release or other announcement or disclosure (including, without limitation, any filing or Form 8-K or any such announcement or disclosure to employees or customers of the Seller Entities) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, in the case of a desired press release or announcement by the Seller Entities, or of the Seller Entities in the case of a desired press release or announcement by Buyer, in any such case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Seller Entities and Buyer or an Affiliate may release such disclosures as are required by any applicable Law or regulation, including pursuant to applicable requirements of the securities laws or any stock exchange (including the American Stock Exchange) or self-regulatory organization or any listing agreement with the foregoing, in each case so long as written notice is given to the Seller Entities at least twenty-four (24) hours prior to any such disclosure. Solely for purposes of this Section 14.7, consent of ACON Labs shall represent consent of the Seller Entities.
          14.8 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.
          14.9 Monetary Amounts. All references to monetary amounts, unless otherwise specified to the contrary, are expressed in United States dollars. For purposes of Section 1.4(b) and the representations, warranties and covenants set forth in Section 4 and Section 6 of this Agreement, the rate of exchange applicable to amounts expressed in United States dollars shall be that number of RMB per one United States dollar ($1.00), determined by reference to the average of the buy and sell rate of The People’s Bank of China rates of exchange in effect as of the close of business (Beijing time) on the business day preceding the date hereof (which is normally published at the following website: www.pbc.gov.cn/huobizhengce/huobizhengcegongju/huilvzhengce/renminbihuilvjiaoyishoupanjia.asp). For purposes of calculating any amounts payable under Section 3.1 (including the amounts that are deducted from the Initial Payment as a result of payments under the PRC Acquisition Agreements), the rate of exchange applicable to amounts expressed in United States dollars shall that number of RMB per one United States dollar ($1.00), determined by reference to the average of the buy and sell rate of The People’s Bank of China rates of exchange in effect as of the close of business (Beijing time) on the business day preceding the Closing Date (which is normally published at the following website: www.pbc.gov.cn/huobizhengce/huobizhengcegongju/huilvzhengce/renminbihuilvjiaoyishoupanjia.asp).
          14.10 Certain Definitions. For purposes of this Agreement, the term:
               (a) “Affiliate” (whether or not such word has an initial capital) of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;
               (b) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of equity interests, as trustee or executor, by contract or credit arrangement or otherwise and, in any event and without limitation of the foregoing and solely for purposes of the Transaction Documents, any person owning fifty percent (50%) or more of the Voting Stock of a second person shall be deemed to control that second Person;
               (c) “Person” (whether or not such word has an initial capital) means an individual, corporation, partnership, association, limited liability company, trust or any unincorporated organization;
               (d) “Subsidiary” means any Affiliate of a person that is controlled by such person; and
               (e) “Voting Stock” means, with respect to any entity, securities or membership interests ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors or persons performing similar functions with respect to such entity.
          14.11 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.
          14.12 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto, or, in the case of a waiver, the party waiving compliance. For purposes of the foregoing, the consent or waiver of any provision by any Seller Entity shall be deemed consent by all Seller Entities. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
          14.13 Dispute Resolution. If a dispute arises out of, relates to, or is connected with this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation in accordance with the International Mediation Rules of the International Centre for Dispute Resolution (“ICDR”) before resorting to arbitration, litigation, or other dispute resolution procedure. The mediation will be held in Chicago, Illinois. The mediation will be conducted by a single mediator. The mediation will take place within thirty (30) calendar days of the appointment of a mediator. Within five (5) calendar days of the submission of a written demand for mediation by either party, the parties will exchange lists of three (3) proposed mediators. The parties will have five (5) calendar days to make any good faith objection to any of the proposed mediators. The resulting list of proposed mediators will be submitted to the ICDR and, within five (5) business days, the ICDR will appoint one of the proposed mediators. Upon the lapse of the thirty (30) days or if such dispute arises out of Buyer’s failure to timely pay the Termination Fee to the Seller Entities as required in Section 11.2(b), either party may require that the parties proceed with the arbitration, in lieu of mediation.
     Except with respect to injunctive relief, which may be sought in a court of competent jurisdiction, as more specifically set forth below, and except as otherwise expressly provided for in Section 11.2 and in Sections 4.4 and 4.5 with respect to financial and accounting disputes, all disputes, claims, or controversies arising out of or relating to, or in connection with this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the ICDR or its successor. The arbitration shall be held in Chicago, Illinois before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by the ICDR unless specifically modified herein. Within five (5) business days of the submission of a written demand for arbitration, each party may submit the names of three (3) proposed arbitrators to the ICDR. Within five (5) business days of receiving the names of each party’s proposed arbitrators, the ICDR shall send simultaneously to each party to the dispute an identical list of ten (10) names of persons to be chosen as an arbitrator for the dispute. This list shall include the six (6) arbitrator names provided by the parties, and four (4) names chosen by the ICDR. Each party shall have five (5) business days from the transmittal date in which to strike up to four (4) names objected to, number the remaining names in order of preference, and return the list to the ICDR. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference to the extent possible, the ICDR will appoint one of the proposed arbitrators within five (5) business days of receipt of the ranked list from the parties. The arbitrator shall apply the substantive laws of the State of Delaware without regard to conflicts of laws principles. The interpretation and enforcement of this Section, and any order or award entered hereunder, shall be governed by the Federal Arbitration Act, without reference to the Delaware Uniform Arbitration Act.

     The parties covenant and agree that the arbitration hearing shall commence within six (6) months of the date on which the arbitrator is appointed. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than fifteen (15) days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration, considered by the arbitrator, or used by a party’s witness, or used or considered by any expert. The arbitrator’s decision and award shall be made and delivered within eight (8) months of the date on which the arbitrator is appointed. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages. The arbitrator, however, is authorized to award declaratory relief, regardless of whether the request for declaratory relief involves an actual use or controversy. The arbitrator shall, upon a finding that it is impracticable to meet one or more of the deadlines set forth in this Section consistent with his or her primary obligation justly to determine the controversy before him or her in a timely and reasonable manner, have discretion to alter such deadlines.
     The parties covenant and agree that they will participate in the arbitration in good faith, that they will share equally the fees and expenses of the International Centre for Dispute Resolution and that they will each bear their own attorneys’ fees and expenses, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable attorneys’ fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 14.13 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.
     The parties submit to the non-exclusive jurisdiction of any state or federal court located in the State of Illinois, the United States of America, for the resolution of any dispute or enforcement of any right arising out of or relating to this Agreement, including enforcement of this agreement to arbitrate and confirmation or enforcement of any award rendered by the arbitrator, and the parties waive any objection to the venue, personal jurisdiction, or convenience as a forum of these courts for such purpose. The decision of the arbitrator shall be final and binding on the parties and enforceable in accordance with the New York Convention on the Recognition and Enforcement of Arbitral Awards.
     Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other parties hereto.
          14.14 Fees and Expenses. Except as otherwise expressly provided herein to the contrary, each of parties hereto will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith. No expenses of the Seller Entities, relating in any way to the purchase and sale of the Business or the Transferred Assets hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses, shall in any way be charged to or paid by Buyer, or accrued by or reflected in any account of the Seller Entities as of the Closing being assumed by Buyer as an Assumed Liability.
          14.15 Equitable Relief. The Seller Entities acknowledge and agree that the Business is unique and that the damages that may result from the Seller Entities’ failure to consummate the transactions contemplated by this Agreement and that damages at law would be inadequate for such failure or breach. Accordingly, the Seller Entities acknowledge that Buyer will be entitled to specific performance, an injunction or other appropriate equitable relief in connection with any such failure or breach. The Seller Entities further acknowledge and agree that this Section 14.15 shall not, and shall not be deemed to, limit in any way any other rights or remedies which Buyer may have at law or otherwise due to such failure or breach.
          14.16 Further Assurances. The Seller Entities shall, and shall cause each of their Affiliates, from time to time after the Closing, at the request of the Buyer and without further consideration, execute and deliver further instruments or documents to take such other action as the Buyer may reasonably require to more effectively transfer and assign to the Buyer the Business and the Transferred Assets purchased hereunder and all rights thereto, and to fully implement the provisions of this Agreement and otherwise facilitate the consummation of the transactions contemplated by this Agreement.
          14.17 Second Territory Letter Agreement. The parties hereto agree that the Second Territory Letter Agreement is of no further force or effect as of the date of this Agreement and that such parties shall have no rights, claims or obligations thereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

BUYER:

INVERNESS MEDICAL INNOVATIONS, INC.

By: Name:	/s/ Michael K. Bresson Michael K. Bresson
Title:	Vice President, Mergers & Acquisitions
(signatures continued)
[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

SELLER ENTITIES: ACON LABORATORIES, INC.
By:	/s/ Jixun Lin
	Name:	Jixun Lin
	Title:	Director

ACON LABORATORIES, INC.
By:	/s/ Feng Lin
	Name:	Feng Lin
	Title:	Director

AZURE INSTITUTE, INC.
By:	/s/ Jixun Lin
	Name:	Jixun Lin
	Title:	Director

AZURE INSTITUTE, INC.
By:	/s/ Feng Lin
	Name:	Feng Lin
	Title:	Director

OAKVILLE HONG KONG CO., LTD.
By:	/s/ Jixun Lin
Name:	Jixun Lin
Title:	Director

OAKVILLE HONG KONG CO., LTD.
By:	/s/ Feng Lin
Name:	Feng Lin
Title:	Director

ACON BIOTECH (HANGZHOU) CO., LTD.
By:	/s/ Jixun Lin
	Name:	Jixun Lin
	Title:	Director

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

ACON BIOTECH (HANGZHOU) CO., LTD.
By:	/s/ Feng Lin
	Name:	Feng Lin
	Title:	Director

PARENT: KARSSON OVERSEAS, LTD.
By:	/s/ Jixun Lin
	Name:	Jixun Lin
	Title:	Director

KARSSON OVERSEAS, LTD.
By:	/s/ Feng Lin
	Name:	Feng Lin
	Title:	Director

[SIGNATURE PAGE TO ACQUISITION AGREEMENT]

JOINDER AGREEMENT1
The undersigned each hereby agrees to be bound by the terms of, and hereby become a party to, the Acquisition Agreement, dated as of March 16, 2009 by and among the Buyer and the Seller Entities solely for the purpose and to the extent necessary to guarantee the Seller Entities’ indemnification obligations set forth in Section 13 of the Acquisition Agreement such that the Buyer shall be able to recover from either of the undersigned any amounts it is entitled to under Section 13. The liability of the undersigned under such guarantee shall be limited to the amount of cash and Common Stock (valued at the Reference Price) distributed to the undersigned by any of the Seller Entities.
IN WITNESS WHEREOF, this JOINDER AGREEMENT has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

Signature:
/s/ Jixun Lin

Address:
4108 Sorrento Valley Blvd
San Diego, CA 92121 USA

Signature:
/s/ Feng Lin

Address:
Unit 6501-02 The Center
99Queen’s Road Central, Hong Kong

Accepted:

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ Ellen V. Chiniara
	Name:	Ellen V. Chiniara
	Title:	Assistant Secretary & General Counsel